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                  SECOND AMENDED AND RESTATED
                        CREDIT AGREEMENT

                          $130,000,000

                             among

             WICKES LUMBER COMPANY (the "Borrower")

                          as Borrower,

               EACH OF THE FINANCIAL INSTITUTIONS
                 INITIALLY A SIGNATORY HERETO,
                 TOGETHER WITH THOSE ASSIGNEES
         PURSUANT TO SECTION 11.6 HEREOF, ("Lenders"),
                          as Lenders,

           BT COMMERCIAL CORPORATION, (the "Agent") as Collateral and Administrative Agent,

    NATIONSBANK OF GEORGIA, N.A. (the "Syndication Agent"),
                     as Syndication Agent,

                              and

                    BANKERS TRUST COMPANY,
                        as Issuing Bank



                   Dated as of April 11, 1997







                       TABLE OF CONTENTS
ATTENTION OPERATOR: IN THIS TABLE ONLY, PLEASE SEARCH AND REPLACE DOUBLE HARD SPACES WITH A SINGLE INDENT; REPLACE DOUBLE TABS WITH NOTHING; REPLACE MARGIN RELEASE WITH NOTHING; AND REPLACE BLOCK INDENT WITH NOTHING. THAT WAY THE TABLE WILL LINE UP PROPERLY. THANKS.

                                                                Page


ARTICLE 1.  Definitions                                           2
              1.1  General Definitions                            2
              1.2  Accounting Terms and Determinations           25
              1.3  Other Defined Terms                           26
              1.4  Interrelationship with 1996 Credit Agreement  26

ARTICLE 2. Revolving Loans                                       27
              2.1  Commitments                                   27
              2.2  Borrowing of Revolving Loans                  27
              2.3  Settlement of Lender Advances and Repayments  30
              2.4  Periodic Settlement of Agent Advances and
                   Repayments                                    30
              2.5  Defaulting Lenders                            31
              2.6  Mandatory Payment; Mandatory Reduction of
                   Commitments                                   32
              2.7  Maintenance of Loan Account; Statements of
                   Account                                       32
              2.8  Payment Procedures                            33
              2.9  Collection of Accounts                        33
              2.10 Application of Payments                       34

ARTICLE 3. Letters of Credit                                     34
              3.1  Issuance of Letters of Credit                 34
              3.2  Terms of Letters of Credit                    35
              3.3  Lenders' Participation                        35
              3.4  Notice of Issuance.                           36
              3.5  Payment of Amounts Drawn Under Letters
                   of Credit                                     36
              3.6  Payment by Lenders                            37
              3.7  Nature of Issuing Bank's Duties               37
              3.8  Obligations Absolute                          38

ARTICLE 4. Interest, Fees and Expenses                           39
              4.1  Interest on Prime Rate Loans                  39
              4.2  Interest on Eurodollar Rate Loans             40
              4.3  Interest After Event of Default               41
              4.4  Reimbursement of Expenses                     41
              4.5  Unused Line Fee                               41
              4.6  Letter of Credit Fees                         42
              4.7  Early Termination Fee                         43
              4.8  Special Provisions Relating
                   to Eurodollar Rate Loans                      43
              4.9  Indemnification in Certain Events             46
              4.10 Net Payments                                  47
              4.11 Affected Lenders                              48
              4.12 Sharing of Payments                           49
              4.13 Calculations                                  50

ARTICLE 5. Conditions Precedent                                  50
              5.1  Conditions Precedent to Effectiveness         50
              5.2  Conditions Precedent to Effectiveness
                   and to Each Revolving Loan and Letter
                   of Credit                                     52

ARTICLE 6. Representations and Warranties                        52
              6.1  Organization and Qualification                52
              6.2  Authority                                     53
              6.3  Enforceability                                53
              6.4  No Conflict                                   53
              6.5  Consents and Filings                          53
              6.6  Financial Data                                53
              6.7  Subsidiaries                                  53
              6.8  No Judgments or Litigation                    54
              6.9  No Defaults                                   54
              6.10 Labor Matters                                 54
              6.11 Compliance with Law                           55
              6.12 ERISA                                         55
              6.13 Compliance with Environmental Laws            56
              6.14 Intellectual Property                         56
              6.15 Licenses and Permits                          56
              6.16 Title to Property                             57
              6.17 Investment Company                            57
              6.18 Taxes and Tax Returns                         57
              6.19 Material Contracts                            58
              6.20 Affiliate Transactions                        58
              6.21 Accuracy and Completeness of
                   Information                                   58
              6.22 Recording Taxes                               59
              6.23 Solvency                                      59
              6.24 No Change                                     59

ARTICLE 7. Affirmative Covenants                                 59
              7.1  Financial Reporting                           59
              7.2  Collateral Reporting                          61
              7.3  Notification Requirements                     62
              7.4  Corporate Existence                           65
              7.5  ERISA                                         65
              7.6  Environmental and Other Matters               65
              7.7  Insurance; Casualty Loss                      66
              7.8  Taxes                                         67
              7.9  Compliance With Laws                          67
              7.10 Use of Proceeds                               67
              7.11 Fiscal Year                                   68
              7.12 Intellectual Property                         68
              7.13 Maintenance of Property                       68
              7.14 Books and Records; Inspections                68
              7.15 Further Assurances                            68

ARTICLE 8. Negative Covenants                                    69
              8.1  Fixed Charge Coverage Ratio                   69
              8.2  Consolidated Net Worth                        70
              8.3  [Reserved]                                    70
              8.4  [Reserved]                                    70
              8.5  [Reserved]                                    70
              8.6  Capital Expenditures                          70
              8.7  Additional Indebtedness                       71
              8.8  Liens                                         71
              8.9  Sale of Assets                                73
              8.10 Corporate Changes                             73
              8.11 Guaranties                                    74
              8.12 Restricted Payments                           74
              8.13 Investments                                   74
              8.14 Affiliate Transactions                        75
              8.15 Prohibited Transactions Under ERISA           76
              8.16 Additional Bank Accounts                      76
              8.17 Excess Cash                                   77
              8.18 Material Amendments of Material
                   Contracts                                     77
              8.19 Additional Negative Pledges                   77
              8.20 Additional Subsidiaries; Acquisitions         77
              8.21 Hedging Transactions                          78
              8.22 Activities of Subsidiaries                    78

ARTICLE 9. Events of Default and Remedies                        79
              9.1  Events of Default                             79
              9.2  Acceleration and Cash
                   Collateralization                             80
              9.3  Rescission of Acceleration                    81
              9.4  Remedies                                      81
              9.5  Right of Setoff                               81
              9.6  License for Use of Software and Other
                   Intellectual Property                         82
              9.7  Deficiencies; Remedies Cumulative             82

ARTICLE 10.    The Agent                                         82
             10.1  Appointment of Agent                          82
             10.2  Nature of Duties of Agent                     83
             10.3  Lack of Reliance on Agent                     83
             10.4  Certain Rights of the Agent                   84
             10.5  Reliance by Agent                             84
             10.6  Indemnification of Agent                      84
             10.7  The Agent in its Individual Capacity          84
             10.8  Holders of Notes                              85
             10.9  Successor Agent                               85
             10.10 Collateral Matters                            86
             10.11 Actions with Respect to Defaults              87
             10.12 Delivery of Information                       87
             10.13 Syndication Agent                             88

ARTICLE 11.    Miscellaneous                                     88
             11.1  SUBMISSION TO JURISDICTION; WAIVERS           88
             11.2  JURY TRIAL                                    89
             11.3  GOVERNING LAW                                 89
             11.4  Delays; Partial Exercise of Remedies          89
             11.5  Notices                                       89
             11.6  Assignability                                 89
             11.7  Confidentiality                               92
             11.8  Indemnification                               93
             11.9  Entire Agreement; Successors and
                   Assigns                                       94
             11.10 Amendments and Waivers                        94
             11.11 Nonliability of Agent and Lenders             95
             11.12 Independent Nature of Lenders' Rights         95
             11.13 Counterparts                                  95
             11.14 Effectiveness                                 95
             11.15 Severability                                  95
             11.16 Headings Descriptive                          96
             11.17 Maximum Rate                                  96
             11.18 Release of Headquarters Lease Assignment      96
             11.19 Existing Agreements Superseded                97


ANNEXES

       Annex I      -    List of Lenders and Commitment Amounts

EXHIBITS

       Exhibit A    -    Form of Revolving Note
       Exhibit B    -    Form of Compliance Certificate
       Exhibit C    -    Form of Borrowing Base Certificate
       Exhibit D    -    Form of Collateral Access Agreement
       Exhibit E    -    Form of Notice of Borrowing
       Exhibit F    -    Form of Assignment and
                         Assumption Agreement
       Exhibit G    -    Form of Notice of Continuation
       Exhibit H    -    Form of Notice of Conversion
       Exhibit I    -    Form of Bailee Notice

SCHEDULES

       Schedule A   -    Closing Documents List
       Schedule B   -    Disclosure Schedule
       Schedule C   -    Qualified Account Debtors











      SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of April 8, 1997 among WICKES LUMBER COMPANY, a Delaware corporation (and any permitted successor or assign, the "Borrower"), and each of those financial institutions identified as Lenders on Annex I hereto (together with each of their successors and assigns, referred to individually as a "Lender" and collectively as the "Lenders"), BT COMMERCIAL CORPORATION, acting in the manner and to the extent described in Article 10 hereof (in such capacity, the "Agent"), NATIONSBANK OF GEORGIA, N.A., as Syndication Agent (the "Syndication Agent"), and Bankers Trust Company, as issuer of letters of credit (in such capacity, the "Issuing Bank"), AMENDS AND RESTATES IN FULL the Amended and Restated Credit Agreement, dated as of March 12, 1996 among the Borrower, the lenders thereunder, the Agent and the Issuing Bank (the "1996 Credit Agreement") (this amendment and restatement of the 1996 Credit Agreement, the "Credit Agreement").


                      W I T N E S S E T H:

      WHEREAS, the Borrower, the Lenders, the Agent and the Issuing Bank are parties to the 1996 Credit Agreement pursuant to which the Borrower obtained from the Lenders a credit facility for the purposes indicated therein;

      WHEREAS, the Borrower, the Lenders, the Agent and the Issuing Bank desire to amend and restate the 1996 Credit Agreement in full as set forth herein;

      WHEREAS, the Borrower has requested that the Lenders, the Agent, the Syndication Agent and the Issuing Bank enter into this Credit Agreement in order to continue to make Revolving Loans to the Borrower in an aggregate amount of up to $130,000,000 and to provide Letters of Credit to the Borrower to provide for the Borrower's ongoing working capital, general business and capital expenditure requirements;

       WHEREAS, it is the intent of the Borrower, the Lenders, the Agent, the Syndication Agent and the Issuing Bank that this Credit Agreement amend and restate in its entirety the 1996 Credit Agreement and that, from and after the Effective Date, the 1996 Credit Agreement shall be of no force and effect except to evidence the terms and conditions under which the Borrower heretofore has incurred obligations and liabilities to the Agent and the Lenders as evidenced by the 1996 Credit Agreement and the Agent's books and records; and

       WHEREAS, this Credit Agreement is made in renewal, amendment, restatement and modification of, but not in extinguishment of, the obligations under the 1996 Credit Agreement.

      NOW, THEREFORE, the Borrower, the Lenders, the Issuing Bank, the Syndication Agent and the Agent hereby agree as follows:

ARTICLE 1.  Definitions.

            1.1 General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

Accounts shall mean "Accounts" as defined in the Security Agreement.

Acquisition Basket shall mean, as of any date, the lesser of (i) the sum of
(a) the cumulative EBITDA of the Consolidated Entity for the period from December 29, 1996 through the last day of the most recent fiscal month of the Borrower ending prior to such date for which monthly financial statements have been delivered to the Agent pursuant to Section 7.1(d) (less the cumulative Fixed Charges of the Consolidated Entity for such period) and (b) all Transferred Sale Proceeds and (ii) $10,000,000.

Adjusted EBITDA shall mean, for any fiscal period, the difference of (i) EBITDA for such period minus (ii) the difference of (a) the Restructuring Reserve as of the start of such period minus (b) the Restructuring Reserve as of the end of such period; provided that, with respect to any fiscal period ending on or prior to the last day of fiscal December 1997, the Restructuring Reserve as of the start of such period shall be deemed to be the lesser of (1) the actual Restructuring Reserve and (2) $6,000,000.

Adjusted Eurodollar Rate shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against "Eurocurrency liabilities" as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to United States residents).

Adjusted Interest Expense shall mean Interest Expense, excluding interest which is paid in kind or is otherwise not paid or payable in cash.

Affiliate shall mean, with respect to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person or any Person who is a director or officer of such Person or any Subsidiary of such Person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

Affiliate Transaction shall have the meaning given to such term in Section
8.14 hereof.

Agent shall mean BTCC as provided in the preamble to this Credit Agreement or any successor to BTCC.

Agent Advance shall mean a Revolving Loan made by the Agent to the Borrower pursuant to Section 2.2 hereof.

Agent's Fee Letter shall mean that certain letter dated the date hereof between the Agent and the Borrower providing for the payment of certain fees in connection with the Credit Agreement.

Amendment and Restatement Fee Letter shall mean that certain letter dated March 12, 1996 between the Agent and Wickes Lumber Company providing for the payment of certain fees in connection with the 1996 Credit Agreement.

Applicable Lending Office shall mean, with respect to each Lender, such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Loan, and such Lender's Domestic Lending Office in the case of a Prime Rate Loan.

Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by an assigning Lender and an assignee Lender, and accepted by the Agent, in accordance with Section 11.6, substantially in the form of Exhibit F.

Auditors shall mean a nationally-recognized firm of independent public accountants selected by the Borrower and satisfactory to the Agent in its sole discretion. For purposes of this Credit Agreement, the Borrower's current firm of independent public accountants, Coopers & Lybrand, shall be deemed to be satisfactory to the Agent.

Bailee Notice shall mean a notification to a bailee of the Borrower's Inventory of the Agent's security interest in such Inventory, substantially in the form of Exhibit I.

Benefit Plan shall mean a defined benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) for which the Borrower, any Subsidiary or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

Blocked Account shall have the meaning given to such term in Section 2.9 hereof.

Blocked Account Agreement shall have the meaning given to such term in
Section 2.9 hereof.
Blocked Account Bank shall have the meaning given to such term in
Section 2.9 hereof.

Borrower shall mean Wickes Lumber Company and any permitted successor or assign.

Borrowing shall mean a borrowing of Revolving Loans of the same Type on the same day.

Borrowing Base shall have the meaning given to such term in Section 2.1 hereof.

Borrowing Base Certificate shall have the meaning given to such term in
Section 7.2 hereof.

BT Account shall have the meaning given to such term in Section 2.9 hereof.

BTCC shall mean BT Commercial Corporation, in its individual capacity.

Building Materials shall mean that portion of Inventory comprising "Building Materials," as listed on Schedule B, Part 1.1 hereto (as such list may be supplemented or otherwise modified from time to time with the consent of the Agent).

Business Day shall mean any day other than a Saturday, Sunday or legal holiday on which commercial banks in New York, New York, are generally closed. When used in connection with Eurodollar Rate Loans, this definition will also exclude any day on which commercial banks are not open for dealing in U.S. dollar deposits in the London (England, U.K.) interbank market.

Capital Asset Sale Proceeds shall mean the aggregate Net Cash Proceeds received by the Borrower in connection with the sale or other disposition by the Borrower of the Real Estate and related capital assets listed on
Schedule 8.9 (as may be amended with the consent of the Agent and the Syndication Agent).

Capital Expenditures shall mean, for any period, the sum of (a) all expenditures capitalized for financial statement purposes plus, without duplication, (b) the entire principal amount of any debt (including obligations under capitalized leases) assumed or incurred in connection with any such expenditures; provided that "Capital Expenditures" shall in any event include the purchase price paid in connection with the acquisition of any Person (including through the purchase of a majority of the capital stock or other ownership interests of such Person or through merger or consolidation) to the extent allocable to property, plant or equipment. Notwithstanding the foregoing, "Capital Expenditures" shall not include (i) insurance proceeds from a Casualty Loss applied to the repair or replacement of the property affected by such Casualty Loss and (ii) expenditures (other than Maintenance Capital Expenditures) of Capital Asset Sale Proceeds otherwise permitted hereunder.

Cash Equivalents shall mean any of the following, so long as the Agent has a perfected security interest therein: (i) securities issued, guarantied or insured by the United States or any of its agencies with maturities of not more than one year from the date acquired; (ii) certificates of deposit with maturities of not more than one year from the date acquired issued by a U.S. federal or state chartered commercial bank of recognized standing, which has capital and unimpaired surplus in excess of $200,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-1 or the equivalent by Standard & Poor's Corporation and at least P-1 or the equivalent by Moody's Investors Services, Inc.; (iii) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in (i) above and entered into only with commercial banks having the qualifications described in (ii) above; (iv) commercial paper, other than commercial paper issued by the Borrower or any of its Affiliates, issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., in each case with maturities of not more than one year from the date acquired; and
(v) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $200,000,000 and at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses
(i) through (iv) above.

Casualty Loss shall have the meaning given to such term in Section 7.7 hereof.

Change of Control shall mean one or more of the following events:

      (a) Within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the Closing Date, J. Steven Wilson ceases to beneficially own (other than through death or incapacity or by virtue of transfers to trusts for the benefit of his minor children), directly or indirectly, shares representing at least 50% of the issued and outstanding capital stock of the Borrower beneficially owned by him at the close of business on October 22, 1993; or

      (b) J. Steven Wilson ceases to be the chief executive officer of the Borrower or, in the event of his death or incapacity, he is not within 90 days replaced with a chief executive officer satisfactory to the Majority Lenders in their sole discretion; or

      (c) less than a majority of the members of the Borrower's board of directors then in office shall be persons who either (i) were serving as directors on the Closing Date or (ii) were nominated as directors and approved by the vote of the majority of the directors who are directors referred to in clause (i) above or this clause (ii); or

      (d) the stockholders of the Borrower shall approve any plan or proposal for the liquidation or dissolution of the Borrower; or

      (e) a Person or group of Persons (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended from time to time) (other than J. Steven Wilson and his Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities of the Borrower representing more than 25% of the combined voting power of the outstanding voting securities for the election of directors or shall have the right to elect a majority of the Board of directors of the Borrower.

Closing Date shall mean October 22, 1993.

Closing Documents List shall mean the Closing Documents List attached hereto as Schedule A.

Collateral shall mean any and all assets and rights and interests in or to property of the Borrower pledged from time to time as security for the Obligations whether now owned or hereafter acquired, including, without limitation, all of the Accounts, Inventory, Equipment and Intangibles of the Borrower.

Collateral Access Agreements shall mean any landlord waivers, mortgagee waivers, bailee letters or any similar acknowledgment agreements of any warehouseman or processor in possession of Inventory, in each case similar in substance to Exhibit D or as otherwise required by the Agent.

Collateral Documents shall mean all contracts, instruments and other documents now or hereafter executed and delivered in connection with the Original Credit Agreement, the 1996 Credit Agreement and/or this Credit Agreement, pursuant to which mortgages, liens and/or security interests are granted to the Agent in the Collateral for the benefit of the Lenders and the Issuing Bank.

Collections shall mean all cash, funds, checks, notes, instruments and any other form of remittance tendered by account debtors in payment of Accounts.

Commitment of any Lender shall mean the amount set forth opposite such Lender's name on Annex I, as such annex may be amended from time to time, under the heading "Commitment," as such amount may be reduced from time to time pursuant to the terms of this Credit Agreement.

Concentration Account Agreement shall have the meaning given to such term in Section 2.9 hereof.

Consignment Agreement shall mean that certain Agreement, dated as of October 7, 1994, among the Borrower, GLC and the Agent, as such agreement may be amended or replaced from time to time with the consent of the Agent.

Consolidated Entity shall mean the Borrower and each of its Subsidiaries which would be consolidated with the Borrower for purposes of financial reporting.

Consolidated Net Income shall mean for any period the consolidated net income of the Consolidated Entity for such period.

Consolidated Net Worth shall mean the excess of the consolidated assets of the Consolidated Entity over the consolidated liabilities of the Consolidated Entity.

Contingency Account shall have the meaning given to such term in Section
8.16 hereof.

Contingent Obligation of any Person shall mean any direct or indirect guaranty or other contractual obligation, contingent or otherwise, of such Person with respect to any Indebtedness or other obligation or liability of another, including any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including any contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

Covered Taxes shall have the meaning given to such term in Section 4.10 hereof.

Credit Agreement shall mean this second amended and restated credit agreement, as the same may be modified, amended, extended, restated or supplemented from time to time.

Credit Documents shall mean, collectively, this Credit Agreement, the Revolving Notes, the Letters of Credit, each of the Collateral Documents and all other documents, agreements, instruments, opinions and certificates now or hereafter executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated or supplemented from time to time.

Credit Parties shall mean, collectively, the Borrower and any other parties (other than the Lenders, the Agent, the Syndication Agent, the Issuing Bank and Bankers Trust Company) to the Credit Documents (other than the Collateral Access Agreements, the Blocked Account Agreements and the opinions).

Current Assets shall mean all assets designated as "current" on a consolidated balance sheet.

Current Liabilities shall mean all liabilities (other than the Restructuring Reserve) designated as "current" on a consolidated balance sheet.

Default shall mean an event, condition or default which with the giving of notice, the passage of time or both would be an Event of Default.

Defaulting Lender shall have the meaning given to such term in Section 2.5 hereof.

Disbursement Account shall have the meaning given to such term in
Section 2.2(c) hereof.

DOL shall mean the United States Department of Labor and any successor department or agency.

Dollars and the sign $ shall each mean freely transferable lawful money of the United States.

Domestic Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Annex I hereto, as such annex may be amended from time to time.

Early Termination Fee shall have the meaning given to such term in Section
4.7 hereof.

EBITDA shall mean, in any fiscal period, the Consolidated Net Income (other than extraordinary items of the Borrower for such period), (i) plus the amount of all Interest Expense, income tax expense, depreciation and amorti zation, including amortization of any goodwill or other intangibles for such period, (ii) plus losses and minus gains (to the extent not duplicative) attributable to any fixed asset sales and (iii) plus or minus (as the case may be) any other non-cash charges which have been subtracted or added, as the case may be, in calculating Consolidated Net Income for such period.

Effective Date shall mean the first date on which all of the conditions precedent set forth in Article 5 hereof have been satisfied.

Eligible Accounts Receivable shall mean Accounts of the Borrower payable in Dollars and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all returns, discounts, claims, credits, charges, or other allowances and by the aggregate amount of all reserves, limits and deductions provided for in this definition and elsewhere in this Credit Agreement. Unless otherwise approved in writing by the Agent, no Account shall be deemed to be an Eligible Account Receivable if:

      (a) the Account arises out of a sale made by the Borrower to an Affiliate; or

      (b) the Account is unpaid more than 30 days after the original payment due date, with respect to Accounts the invoice for which provides that payment is due in the month following the month of purchases relating to such invoice; or

      (c) the Account is unpaid more than 30 days after the original payment due date, with respect to Accounts the invoice for which provides that payment is due in the second or third month following the month of purchases relating to such invoice; provided, however, that the aggregate amount of all such invoices providing for payment in the second or third month following the month of purchases relating to such invoices (other than invoices also covered by subsection (d) of this definition) that may constitute Eligible Accounts Receivable shall not exceed 10% of total
Eligible Accounts Receivable at any one time; provided, further, that any Account the invoice for which provides that payment is due after the third month following the month of purchases relating to such invoice shall in no event be an Eligible Accounts Receivable; or

      (d) the Account is unpaid more than 30 days after the original payment due date, with respect to Accounts (i) the invoice for which provides that payment is due in the second month following the date of purchases relating to such invoice and (ii) the account debtors of which are Qualified Account Debtors; provided, however, that the aggregate amount of all such invoices that may constitute Eligible Accounts Receivable shall not exceed
$5,000,000.

      (e) the Account is from the same account debtor (or any Affiliate thereof) and fifty percent (50%) or more, in face amount, of all Accounts from such account debtor (or any Affiliate thereof) are ineligible pursuant to (b), (c) and/or (d) above; or

      (f) the Account, when aggregated with all other Accounts of such account debtor, exceeds two percent (2%) (or, with respect to any Qualified Account Debtor, four percent (4%)) in face value of all Accounts of the Borrower then outstanding, to the extent of such excess; provided, however, that Accounts supported or secured by an irrevocable letter of credit in form and substance satisfactory to the Agent, issued by a financial institution satisfactory to the Agent, and, if requested by the Agent, duly transferred to the Agent (together with sufficient documentation to permit direct draws by the Agent) shall be excluded to the extent of the face amount of such letter of credit for the purposes of such calculation; or

      (g) the account debtor is also a creditor of the Borrower, (ii) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to the Borrower, which has not been resolved or
(iii) the Account otherwise is or may become subject to any right of setoff by the account debtor; provided, that any Account deemed ineligible pursuant to this clause (f) shall only be ineligible to the extent of the amount owed by the Borrower to the account debtor, the amount of such dispute or claim, or the amount of such setoff, as applicable.

      (h) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction over the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has filed a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up, or shall authorize or commence any action or proceeding for dissolution, winding-up or liquidation, or if the account debtor has failed, suspended business, declared itself to be insolvent, is generally not paying its debts as they become due or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, unless the payment of Accounts from such account debtor is secured in a manner satisfactory to the Agent or, if the Account from such account debtor arises subsequent to a decree or order for relief with respect to such account debtor under the federal bankruptcy laws, as now or hereafter in effect, the Agent shall have determined that the timely payment and collection of such Account will not be impaired; or

      (i) the sale is to an account debtor outside of the continental United States, unless the account debtor thereon has supplied the Borrower with an irrevocable letter of credit in form and substance satisfactory to the Agent, issued by a financial institution satisfactory to the Agent and which has been duly transferred to the Agent (together with sufficient documentation to permit direct draws by the Agent); or

      (j) the sale to the account debtor is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

      (k) the Agent determines in its Permitted Discretion that collection of such Account is uncertain or that such Account may not be paid by reason of the account debtor's financial inability to pay; or

      (l) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. 3727 et seq.); or

      (m) the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account have not been performed by the Borrower and accepted by the account debtor or the Account otherwise does not represent a final sale; or

      (n) the Account does not comply with all applicable legal requirements, including, where applicable, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System, in each case as amended; or

      (o) the Agent does not have a valid and perfected first priority security interest in such Account or the Account does not otherwise conform to the representations and warranties contained in the Credit Agreement or the other Credit Documents; or

      (p) the Account is subject to any adverse security deposit, progress payment or other similar advance made by or for the benefit of the applicable account debtor.

Eligible Inventory shall mean items of Inventory of the Borrower held for sale in the ordinary course (but not packing or shipping materials or maintenance supplies) deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In determining the amount to be so included, the amount of such Inventory shall be valued at the lower of cost or market on a basis consistent with the Borrower's current and historical accounting practice or as otherwise acceptable to the Agent. Unless otherwise approved in writing by the Agent, Inventory shall not be deemed Eligible Inventory if:

      (a) it is not owned solely by the Borrower or the Borrower does not have good, valid marketable title thereto; or

      (b) it is not (i) subject to the Consignment Agreement or (ii) located on (or in transit to) property owned or leased by the Borrower or in a contract warehouse or other third party location, subject in each case to a Collateral Access Agreement executed by the lessor, the contract warehouseman or the other third party, as the case may be (and any related filings or notices required by the Agent), and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; or

      (c) it is not subject to a perfected first priority Lien in favor of the Agent, except for Liens for unpaid rent or normal and customary warehousing and common carrier charges; or

      (d)   it is not located in the United States; or

      (e) it is goods returned or rejected by the Borrower's customers or goods in transit to third parties (other than to warehouse sites covered by Collateral Access Agreements); or

      (f) with respect to Inventory in transit, (i) the carrier of such Inventory has not been given notice of the Agent's interest therein pursuant to a Bailee Notice (a copy of which shall be promptly delivered to the Agent) or (ii) the aggregate amount of such Inventory in transit at any time exceeds two and one-half percent (2.5%) of total Eligible Inventory at such time, to the extent of such excess; or

      (g) with respect to work in process, the aggregate amount of such work in process at any time exceeds $2,000,000, to the extent of such excess; or

      (h) it is obsolete or slow moving, or does not otherwise conform to the representations and warranties contained in the Credit Documents.

Equipment shall mean "Equipment" as defined in the Security Agreement.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect.

ERISA Affiliate shall mean any entity required at any relevant time to be aggregated with the Borrower or any Subsidiary under Sections 414(b), (c),
(m) or (o) of the Internal Revenue Code.

Eurodollar Lending Office shall mean, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Annex I, as such annex may be amended from time to time (or, if no such office is specified, its Domestic Lending Office), or such other office or Affiliate of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

Eurodollar Rate shall mean, with respect to the Interest Period for each Eurodollar Rate Loan comprising part of the same Borrowing, an interest rate per annum equal to the rate (rounded upward to the nearest whole multiple of one-sixteenth (1/16) of one percent (1.00%) per annum, if such rate is not such a multiple) of the offered quotation, if any, to first class banks in the Eurodollar market by Bankers Trust Company for U.S. dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurodollar Rate Loan for which the Eurodollar Rate is being determined with maturities comparable to the Interest Period for which such Eurodollar Rate will apply as of approximately 10:00 A.M. New York City time two (2) Business Days prior to the commencement of such Interest Period.

Eurodollar Rate Calculation Date shall have the meaning given to such term in Section 4.2 hereof.

Eurodollar Rate Loan shall mean a Revolving Loan that bears interest as provided in Section 4.2 hereof.

Eurodollar Rate Spread shall have the meaning given to such term in Section
4.2 hereof.

Event(s) of Default shall have the meaning provided for in Article 9 of this Credit Agreement.

Existing Advances shall mean the loans, investments and advances between the Borrower and its Subsidiaries in existence as of the Effective Date and described on Schedule B hereto.

Expenses shall mean all present and future expenses incurred by or on behalf of the Agent in connection with the Credit Agreement, any other Credit Document or otherwise related thereto, whether incurred heretofore or hereafter, which expenses shall include, without being limited to, the cost of record searches, the fees and expenses of attorneys (including the allocated cost of internal counsel) and paralegals, all costs and expenses incurred by the Agent in opening bank accounts and lockboxes, depositing checks, receiving and transferring funds, and any charges imposed on the Agent due to insufficient funds of deposited checks and the Agent's standard fee relating thereto, collateral examination fees and expenses, fees and expenses of accountants, appraisers or other consultants, experts or advisors employed or retained by the Agent, fees and expenses incurred by the Agent in connection with the assignments of or sales of participations in the Revolving Loans, fees and taxes relative to the filing of financing statements, costs of preparing and recording Collateral Documents, all expenses, costs and fees set forth in Article 4 of this Credit Agreement, all other fees and expenses required to be paid pursuant to the Fee Letter and/or the Amendment and Restatement Fee Letter and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.

Expiration Date shall mean March 31, 2001.

Fairness Conditions shall have the meaning given to such term in Section
8.14 hereof.

Federal Funds Rate shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

Fee Letter shall mean that certain letter dated July 16, 1993 between BT Commercial Corporation and Wickes Lumber Company providing for the payment of certain fees in connection with the Original Credit Agreement.

Fees shall mean, collectively, the Unused Line Fee, the Letter of Credit Fees, the Issuing Bank Fees and the other fees provided for in the Fee Letter, the Amendment and Restatement Fee Letter, the Second Amendment and Restatement Fee Letter, the Syndication Agent's Fee Letter and/or the Agent's Fee Letter or otherwise payable to the Agent, the Syndication Agent, the Issuing Bank or the Lenders.

Financial Statements shall mean the consolidated (and, if requested, consolidating) balance sheets, statements of operations, statements of cash flows and statements of changes in stockholders' equity/deficit of the Borrower for the period specified.

Fixed Charge Coverage Ratio shall have the meaning given to such term in
Section 8.1 hereof.

Fixed Charges shall mean, with respect to any Person for any period, the sum of (a) Adjusted Interest Expense of such Person for such period, (b) all income taxes (and other taxes of a similar nature or imposed in lieu thereof) paid in cash by such Person during such period and (c) all Capital Expenditures of such Person during such period.

Foreign Lender shall mean any Lender organized under the laws of a jurisdiction outside of the United States.

Funding Bank shall have the meaning given to such term in Section 4.9 hereof.

GAAP shall mean generally accepted accounting principles in the United States as in effect from time to time.

GLC shall mean GLC Division, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

Governing Documents shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person.

Governmental Authority shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Hardlines shall mean that portion of Inventory comprising "Hardlines," as listed on Schedule B, Part 1.1 hereto (as such list may be supplemented or otherwise modified from time to time with the consent of the Agent).

Headquarters shall mean the Borrower's headquarters building located at 706 North Deerpark Drive, Vernon Hills, Illinois.

Headquarters Lease shall mean that lease, dated as of April 1997, between the Borrower and ERM North Central, Inc., with respect to approximately 22,000 square feet of space in the Borrower's Headquarters.

Headquarters Lease Assignment shall have the meaning given to such term in
Section 8.1 hereof.

Headquarters Lease Build-Out Expenditure shall mean not more than $950,000 spent by the Borrower to build-out a portion of the Headquarters pursuant to the terms of the Headquarters Lease.

Highest Lawful Rate shall mean, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations owing under this Credit Agreement, under the laws of the State of New York (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under New York (or such other jurisdiction's) law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

Incremental Borrowing Base Amount shall have the meaning given to such term in Section 8.20(c) hereof.

Indebtedness shall mean, with respect to any Person, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument,
(b) all obligations of such Person under capital leases, (c) all obligations of such Person in respect of letters of credit, banker's acceptances or similar obligations issued or created for the account of such Person, (d) liabilities arising under Interest Rate Agreements and Lumber Hedging Agreements of such Person, (e) all Contingent Obligations of such person and (f) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

Indenture shall mean the Indenture with respect to the Senior Subordinated Notes, dated as of October 15, 1993, between the Borrower and Marine Midland Bank, N.A., as trustee, as amended, supplemented or otherwise modified from time to time with the prior written consent of the Majority Lenders.

Intangibles shall mean "Intangibles" as defined in the Security Agreement.

Interest Coverage Ratio shall mean, with respect to any period, the ratio of EBITDA for such period to Adjusted Interest Expense for such period.

Interest Expense shall mean, with respect to any Person, the aggregate consolidated interest expense of such Person in respect of Indebtedness determined on a consolidated basis, including, without limitation, amortization of original issue discount on any Indebtedness and of all fees payable in connection with the incurrence of such Indebtedness (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any capital lease obligations.

Interest Period shall mean for any Eurodollar Rate Loan the period commencing on the date of such Borrowing and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, four, five or six months, in each case as the Borrower may, in an appropriate Notice of Borrowing, Notice of Continuation or Notice of Conversion, select; provided, however, that the Borrower may not select any Interest Period that ends after the Expiration Date. Whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.

Interest Rate Agreement shall mean any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap or other interest rate hedge or arrangement under which the Borrower or any Subsidiary is a party or beneficiary.

Internal Revenue Code shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all final or temporary rules and regulations promulgated thereunder and published, generally applicable rulings entitled to precedential effect to the extent such rules, regulations or rulings are effective and applicable hereto.

Internal Revenue Service or IRS shall mean the United States Internal Revenue Service and any successor agency.

Inventory shall mean "Inventory" as defined in the Security Agreement.

Investment shall mean all expenditures made and all liabilities incurred (contingently or otherwise) for or in connection with the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness) of obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time, (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guarantied and still outstanding; (ii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iii) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (iv) there shall not be deducted from the aggregate amount of Investments any decrease in the market value thereof.

Issuing Bank shall mean Bankers Trust Company or any Lender that is acceptable to the Agent which has agreed to issue a Letter of Credit for the account of the Borrower under this Credit Agreement.

Issuing Bank Fees shall have the meaning given to such term in Section 4.6 hereof.

Lender and Lenders shall have the respective meanings provided in the preamble to this Credit Agreement.

Lender Advance shall mean a Revolving Loan made by the Lenders to the Borrower pursuant to Section 2.2 hereof.

Letter of Credit Fee Percentage shall have the meaning given to such term in Section 4.6 hereof.

Letter of Credit Fees shall mean the fees payable to the Agent for the benefit of the Agent and the Lenders by the Borrower under and pursuant to
Section 4.6 hereof.

Letter of Credit Obligations shall mean, at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which the Issuing Bank has not at such time been reimbursed, plus (iii) the aggregate amount of all payments made by each Lender to the Issuing Bank with respect to such Lender's participation in Letters of Credit as provided in Section 3.3 hereof for which the Borrower has not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

Letter of Credit Request shall have the meaning given to such term in
Section 3.4 hereof.

Letters of Credit shall mean all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued for the account of the Borrower pursuant to Article 3 hereof and all amendments, renewals, extensions or replacements thereof.

Lien(s) shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

Loan Account shall have the meaning given to such term in Section 2.7 hereof.

LTC shall mean Lumber Trademark Company, an Illinois corporation and a wholly-owned Subsidiary of the Borrower.

LTC Documents shall mean the LTC Sublicense Agreement and the LTC
Subordination Agreement.

LTC Sublicense Agreement shall mean that certain Amended and Restated Trademark Sublicense Agreement, dated as of March 18, 1994, between the Borrower and LTC, as such agreement may be amended from time to time with the consent of the Agent.

LTC Subordination Agreement shall mean that certain Subordination
Agreement, dated as of March 18, 1994, among the Borrower, LTC and the Agent, as such agreement may be amended from time to time with the consent of the Agent.

Lumber Hedging Account shall mean an account maintained by the Borrower and approved by the Agent at an appropriate financial institution in connection with the purchase by the Borrower of Lumber Hedging Agreements.

Lumber Hedging Agreement shall mean any lumber futures contract or similar agreement or arrangement entered into by the Borrower designed to protect the Borrower against fluctuations in the price of lumber actually used in the ordinary course of the Borrower's business.

Maintenance Capital Expenditures shall mean, for any period, the sum of all Capital Expenditures made by the Borrower for (i) the maintenance and repair of any property, facilities or equipment and (ii) the replacement of any obsolete property, facilities or equipment.

Majority Lenders shall mean, at any time, those Lenders (i) then owed or holding in the aggregate more than fifty percent (50%) of the Total Commitments or (ii) if the Commitments are terminated, those Lenders then owed or holding in the aggregate more than fifty percent (50%) of the outstanding principal amount of Revolving Loans (or if the Commitments are terminated and no Revolving Loans are outstanding, those Lenders then holding more than fifty percent (50%) of the aggregate participation interests in Letters of Credit then outstanding).

Material Adverse Effect shall mean a material adverse effect on (i) the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of any Credit Party, (ii) any Credit Party's ability to perform its obligations under the Credit Documents to which it is a party, or (iii) the rights and remedies of the Agent, the Issuing Bank or the Lenders under any Credit Document.

Material Contract shall mean any contract (including, without limitation, the Indenture, each of the LTC Documents and the Consignment Agreement) or other arrangement (other than the Credit Documents), whether written or oral, to which the Borrower or any of the Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

Mortgage shall mean each mortgage, deed of trust or similar document executed by the Borrower for the benefit of the Agent and/or the Lenders, each as amended, restated, supplemented, or otherwise modified from time to time.

Multiemployer Plan shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by the Borrower, any Subsidiary or any ERISA Affiliate or (ii) with respect to which the Borrower or any Subsidiary may incur any liability.

Net Cash Proceeds shall mean, with respect to any sale or other disposition of assets, the total cash proceeds received in connection therewith less all advisory fees, legal costs, closing costs, commissions and other out-of-pocket expenses reasonably incurred in connection therewith.

Net Income shall mean, with respect to any Person during any period, the net income (loss) of such Person during such period determined in accordance with GAAP, less any reduction in respect of dividends or other distributions (made by such Person) on any equity interests of such Person during such period.

1996 Credit Agreement shall have the meaning set forth in the preamble to this Credit Agreement.

Notice of Borrowing shall have the meaning given to such term in
Section 2.2 hereof.

Notice of Continuation shall have the meaning given to such term in
Section 4.8(a) hereof.

Notice of Conversion shall have the meaning given to such term in
Section 4.8(b) hereof.

Obligations shall mean the unpaid principal of and interest on (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Revolving Notes, any reimbursement obligation or indemnity of the Borrower on account of Letters of Credit (including obligations to Lenders as participants in the letter of credit exposure of the Issuing Bank under Section 3.3 hereof) or any accommodation extended with respect to applications for Letters of Credit, the Fees, the Expenses and all other obligations and liabilities of the Borrower to the Agent, the Syndication Agent, the Issuing Bank or to the Lenders, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, any other Credit Document and any other document made, delivered or given in connection herewith or therewith, and each other obligation and liability, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, whether on account of principal, interest, fees, indemnities, costs or expenses (including, without limitation, all fees and disbursements of counsel to the Agent, the Syndication Agent, the Issuing Bank or to the Lenders) that are required to be paid by the Borrower to the Lenders, the Agent, the Syndication Agent or the Issuing Bank pursuant to the terms of the Credit Agreement or any of the other Credit Documents.

Original Credit Agreement shall mean the Credit Agreement dated as of October 22, 1993, among the Borrower, the lenders thereunder, the Agent and the Issuing Bank, as previously amended by that certain Second Amendment, dated as of August 1, 1994, that certain Third Amendment, Waiver and Consent, dated as of October 7, 1994, that certain Fourth Amendment, dated as of January 1, 1995, that certain Fifth Amendment, dated as of June 16, 1995, that certain Sixth Amendment, Waiver and Consent, dated as of June 13, 1995, that certain Seventh Amendment, dated as of June 30, 1995, that certain Eighth Amendment, dated as of June 30, 1995, that certain Ninth Amendment and Waiver, dated as of November 10, 1995, and that certain Tenth Amendment, dated as of November 10, 1995, and as amended and restated in full by the 1996 Credit Agreement.

PBGC shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

Permitted Acquisition shall mean the acquisition by the Borrower from any Person of any assets (including, without limitation, stock or other ownership interests) that constitute a stand-alone business entity engaged in the same general lines of business as presently conducted by the Borrower.

Permitted Discretion shall mean the Agent's judgment exercised in good faith based upon its consideration of any factor which the Agent believes in good faith: (i) will or could adversely affect the value of any Collateral, the enforceability or priority of the Agent's Liens thereon or the amount which the Agent and the Lenders would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Agent by any Person on behalf of the Borrower is incomplete, inaccurate or misleading in any material respect; (iii) materially increases the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving the Borrower or any of its Subsidiaries or any of the Collateral, or
(iv) creates or reasonably could be expected to create a Default or Event of Default. In exercising such judgment, the Agent may consider such factors already included in or tested by the definition of Eligible Accounts Receivable or Eligible Inventory, as well as any of the following: (i) the financial and business climate of the Borrower's industry and general macroeconomic conditions, (ii) changes in collection history and dilution with respect to the Accounts, (iii) changes in demand for, and pricing of, Inventory, (iv) changes in any concentration of risk with respect to Accounts and Inventory, (v) changes in turnover statistics with respect to Inventory and/or Accounts, including actual versus historical and projected, and (vi) any other factors that change the credit risk of lending to the Borrower on the security of the Accounts and Inventory. The burden of establishing lack of good faith hereunder shall be on the Borrower.

Person shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

Plan shall mean any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by the Borrower or any Subsidiary, or with respect to which the Borrower or any Subsidiary may incur liability.

Pledge Agreements shall mean that certain Borrower Pledge Agreement, dated as of October 7, 1994, pursuant to which the Borrower pledged to the Agent all of the issued and outstanding shares of capital stock of GLC and (b) that certain Borrower Pledge Agreement, dated as of February 20, 1996, pursuant to which the Borrower pledged to the Agent all of the shares of capital stock owned by it of Riverside International Holding Corporation, in each case as security for the Obligations, as the same has been and may be amended, restated, supplemented or otherwise modified from time to time.

Prime Lending Rate shall mean the rate which Bankers Trust Company announces from time to time as its prime lending rate, as in effect from time to time. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Bankers Trust Company and each of the Lenders may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

Prime Rate Loan shall mean a Revolving Loan that bears interest as provided in Section 4.1 hereof.

Prime Rate Spread shall have the meaning given to such term in Section 4.1 hereof.

Proportionate Share shall mean, with respect to any Lender, (i) a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Commitment and the denominator of which shall be the Total Commitments or, (ii) if the Commitments are terminated, a fraction the numerator of which shall be the principal amount of such Lender's Revolving Loans and the denominator of which shall be the aggregate principal amount of all Revolving Loans of all Lenders then outstanding, or (iii) if the Commitments are terminated and no Revolving Loans are outstanding, a fraction the numerator of which shall be such Lender's aggregate participation interests, pursuant to Section 3.3, in the Letters of Credit then outstanding and the denominator of which shall be the Letter of Credit Obligations.

Purchase Money Liens shall mean liens on any item of Equipment acquired after the date of this Credit Agreement, provided that: (i) each such lien shall attach only to the property to be acquired; (ii) a description is furnished to the Agent for any property so acquired, the purchase price of which is greater than $250,000; and (iii) the debt incurred in connection with such acquisitions shall not exceed the amount of the purchase price of such items of Equipment then being financed.

Qualified Account Debtors shall mean those account debtors of the Borrower listed on Schedule C hereto (as amended from time to time by the Agent in the exercise of its Permitted Discretion).

Real Estate shall mean all real property owned or leased by the Borrower, together with all fixtures, improvements and other structures thereon.

Reduced Rate shall have the meaning given to such term in Section 4.10(b) hereof, relating to backup withholding tax.

Regulation D shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

Reportable Event shall mean any of the events described in Section 4043 of ERISA and the regulations thereunder.

Required Lenders shall mean, at any time, those Lenders (i) then owed or holding in the aggregate more than seventy-five percent (75%) of the Total Commitments or (ii) if the Commitments are terminated, those Lenders then owed or holding in the aggregate more than seventy-five percent (75%) of the outstanding principal amount of Revolving Loans (or if the Commitments are terminated and no Revolving Loans are outstanding, those Lenders then holding more than seventy-five percent (75%) of the aggregate participation interests in Letters of Credit then outstanding).

Requirement of Law shall mean, as to any Person, the Governing Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

Restructuring Reserve shall mean the reserve established with respect to the December 30, 1995, Financial Statements to cover costs associated with the closing of certain of the Borrower's building centers and the related reduction of administrative staff at the Borrower's corporate headquarters.

Retiree Health Plan shall mean an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

Revolving Loans shall have the meaning given to such term in Section 2.1 hereof, any of which Revolving Loans may be a Eurodollar Rate Loan or a Prime Rate Loan.

Revolving Note shall mean a promissory note of the Borrower payable to the order of any Lender, in the form of Exhibit A, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Revolving Loans made by such Lender or acquired by such Lender pursuant to
Section 11.6 hereof, as the same may from time to time be amended, restated, supplemented or otherwise modified.

Second Amendment and Restatement Fee Letter shall mean that certain letter dated the date hereof between the Agent and the Borrower providing for the payment of certain fees in connection with the Credit Agreement.

Security Agreement shall mean the Security Agreement, dated the Closing Date, between the Agent and the Borrower, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

Senior Subordinated Notes shall mean the Borrower's 11-5/8% Senior Subordinated Notes due 2003, issued pursuant to the Indenture, as amended, supplemented or otherwise modified from time to time with the prior written consent of the Majority Lenders.

Settlement Date shall have the meaning given to such term in Section 2.4 hereof.

Subsidiary shall mean as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

Syndication Agent shall mean Nationsbank of Georgia, N.A., as provided in the preamble to this Credit Agreement.

Syndication Agent's Fee Letter shall mean that certain letter agreement dated as of even date herewith between the Borrower and the Syndication Agent providing for the payment of certain fees to the Syndication Agent in connection with this Credit Agreement.

Termination Event shall mean (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of the Borrower, any Subsidiary or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination described in
Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of the Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan.

Transferred Sale Proceeds shall mean, on any date, the portion of Capital Asset Sale Proceeds designated (without duplication) as "Transferred Sale Proceeds" by the Borrower in a written notice delivered to the Agent.

Total Commitments shall mean the sum of the Commitments of all the Lenders, which shall not exceed $130,000,000.

Type shall mean, in reference to a Revolving Loan, that it is a Eurodollar Rate Loan or a Prime Rate Loan.

Unused Availability shall mean, on any date, the Revolving Credit
Commitment less the sum of (i) the aggregate face amount of outstanding Letters of Credit on such date and (ii) the aggregate outstanding principal balance of the Revolving Loans on such date.

Unused Line Fee shall have the meaning given to such term in Section 4.5 hereof.

Unused Line Fee Percentage shall have the meaning given to such term in
Section 4.5 hereof.

Woodproducts shall mean that portion of Inventory comprising
"Woodproducts," as listed on Schedule B, Part 1.1 hereto (as such list may be supplemented or otherwise modified from time to time with the consent of the Agent).

      1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms used in this Credit Agreement shall be construed in accordance with GAAP, applied on a basis consistent in all material respects with the Financial Statements delivered to the Agent on or before the Closing Date. All accounting determinations for purposes of determining compliance with Sections 8.1, 8.2 and 8.6 hereof shall be made in accordance with GAAP as in effect on the Closing Date and applied on a basis consistent in all material respects with the audited Financial Statements delivered to the Agent on or before the Closing Date. The Financial Statements required to be delivered hereunder from and after the Closing Date, and all financial records, shall be maintained in accordance with GAAP. If GAAP shall change from the basis used in preparing the audited Financial Statements delivered to the Agent on or before the Closing Date, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall, at the election of the Borrower or upon the request of the Majority Lenders, include calculations setting forth the adjustments necessary to demonstrate how the Borrower is in compliance with the financial covenants based upon GAAP as in effect on the Closing Date.

      1.3 Other Defined Terms. Terms not otherwise defined herein which are defined in the Uniform Commercial Code as in effect in the State of New York (the "Code") shall have the meanings given them in the Code. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Annex, Schedule, Exhibit and like references are references to this Credit Agreement unless otherwise specified.

      1.4 Interrelationship with 1996 Credit Agreement. As stated in the preamble hereof, this Credit Agreement is intended to amend and restate the provisions of the 1996 Credit Agreement and, notwithstanding any substitution of Revolving Notes as of the Effective Date, except as expressly modified herein, (a) all of the terms and provisions of the 1996 Credit Agreement shall continue to apply for the period prior to the Effective Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to the Agent, and (b) the Obligations (as defined in the 1996 Credit Agreement) under the 1996 Credit Agreement shall continue to be paid or prepaid on or prior to the Effective Date, and be secured by the Collateral, and shall from and after the Effective Date continue to be owing and be subject to the terms of this Credit Agreement. All references in the Revolving Notes and the other Credit Documents to the Original Credit Agreement, the 1996 Credit Agreement or the "Credit Agreement" shall be deemed to include references to this Credit Agreement. As of the Effective Date all of the covenants set forth in the 1996 Credit Agreement are of no further force and effect, it being understood that all obligations of the Borrower with respect to the Obligations (as defined in the 1996 Credit Agreement) shall be governed by this Credit Agreement from and after the Effective Date.


ARTICLE 2.  Revolving Loans

      2.1 Commitments. Subject to the terms and conditions set forth in this Credit Agreement, on and after the Effective Date and to and excluding the Expiration Date, each Lender severally agrees to make loans and advances to the Borrower ("Revolving Loans") in an amount not to exceed at any time its Proportionate Share of the lesser of the Total Commitments and the Borrowing Base minus, in each case, the then outstanding Letter of Credit Obligations. "Borrowing Base" shall mean the sum of:
            (A) eighty percent (80%) of Eligible Accounts Receivable (increasing to eighty-five percent (85%) during the fiscal months of January through May of each year), plus

            (B) the sum of fifty-five percent (55%) of Eligible Inventory that is Woodproducts (increasing to sixty percent (60%) during the fiscal months of January through May of each year), fifty-two and one-half percent (52.5%) of Eligible Inventory that is Hardlines and fifty percent (50%) of Eligible Inventory that is Building Materials (increasing to fifty-five percent (55%) during the fiscal months of January through May of each year), minus

            (C) the aggregate amount of reserves, if any, established by the Agent;

provided that at no time may the sum of the aggregate outstanding principal amount of Revolving Loans plus the face amount of the then outstanding Letters of Credit drawn against Eligible Inventory exceed the product of
(x) .65 multiplied by (y) the sum of the then outstanding amount of Revolving Loans plus the face amount of the then outstanding Letters of Credit.

The Agent, in the exercise of its Permitted Discretion, may (i) establish and increase or decrease reserves against Eligible Accounts Receivable and Eligible Inventory, (ii) reduce the advance rates provided for in this definition, or restore such advance rates to any level equal to or below the advance rates in effect as of the date of this Credit Agreement, and
(iii) impose additional restrictions (or eliminate the same) to the standards of eligibility set forth in the definitions of "Eligible Accounts Receivable" and "Eligible Inventory."

      2.2 Borrowing of Revolving Loans. It is contemplated that Revolving Loans will be made available to the Borrower directly by the Lenders
("Lender Advances") and, in the circumstances described in Section 2.2(b), from the Agent acting on behalf of the Lenders ("Agent Advances"). The
Borrower hereby agrees to execute and deliver to each Lender a Revolving
Note in the form of Exhibit A to evidence the Revolving Loans made to the Borrower by such Lender.
      (a) Lender Advances of Revolving Loans. Subject to the determination by the Agent and the Lenders that the conditions for Borrowing contained in
Section 5.2 are satisfied, upon notice from the Borrower to the Agent
("Notice of Borrowing"), Lender Advances of Revolving Loans shall be made to the extent of each Lender's Proportionate Share of the requested
Borrowing. The Notice of Borrowing shall specify whether the requested Borrowing is of Prime Rate Loans or Eurodollar Rate Loans.

      (b)   Agent Advances of Revolving Loans.   The Agent is authorized by the
Lenders, but is not obligated, to make Agent Advances consisting only of Prime Rate Loans (i) upon a Notice of Borrowing received by the Agent, or
(ii) upon advice received by the Agent on a Business Day from the Disbursement Account Bank of the face amount of checks drawn on the Disbursement Account, which have been or will be presented for payment on that day minus the amount of funds then available in the Disbursement
Account, pursuant to Section 2.2(c). Agent Advances (together with all other Revolving Loans and all Letter of Credit Obligations outstanding) may not at any time exceed the amount available for borrowing under Section
2.1. Agent Advances shall be subject to periodic settlement with the Lenders under Section 2.4. Agent Advances of Prime Rate Loans may be made only in the following circumstances:

      (i) For administrative convenience, the Agent may, but is not obligated to, make Agent Advances in reliance upon the Borrower's actual or deemed representations under Section 5.2 that the conditions for borrowing are satisfied.

      (ii) If the conditions for borrowing under Section 5.2 cannot be fulfilled, the Borrower shall in its Notice of Borrowing or otherwise give immediate notice thereof to the Agent, with a copy to each of the Lenders, and the Agent may, but is not obligated to, continue to make Agent Advances for fifteen (15) Business Days from the date the Agent first receives such notice, or until sooner instructed by the Majority Lenders to cease; provided that the Agent provides the Lenders promptly with a copy of such Notice of Borrowing or other notice delivered by the Borrower to the Agent of the Borrower's failure to satisfy the conditions for borrowing under Section 5.2.

      (c) Disbursement of Revolving Loans. Revolving Loans, whether made as Lender Advances or Agent Advances, subject to the terms and conditions of this Credit Agreement, will be made as follows:

     (i) The Borrower has informed the Agent that it has decided to open an account (the "Disbursement Account") with Bankers Trust (Delaware) (the "Disbursement Account Bank") for the purpose of paying trade payables and other operating expenses. The Agent is authorized to transmit proceeds of Revolving Loans upon advice received by the Agent from the Disbursement Account Bank, as described in Section 2.2(b), directly to the Disbursement Account. In the absence of contrary instructions from the Borrower, such advice from the Disbursement Account Bank will be deemed a sufficient Notice of Borrowing for an Agent Advance of Prime Rate Loans.

      (ii) It is contemplated that Revolving Loans be made available to fund the Borrower's Letter of Credit Obligations, as described in
   Section 3.5, and such Revolving Loans may be made available by the Agent directly to the Issuing Bank upon notice from the Issuing Bank of unfunded Letter of Credit Obligations.

      (iii) The Agent will make requested Revolving Loans available as instructed in a Notice of Borrowing, and in the absence of such instructions, shall transmit the proceeds of such requested Revolving Loans directly to the Disbursement Account.

      (d) Notices of Borrowing; Minimum Amounts. Notice of Borrowing for (i) Lender Advances of Prime Rate Loans shall be given not later than 1:00 P.M.
New York City time on the same Business Day of the proposed Borrowing and
(ii) Agent Advances of Prime Rate Loans shall be given not later than 3:00 P.M. New York City time on the same Business Day of the proposed Borrowing. Notice of Borrowing for Eurodollar Rate Loans shall be given not later than 5:00 P.M. on the third Business Day prior to the proposed Borrowing.

     (i) Notices of Borrowing may be given under this Section by telephone or facsimile transmission, and, if by telephone, promptly confirmed in writing substantially in the form of Exhibit E. Once given, a Notice of Borrowing is irrevocable by and binding on the Borrower.

      (ii) The Borrower shall specify in each Notice of Borrowing whether the conditions for the requested Borrowing are satisfied and whether the requested Borrowing is of Prime Rate Loans or Eurodollar Rate Loans.
   The Borrower may request one or more Borrowings on the same Business Day. Each such Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type and, if such Borrowing is to consist of Eurodollar Rate Loans, shall be in an aggregate amount for all Lenders of not less than $1,000,000 or an integral multiple of $100,000 in excess thereof. The right of the Borrower to choose Eurodollar Rate Loans is subject to the provisions of
   Section 4.8.

      (iii) On or prior to the Closing Date, the Borrower provided to the Agent a list, with specimen signatures, of officers authorized to request Revolving Loans, substantially in the form attached as Exhibit O to the Original Credit Agreement. The Agent is entitled to rely upon such list until it is replaced by the Borrower. The Agent shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or other writing delivered hereunder and, with respect to an oral request for Revolving Loans, the Agent shall have no duty to verify the identity of any individual representing himself as one of the officers authorized to make such request on behalf of the Borrower. Neither the Agent nor any of the Lenders shall incur any liability to the Borrower as a result of acting upon any telephonic notice the Agent believes in good faith to have been given by a duly authorized officer or other individual authorized to request Revolving Loans on behalf of the Borrower or for otherwise acting in good faith.

      2.3 Settlement of Lender Advances and Repayments. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of a Notice of Borrowing that requests Lender Advances of Revolving Loans. No later than 3:00 P.M. New York City time on the date designated for the Borrowing, each Lender, for the account of its Applicable Lending Office, shall make available to the Agent at the Agent's address its Proportionate Share of such Borrowing in immediately available funds. Unless the Agent receives contrary written notice prior to the date of any such Borrowing of Revolving Loans, it is entitled to assume that each Lender will make available its Proportionate Share of the Borrowing and in reliance upon that assumption, but without any obligation to do so, may advance such Proportionate Share on behalf of the Lender.

      2.4  Periodic Settlement of Agent Advances and Repayments.

      (a) The Settlement Date. The amount of Revolving Loans and the amount of each Lender's Proportionate Share of Revolving Loans shall be computed weekly (or more frequently in the Agent's discretion) and shall be adjusted upward or downward based on all Revolving Loans (including Agent Advances) and repayments of Revolving Loans received by the Agent as of 5:00 P.M. New
York City time on the last Business Day of the period specified by the Agent (such date, the "Settlement Date").

      (b) Summary Statements; Settlements. The Agent shall deliver to each of the Lenders promptly after the Settlement Date a summary statement of the amount of outstanding Revolving Loans (including Agent Advances) for the period and the amount of repayments received for the period. As reflected on the summary statement: (i) the Agent shall transfer to each Lender its allocated share of interest and Unused Line Fee and its Proportionate Share of repayments; and (ii) each Lender shall transfer to the Agent (as provided below), or the Agent shall promptly transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender's Proportionate Share of the aggregate amount of Revolving
Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 12:00 Noon New York City time on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 P.M. New
York City time that day; and, if received after 12:00 Noon New York City time, then no later than 3:00 P.M. New York City time on the next Business
Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent.

      (c) Distribution of Interest and Unused Line Fees. Interest on the Revolving Loans (including Agent Advances) together with the amount of the Unused Line Fee, shall be allocated by the Agent to each Lender in accordance with the Proportionate Share of Revolving Loans actually funded by and repaid to each Lender, and shall accrue from and including the date such Revolving Loans are so advanced and to but excluding the date such Revolving Loans are either repaid by the Borrower or actually settled under this Section. Promptly after the end of each month (or, with respect to interest on Eurodollar Rate Loans, promptly after such interest is received by the Agent), the Agent shall distribute to each Lender its Proportionate Share of the interest and Unused Line Fee accrued during that month.

      2.5  Defaulting Lenders.

      (a) A Lender who fails to pay the Agent its Proportionate Share of any Revolving Loans (including Agent Advances) made available by the Agent on such Lender's behalf, or who fails to pay any other amount owing by it to the Agent, is a "Defaulting Lender." The Agent may recover all such amounts owing by a Defaulting Lender on demand. If the Defaulting Lender does not pay such amounts on the Agent's demand, the Agent shall promptly notify the Borrower and the Borrower shall pay such amounts within five Business Days. In addition, the Defaulting Lender or the Borrower shall pay the Agent interest on such amount for each day from the date it was made available by the Agent to the Borrower to the date it is recovered by the Agent at a rate per annum equal to (x) the overnight Federal Funds
Rate, if paid by the Defaulting Lender, or (y) the then applicable rate of interest calculated under Section 4.1, if paid by the Borrower; plus, in each case, the Expenses and losses, if any, incurred as a result of the Defaulting Lender's failure to perform its obligations.

      (b) The failure of any Lender to fund its Proportionate Share of any Revolving Loan (including Agent Advances) shall not relieve any other
Lender of its obligation to fund its Proportionate Share of such Revolving Loan. Conversely, no Lender shall be responsible for the failure of another Lender to fund its Proportionate Share of a Revolving Loan.

      (c) The Agent shall not be obligated to transfer to a Defaulting Lender any payments made by the Borrower to the Agent for the Defaulting Lender's benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Agent. The Agent may hold and, in its discretion, re-lend to the Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to the Credit Documents and determining Proportionate Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (-0-). This section shall remain effective with respect to such Lender until (x) the Obligations under this Credit Agreement shall have been declared or shall have become immediately due and payable or
(y) the Majority Lenders, the Agent and the Borrower shall have waived such Lender's default in writing. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by the Borrower of its duties and obligations hereunder.

      2.6  Mandatory Payment; Mandatory Reduction of Commitments.

      (a) The aggregate balance of Revolving Loans and all Letter of Credit Obligations outstanding at any time in excess of the lesser of the Total Commitments and the Borrowing Base shall be immediately due and payable without the necessity of any demand.

      (b) On the Expiration Date, the Commitment of each Lender shall automatically reduce to zero and may not be reinstated. The Borrower may reduce or terminate the Total Commitments at any time and from time to time in whole or in part. Each such reduction of the Total Commitments must be in an amount not less than $1,000,000 (and in increments of $1,000,000 thereafter). If the Borrower seeks to reduce the Total Commitments to an amount less than $50,000,000, then the Total Commitments shall be reduced to zero and this Credit Agreement shall be terminated. Once reduced, no portion of the Total Commitments may be reinstated.

      2.7 Maintenance of Loan Account; Statements of Account. The Agent shall maintain an account on its books in the name of the Borrower (the "Loan Account") in which the Borrower will be charged with all loans and advances made by the Lenders to the Borrower or for the Borrower's account, including the Revolving Loans and all Letter of Credit Obligations, the Fees, the Expenses and any other Obligations. The Loan Account will be credited with all amounts received by the Agent from the Borrower or from others for the Borrower's account, including all amounts received in the BT Account from the Blocked Account Banks. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent's right to demand payment of any Obligation upon its maturity. Further, the Agent shall have no obligation whatsoever to perform in any respect any of the Borrower's contracts or obligations relating to the Accounts. After the end of each month, the Agent shall send the Borrower a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders and the Borrower during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrower.

      2.8 Payment Procedures. Payments of interest, Fees and Expenses shall be made not later than 2:00 P.M. New York City time on the day when due, in immediately available Dollars, to the Agent at its address set forth in Section 11.5 hereof. The Borrower hereby authorizes the Agent to charge the Loan Account with the amount of all payments to be made hereunder and under the other Credit Documents, including all Fees and Expenses, as and when such payments become due. The Borrower's obligations to the Lenders with respect to such payments shall be discharged by making such payments to the Agent pursuant to this Section or by charging the Loan Account.

      2.9  Collection of Accounts.

      (a) All Collections and other amounts received by the Borrower from any account debtor, in addition to all other cash received from any other source (including, without limitation, upon sales of Collateral or other property permitted hereunder (unless remitted directly to the Agent)), shall upon receipt be deposited into an account (each, a "Blocked Account") opened by the Borrower at a financial institution selected by the Borrower and acceptable to the Agent (each, a "Blocked Account Bank"). The Borrower shall use its best efforts to cause each Blocked Account Bank to enter into an agreement with the Borrower and the Agent substantially in the form of Exhibit B to the Original Credit Agreement (each, a "Blocked Account Agreement"), provided that, with respect to any Blocked Account not subject to a Blocked Account Agreement, the Agent may require the Borrower to close such Blocked Account and have all funds therein transferred to the BT
Account and all future Collections which would otherwise be deposited in such Blocked Account deposited in another Blocked Account which is subject to a Blocked Account Agreement. Deposits in each Blocked Account shall be transferred via the automatic clearing house system each Business Day into an account (the "BT Account") maintained by the Agent at Bankers Trust
Company and established pursuant to a concentration account agreement entered into among the Borrower, the Agent and Bankers Trust Company substantially in the form of Exhibit C to the Original Credit Agreement
(the "Concentration Account Agreement"). Where applicable, such transfers shall be subject to the terms and conditions of the relevant Blocked
Account Agreement. The Borrower shall accurately report all amounts deposited in the Blocked Accounts to ensure the proper transfer of funds as set forth above.

      (b) The Borrower may request that the Agent close Blocked Accounts and/or open new Blocked Accounts (or, in either case, permit the Borrower to do so), subject to the execution and delivery to the Agent of appropriate
Blocked Account Agreements (unless expressly waived by the Agent) consistent with the provisions of this Section 2.9 and otherwise satisfactory to the Agent.

      2.10 Application of Payments. All amounts received in the BT Account from the Blocked Account Banks shall be credited to the Loan Account. If an Event of Default has occurred and is continuing, all amounts received by the Agent in the BT Account or otherwise shall be applied in the following order: first, to the payment of any Fees, Expenses or other Obligations due and payable to the Agent under any of the Credit Documents, including amounts advanced by the Agent on behalf of the Lenders pursuant to Section 2.4(b); second, to the payment of any Fees, expenses or other Obligations due and payable to the Issuing Bank under any of the Credit Documents; third, to the ratable payment of any Fees, expenses or other Obligations due and payable to the Syndication Agent or the Lenders under any of the Credit Documents other than those Obligations specifically referred to in this Section 2.10; fourth, to the ratable payment of interest due on the Revolving Loans; fifth, to the ratable payment of principal due on the Revolving Loans. Any payment received hereunder as a distribution in any proceeding referred to in Section 9.1(f) shall, unless paid with respect to amounts specifically owing to the Agent, the Syndication Agent or the Issuing Bank, be distributed and applied to the payment of the amounts due hereunder and under the Revolving Notes ratably in accordance with such amounts (or, if a court of competent jurisdiction shall otherwise specify, as specified by such court).


ARTICLE 3.  Letters of Credit

      3.1 Issuance of Letters of Credit. Subject to the terms and conditions of this Credit Agreement and in reliance upon the representations and warranties of the Borrower set forth herein, the Issuing Bank shall issue Letters of Credit hereunder at the request of the Borrower and for its account, as more specifically described below. The Issuing Bank shall not issue any Letter of Credit for the account of the Borrower if at the time of such requested issuance:

      (a) The face amount of such requested Letter of Credit, when added to the Letter of Credit Obligations then outstanding, would cause the Letter of Credit Obligations to exceed (i) $10,000,000 or, (ii) when added to the aggregate amount of Revolving Loans and all Letter of Credit Obligations then outstanding would cause the sum of the aggregate amount of Revolving
Loans and Letter of Credit Obligations then outstanding to exceed the lesser of (x) the Total Commitments and (y) the Borrowing Base then in effect;

      (b) Any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit or any Requirement of Law applicable to the Agent or the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Agent or the Issuing Bank shall prohibit, or request that the Agent or the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Agent or the Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which the Agent or the Issuing Bank is not otherwise compensated) not in effect as of the Closing Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to the Agent or the Issuing Bank as of the Closing Date and which the Agent or the Issuing Bank deems in good faith to be material to it; or

      (c) A default of any Lender's obligations to fund under Section 3.5 exists, or such Lender is a Defaulting Lender under Section 2.5, unless the Agent and the Issuing Bank have entered into satisfactory arrangements with the Borrower to eliminate the Agent's and the Issuing Bank's risk with respect to such Lender, including cash collateralization of such Lender's Proportionate Share of the Letter of Credit Obligations.

      3.2 Terms of Letters of Credit. The Letters of Credit shall be in a form customarily issued by the Issuing Bank or in such other form as has been approved by the Issuing Bank. At the time of issuance, the amount and the terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. In no event may the term of any standby Letter of Credit issued hereunder exceed 360 days (except that such Letters of Credit may provide for annual renewal) nor the term of any documentary Letter of Credit exceed 120 days, and all Letters of Credit issued hereunder shall expire no later than the date that is five (5) Business Days prior to the Expiration Date. Any Letter of Credit containing an automatic renewal provision shall also contain a provision pursuant to which, notwithstanding any other provisions thereof, it shall expire no later than the date that is five (5) days prior to the Expiration Date.

      3.3 Lenders' Participation. Immediately upon issuance or amendment by the Issuing Bank of any Letter of Credit in accordance with the procedures set forth in Section 3.1, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest and participation to the extent of such Lender's Proportionate Share (based upon its Commitment) in the liability with respect to such Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto, other than amounts owing to the Issuing Bank consisting of Issuing Bank Fees) and any security therefor or guaranty pertaining thereto.

      3.4  Notice of Issuance.   Whenever the Borrower desires the issuance
of a Letter of Credit, the Borrower shall deliver to the Agent a written notice no later than 1:00 P.M. New York City time at least five (5) Business Days (or such shorter period as may be agreed to by the Issuing
Bank) in advance of the proposed date of issuance, which written notice shall be in such form as may be required from time to time by the Agent and the Issuing Bank (a "Letter of Credit Request"). The transmittal by the Borrower of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with and will not violate any of the requirements of Section 3.1. Prior to the date of issuance of each Letter of Credit, the Borrower shall provide to the Agent a precise description of the documents and the text of any certificate to be presented by the beneficiary of such Letter of Credit which if presented by such beneficiary on or prior to the expiration date of the Letter of Credit would require the Issuing Bank to make payment under the Letter of Credit. The Issuing Bank, in its reasonable judgment, may require changes in any such documents and certificates. No Letter of Credit shall require payment against a conforming draft to be made thereunder prior to the second Business Day (under the laws of the jurisdiction of the Issuing Bank) after the date on which such draft is presented, together with all documents and/or certificates required to be presented in connection therewith under the terms of the applicable Letter of Credit. A Letter of Credit Request may be given in writing or electronically and, if requested by the Agent, with prompt confirmation in writing. Any electronic Letter of Credit Request shall be deemed to have been prepared by, or under the supervision of the chief financial officer of the Borrower. The Agent shall promptly provide the aforementioned Letter of Credit Request, document description and proposed text of certification to the Issuing Bank.

      3.5 Payment of Amounts Drawn Under Letters of Credit. In the event of any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall notify the Agent, which shall notify the Borrower of such draw, not later than 11:00 A.M. New York City time on the Business Day immediately prior to the date on which the Issuing Bank intends to honor such drawing. The Borrower will be deemed to have concurrently given a Notice of Borrowing to the Agent for Revolving Loans in the amount of and at the time of such drawing. Subject to satisfaction or waiver of the conditions specified in Article 5 hereof and the other terms and conditions of Borrowings contained herein, the Lenders shall be obligated to, on the date of such drawing, make Revolving Loans in the amount of such drawing, the proceeds of which shall be applied directly by the Agent to reimburse the Issuing Bank for the amount of such drawing or payment. If for any reason, proceeds of such Revolving Loans are not received by the Issuing Bank on such date in an amount equal to the amount of such drawing, the Borrower shall be obligated to and shall reimburse the Issuing Bank, on the Business Day (under the laws of the jurisdiction of the Issuing Bank) immediately following the date of such drawing, in an amount in immediately available funds equal to the excess of the amount of such drawing over the amount of such Revolving Loans, if any, which are so received, plus accrued interest on such amount at the rate set forth in Section 4.1 hereof.

      3.6 Payment by Lenders. If Revolving Loans are not made in an amount sufficient to reimburse the Issuing Bank in full for the amount of any draw, the Agent shall promptly notify each Lender of the unreimbursed amount of such drawing and of such Lender's respective participation therein. Each Lender shall make available to the Agent for the benefit of the Issuing Bank an amount equal to such Lender's respective participation in immediately available funds, not later than 1:00 P.M. New York City time on the Business Day (under the laws of the jurisdiction of the Issuing
Bank) after the date notified by the Agent. In addition, in the event that any Lender fails to make available to the Agent the amount of any such Lender's participation in such Letter of Credit Obligations as provided in this Section 3.6, the Agent may, but shall not be obligated to, fund the amount of such Defaulting Lender's participation in such Letter of Credit and recover such amount on demand from such Defaulting Lender in accordance with Section 2.5 hereof. In the event that any Lender fails to make available to the Agent the amount of such Lender's participation in such Letter of Credit as provided in this Section 3.6, and the Agent does not elect to fund to the Issuing Bank such Defaulting Lender's participation in such letter of Credit, the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for the first three Business Days while such amount remains unpaid and thereafter at the Prime Lending Rate. The Agent shall distribute to each other Lender which has paid all amounts payable by it under this Section 3.6 with respect to any Letter of Credit issued by the Issuing Bank such other Lender's Proportionate Share of all payments subsequently received by the Agent from the Borrower in reimbursement of drawings honored by the Issuing Bank under such Letter of Credit when such payments are received.

      3.7 Nature of Issuing Bank's Duties. In determining whether to pay under any Letter of Credit, the Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under that Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit. As between the Borrower, the Issuing Bank and each other Lender, the Borrower assumes all risks of the acts and omissions of the Issuing Bank (except to the extent that it is finally judicially determined that such acts or omissions were the result of the Issuing Bank's gross negligence or willful misconduct), or misuse of the Letters of Credit by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Issuing Bank, the Agent nor any of the other Lenders shall be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under such Letters of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) for failure of the beneficiary of any such Letter of Credit to strictly comply with conditions required in order to draw upon such Letter of Credit, (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy or otherwise, whether or not they be in cipher, (v) for errors in interpretation of technical terms, (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit, or of the proceeds thereof, (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing honored under such Letter of Credit, and (viii) for any consequences arising from causes beyond the control of the Issuing Bank, the Agent or the other Lenders. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers hereunder. Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any liability to the Borrower, the Agent or any Lender.

      3.8 Obligations Absolute. The obligations of the Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit and the obligations of the Lenders under Section 3.6 hereof shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances including, without limitation, the following circumstances:

      (a)   any lack of validity or enforceability of any Letter of Credit;

      (b) the existence of any claim, set-off, defense or other right which the Borrower or any Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), the Issuing Bank, any Lender or any other Person, whether in connection with this Credit Agreement, the transactions contemplated herein or any unrelated transaction;

      (c) any draft, demand, certificate or any other documents presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

      (d) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

      (e) payment by the Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

      (f) failure of any drawing under a Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or

      (g) the fact that a Default or an Event of Default shall have occurred and be continuing;

provided, however, that the Borrower shall have no obligation to reimburse the Issuing Bank, and the Lenders shall have no obligation under
Section 3.6 hereof, in the event of the Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under the Letter of Credit comply with the terms of such Letter of Credit.

ARTICLE 4.  Interest, Fees and Expenses

      4.1  Interest on Prime Rate Loans.  Subject to the provisions of
Section 4.3 hereof, interest on Prime Rate Loans shall be payable monthly as of the end of each month at an interest rate per annum equal to the Prime Lending Rate plus the Prime Rate Spread. The "Prime Rate Spread" shall be equal to the percentage per annum set forth below opposite the Interest Coverage Ratio maintained by the Consolidated Entity for the Consolidated Entity's most recently ended four full fiscal quarters for which Financial Statements of the Consolidated Entity have been delivered to the Agent pursuant to Section 7.1(a) or 7.1(c), as applicable:

Ratio:                           Prime Rate Spread
< 1.75 to 1.00                   0.75%
< 2.00 to 1.00 and               0.50%
> 1.75 to 1.00
> 2.00 to 1.00                   0.25%

In the event of any change in the Prime Lending Rate, the rate hereunder shall change, effective as of the day the Prime Lending
Rate changes. In the event of any change in the Interest Coverage Ratio of the Consolidated Entity for the most recently ended four full fiscal quarters of the Consolidated Entity, the Prime Rate Spread shall change effective as of the first calendar month beginning after the date on which the most recent Financial Statements of the Consolidated Entity were required to be delivered to the Agent pursuant to Section 7.1(a) or 7.1(c), as applicable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

      4.2  Interest on Eurodollar Rate Loans.  Subject to the provisions of
Section 4.3 hereof, interest on Eurodollar Rate Loans shall be payable on the last day of each Interest Period with respect to such Eurodollar Rate Loan (and, with respect to Eurodollar Rate Loans having an Interest Period in excess of three months, on the last day of each three month interval during such Interest Period), at the date of conversion of such Eurodollar Rate Loan (or a portion thereof) to a Prime Rate Loan and at maturity of such Eurodollar Rate Loan at an interest rate per annum equal during the Interest Period for such Eurodollar Rate Loan to the Adjusted Eurodollar Rate for the Interest Period in effect for such Eurodollar Rate Loan plus the Eurodollar Rate Spread. The "Eurodollar Rate Spread" shall be equal to the percentage per annum set forth below opposite the Interest Coverage Ratio maintained by the Consolidated Entity for the Consolidated Entity's most recently ended four full fiscal quarters for which Financial Statements of the Consolidated Entity have been delivered to the Agent pursuant to Section 7.1(a) or 7.1(c), as applicable, as calculated on the date two (2) Business Days prior to the applicable Interest Period:

Ratio:                           Eurodollar Rate Spread
< 1.75 to 1.00                   2.25%
< 2.00 to 1.00 and               2.00%
> 1.75 to 1.00
> 2.00 to 1.00                   1.75%

After maturity of any Eurodollar Rate Loan (whether by acceleration or otherwise), interest with respect to such Eurodollar Rate Loan shall be payable upon demand. In the event of any change in the Interest Coverage Ratio of the Consolidated Entity for the most recently ended four full fiscal quarters of the Consolidated Entity, the Eurodollar Rate Spread shall change effective as of the first day of the first Interest Period beginning after the date on which the most recent Financial Statements of the Consolidated Entity were required to be delivered to the Agent pursuant to Section 7.1(a) or 7.1(c), as applicable. The Agent upon determining the Adjusted Eurodollar Rate for any Interest Period shall promptly notify the Borrower and the Lenders by telephone (confirmed promptly in writing) or in writing thereof. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

      4.3 Interest After Event of Default. Interest on any amount of matured principal under the Revolving Loans, and interest on the amount of principal under the Revolving Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (i) all Obligations have been paid and satisfied in full or
(ii) such Event of Default shall no longer be continuing, shall be payable on demand at a rate per annum equal to the rate at which the Revolving Loans are bearing interest pursuant to Sections 4.1 and 4.2 above, plus two percent (2.00%) per annum. In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain two percent (2.00%) per annum above the then applicable interest rate.

      4.4  Reimbursement of Expenses.

      (a) From and after the Closing Date, the Borrower shall promptly reimburse the Agent for all Expenses of the Agent as the same are incurred by the Agent and upon receipt of invoices therefor and, if requested by the Borrower, such reasonable backup materials and information as the Borrower shall reasonably request.

      (b) After the occurrence and during the continuance of a Default, the Borrower shall promptly reimburse the Agent and the Lenders for all costs, fees and expenses incurred by them in connection with any workout, restructuring, renegotiation or refinancing of the Loans and the other Obligations under the Credit Agreement and the other Credit Documents.

      4.5 Unused Line Fee. Promptly following the last Business Day of each month hereafter and on the Expiration Date, the Borrower shall pay to the Agent for the pro rata benefit of each of the Lenders a non-refundable fee equal to the Unused Line Fee Percentage of (a) the Revolving Credit Commitment less (b) the sum of (i) the aggregate face amount of outstanding Letters of Credit and (ii) the aggregate outstanding principal balance of the Revolving Loans, which fee shall accrue from the date of the Original Credit Agreement until the Expiration Date (the "Unused Line Fee"). The "Unused Line Fee Percentage" shall be equal to the percentage set forth below opposite the Interest Coverage Ratio maintained by the Consolidated Entity for the Consolidated Entity's most recently ended four full fiscal quarters for which Financial Statements of the Consolidated Entity have been delivered to the Agent pursuant to Section 7.1(a) or 7.1(c), as applicable:

Ratio:                           Unused Line Fee Percentage
< 1.75 to 1.00                   0.50%
> 1.75 to 1.00                   0.375%

In the event of any change in the Interest Coverage Ratio of the Consolidated Entity for the most recently ended four full fiscal quarters of the Consolidated Entity, the Unused Line Fee Percentage shall change effective as of the first calendar month beginning after the date on which the most recent Financial Statements of the Consolidated Entity were required to be delivered to the Agent pursuant to Section 7.1(a) or 7.1(c), as applicable.

      4.6  Letter of Credit Fees.

      (a) The Agent, for the ratable benefit of the Lenders, shall be entitled to charge to the account of the Borrower (i) on the first Business Day of each month, a fee (the "Letter of Credit Fee"), in an amount equal to the Letter of Credit Fee Percentage of the daily weighted average amount of outstanding Letter of Credit Obligations during the immediately preceding month and (ii) as and when incurred by the Agent or any Lender, any charges, fees, costs and expenses charged to the Agent or any Lender for the Borrower's account by any Issuing Bank (other than any fees charged to the Agent or any Lender which would be duplicative of the Letter of Credit
Fee paid to the Agent for the benefit of the Lenders) (the "Issuing Bank
Fees") in connection with the issuance of any Letters of Credit by the Issuing Bank, and the Agent shall pay the charges owing to such Issuing
Bank upon receipt of such amounts from the Borrower.  The "Letter of Credit
Fee Percentage" shall be equal to the percentage set forth below opposite the Interest Coverage Ratio maintained by the Consolidated Entity for the Consolidated Entity's most recently ended four full fiscal quarters for which Financial Statements of the Consolidated Entity have been delivered to the Agent pursuant to Section 7.1(a) or 7.1(c), as applicable:

Ratio:                       Letter of Credit Fee Percentage
< 1.75 to 1.00               2.25%
< 2.00 to 1.00 and           2.00%
> 1.75 to 1.00
> 2.00 to 1.00               1.75%

In the event of any change in the Interest Coverage Ratio of the Consolidated Entity for the most recently ended four full fiscal quarters of the Consolidated Entity, the Letter of Credit Fee Percentage shall change effective for Letters of Credit issued on or after the first day of the first calendar month beginning after the date on which the most recent Financial Statements of the Consolidated Entity were required to be delivered to the Agent pursuant to Section 7.1(a) or 7.1(c), as applicable. For the avoidance of doubt, the Letter of Credit Fed Percentage shall not change with respect to any Letters of Credit issued and outstanding prior to the effective day of such change. Each determination by the Agent of Letter of Credit Fees and Issuing Bank Fees hereunder shall be conclusive and binding for all purposes, absent manifest error.

      (b) Letter of Credit Fees on Letter of Credit Obligations outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (i) all Obligations have been paid and satisfied in full or (ii) such Event of Default shall no longer be continuing, shall be payable on demand at a rate equal to the rate at which the Letter of Credit Fees are charged pursuant to Section 4.6(a) above, plus two percent (2.00%).

      4.7 Early Termination Fee. In the event that the Total Commitments shall be reduced to zero and the Credit Agreement terminated pursuant to
Section 2.6 hereof on or prior to the first anniversary of the date hereof, the Borrower shall pay to the Agent for the account of the Lenders a termination fee (the "Early Termination Fee") in an amount equal to one percent (1.00%) of the amount of the Total Commitments as of the date hereof.

      4.8  Special Provisions Relating to Eurodollar Rate Loans.

      (a) Continuation. With respect to any Borrowing consisting of Eurodollar Rate Loans, the Borrower may (so long as no Default or Event of Default has occurred and is continuing), subject to the provisions of Section 4.8(c), elect to maintain such Borrowing or any portion thereof as consisting of Eurodollar Rate Loans by selecting a new Interest Period for such Borrowing, which new Interest Period shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest
Period shall be made by notice given not later than 12:00 P.M. New York
City time on the third Business Day prior to the date of any such continuation relating to Eurodollar Rate Loans, by the Borrower to the Agent. Such notice by the Borrower of a continuation (a "Notice of Continuation") shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing substantially in the form of Exhibit G, in each case specifying (i) the date of such continuation,
(ii) the Type of Revolving Loans subject to such continuation, (iii) the aggregate amount of Revolving Loans subject to such continuation and
(iv) the duration of the selected Interest Period. The Borrower may elect to maintain more than one Borrowing consisting of Eurodollar Rate Loans by combining such Borrowings into one Borrowing and selecting a new Interest
Period pursuant to this Section 4.8(a); provided, however, that each of the Borrowings so combined shall consist of Revolving Loans having Interest
Periods ending on the same date. If the Borrower shall fail to select a new Interest Period for any Borrowing consisting of Eurodollar Rate Loans in accordance with this Section 4.8(a), such Revolving Loans will automatically, on the last day of the then existing Interest Period therefor, convert into Prime Rate Loans. The Agent shall give each Lender prompt notice by telephone or facsimile transmission of each Notice of Continuation.

      (b) Conversion. The Borrower may on any Business Day (so long as no Default or Event of Default has occurred and is continuing), upon notice (each such notice, a "Notice of Conversion") given to the Agent, and subject to the provisions of Section 4.8(c), convert the entire amount of or a portion of all Revolving Loans of one Type comprising the same Borrowing into Revolving Loans of another Type; provided, however, that any conversion of any Eurodollar Rate Loans into Revolving Loans of another
Type shall be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans and, upon conversion of any Prime Rate Loans into Revolving Loans of another Type, the Borrower shall pay accrued interest to the date of conversions on the principal amount converted.
Each such Notice of Conversion shall be given not later than 12:00 P.M. New York City time on the Business Day prior to the date of any proposed conversion into Prime Rate Loans and on the third Business Day prior to the date of any proposed conversion into Eurodollar Rate Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone or facsimile transmission, and if by telephone, promptly confirmed in writing substantially in the form of Exhibit H, in each case specifying (i) the requested date of such conversion, (ii) the Type of Revolving Loans to be converted, (iii) the portion of such Type of Revolving Loan to be converted, (iv) the Type of Revolving Loan such Revolving Loans are to be converted into and (v) if such conversion is into Eurodollar Rate Loans, the duration of the Interest Period of such Revolving Loan. Each conversion shall be in an aggregate amount for the Revolving Loans of all Lenders of not less than $5,000,000 or an integral multiple of $100,000 in excess thereof. The Borrower may elect to convert the entire amount of or a portion of all Revolving Loans of one Type comprising more than one Borrowing into Revolving Loans of another Type by combining such Borrowings into one Borrowing consisting of Revolving Loans of another Type; provided, however, that if the Borrowings so combined consist of Eurodollar Rate Loans, such Revolving Loans shall have Interest Periods ending on the same date.

      (c) Certain Limitations on Eurodollar Rate Loans. The right of the Borrower to maintain, select, continue or convert Eurodollar Rate Loans shall be limited as follows:

         (i) If the Agent is advised by Bankers Trust Company that it is not offering U.S. dollar deposits (in the applicable amounts) in the London interbank market, or the Agent determines that adequate and fair means do not otherwise exist for ascertaining the Eurodollar Rate for Eurodollar Rate Loans comprising any requested Borrowing, continuation or conversion, the right of the Borrower to select or maintain Eurodollar Rate Loans for such Borrowing or any subsequent Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exists, and each Revolving Loan comprising such Borrowing shall be made as a Prime Rate Loan.

         (ii) If the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, continuation or conversion, notify the Agent that the Eurodollar Rate for Revolving Loans comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Revolving Loans for such Borrowing, the right of the Borrower to select Eurodollar Rate Loans for such Borrowing shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Revolving Loan comprising such Borrowing shall be made as a Prime Rate Loan.

         (iii) If at any time any Lender determines (which determination shall, absent manifest error, be conclusive and binding on all parties) that the making, continuation or conversion of any Revolving Loan as a Eurodollar Rate Loan has become unlawful or impermissible by reason of compliance by that Lender with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law or would result in costs or penalties), then, and in any such event, such Lender may give notice of that determination in writing, to the Borrower and the Agent and the Agent shall promptly transmit the notice to each other Lender. Until such Lender gives notice otherwise, the right of the Borrower to select Eurodollar Rate Loans from that Lender shall be suspended and each Eurodollar Rate Loan outstanding from that Lender shall automatically and immediately convert to a Prime Rate Loan.

         (iv) There shall not be outstanding at any one time more than an aggregate of eight (8) Revolving Loans which consist of Eurodollar Rate Loans.

      (d) Compensation. (i) Each Notice of Continuation and Notice of Conversion shall be irrevocable by and binding on the Borrower. In the case of any Borrowing, continuation or conversion that the related Notice of Borrowing, Notice of Continuation or Notice of Conversion specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill, on or before the date for such Borrowing, continuation or conversion specified in such Notice of Borrowing, Notice of Continuation or Notice of Conversion, the applicable conditions set forth in Article 5, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Borrowing, continuation or conversion.

         (ii) If any payment of principal of, or conversion or continuation of, any Eurodollar Rate Loan is made other than on the last day of the Interest Period for such Loan as a result of a payment, prepayment, conversion or continuation of such Loan or acceleration of the maturity of the Revolving Notes pursuant to Article 9 hereof or for any other reason, the Borrower shall, upon demand by any Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

         (iii) Calculation of all amounts payable to a Lender under this
Section 4.8(d) shall be made as though such Lender elected to fund all Eurodollar Rate Loans by purchasing U.S. dollar deposits in its Eurodollar Lending Office's interbank eurodollar market.

      4.9 Indemnification in Certain Events. If after the Closing Date, either (i) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to Bankers Trust Company, BT Delaware or any other banking or financial institution from whom any of the Lenders borrows funds or obtains credit (a "Funding Bank"), the Agent or any of the Lenders, or
(ii) the Agent, a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other Governmental Authority or (iii) the Agent, a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or the Agent, a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Agent's or such Funding Bank's or Lender's policies as the case may be with respect to capital adequacy) by an amount deemed by such Lender to be material, and any of the foregoing events described in clauses (i), (ii) or (iii) increases the cost to the Agent, the Issuing Bank or any of the Lenders of (A) funding or maintaining the Total Commitments or (B) issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or reduces the amount receivable in respect thereof by the Agent, the Issuing Bank or any Lender, then the Borrower shall upon demand by the Agent, pay to the Agent, for the account of each applicable Lender or, as applicable, the Issuing Bank or a Funding Bank, additional amounts sufficient to indemnify the Lenders against such increase in cost or reduction in amount receivable. A certificate as to the amount of such increased cost and setting forth in reasonable detail the calculation thereof shall be submitted to the Borrower by the Agent, or the applicable Lender, Issuing Bank or Funding Bank, and shall be conclusive absent manifest error.

      4.10  Net Payments.

      (a) All payments by the Borrower hereunder to or for the benefit of any Lender, the Issuing Bank, the Syndication Agent or the Agent shall be made without setoff, counterclaim or other defense. Except as provided in
Section 4.10(b), all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of the Lender, the Issuing Bank, the Syndication Agent or the Agent, as the case may be, pursuant to the laws of the jurisdiction in which it is organized) together with all interest, penalties or similar liabilities with respect thereto (collectively, "Covered Taxes"). If the Borrower shall be required by law to deduct any Covered Taxes from any sum payable hereunder to any Lender, the Issuing Bank, the Syndication Agent or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions of Covered Taxes (including deductions of Covered Taxes applicable to additional sums payable under this
Section 4.10) such Lender, the Issuing Bank, the Syndication Agent or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions and (C) the Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law. The Borrower shall furnish to the Agent within 45 days after the date the payment of any Covered Taxes is due certified copies of tax receipts evidencing such payment by the Borrower. The Borrower agrees to indemnify and hold harmless the Lender, the Issuing Bank, the Syndication Agent and the Agent and reimburse each of them, as the case may be, for the amount of any Covered Taxes so levied or imposed and paid by them.

      (b)   Each Foreign Lender shall deliver to the Agent and the Borrower
(i) two valid, duly completed copies of IRS Form 1001 or 4224 or successor applicable form, as the case may be, and any other required form, certifying in each case that such Foreign Lender is entitled to receive payments under this Credit Agreement or the Revolving Notes payable to it without deduction or withholding of any United States federal income taxes or with such withholding imposed at a reduced rate (the "Reduced Rate"), and (ii) a valid, duly completed IRS Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax. Each such Foreign Lender shall also deliver to the Agent and the Borrower two further copies of said Form 1001 or 4224 and W-8 or W-9, or successor applicable forms, or other manner of required certification, as the case may be, on or before the date that any such form expires or becomes obsolete or otherwise is required to be resubmitted as a condition to obtaining an exemption from a required withholding of United States federal income tax or entitlement to having such withholding imposed at the Reduced Rate or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower and the Agent, certifying (i) in the case of a Form 1001 or 4224 that such Foreign Lender is entitled to receive payments under this Credit Agreement or the Revolving Notes payable to it without deduction or withholding of any United States federal income taxes, unless in any such case any change in a tax treaty to which the United States is a party, or any change in law or regulation of the United States or official interpretation thereof has occurred after the Initial Funding Date and prior to the date on which any such delivery would otherwise be required that renders all such forms inapplicable or that would prevent such Foreign Lender from duly completing and delivering any such form with respect to it, and such Foreign Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding at the Reduced Rate, or (ii) in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax.

      4.11 Affected Lenders. If the Borrower is obligated to pay to any Lender any amount under Sections 4.9 or 4.10 hereof or if any Lender is a Defaulting Lender, the Borrower may, if no Default or Event of Default then exists, replace such Lender with another lender acceptable to the Agent, and such Lender hereby agrees to be so replaced subject to the following:

      (a) The obligations of the Borrower hereunder to the Lender to be replaced (including such increased or additional costs incurred from the date of notice to the Borrower of such increase or additional costs through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement;

      (b) If such replacement is a result of increased costs under Sections 4.9 or 4.10, the replacement Lender shall be a bank or other financial institution that is not subject to such increased costs which caused the Borrower's election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to the Agent such documentation satisfactory to the Agent pursuant to which such replacement Lender is to become a party hereto, conforming to the provisions of
Section 11.6 hereof, with a Commitment equal to that of the Lender being replaced and shall make Revolving Loans in the aggregate principal amount equal to the aggregate outstanding principal amount of the Revolving Loans of the Lender being replaced;

      (c) Upon such execution of such documents referred to in clause (b) and repayment of the amounts referred to in clause (a), the replacement lender shall be a "Lender" with a Commitment as specified hereinabove and the Lender being replaced shall cease to be a "Lender" hereunder, except with respect to indemnification provisions under this Credit Agreement, which shall survive as to such replaced Lender;

      (d) The Agent shall reasonably cooperate in effectuating the replacement of any Lender under this Section 4.11, but at no time shall the Agent be obligated to initiate any such replacement; and

      (e) Any Lender replaced under this Section 4.11 shall be replaced at the Borrower's sole cost and expense and at no cost or expense to the Agent or any of the Lenders.

      (f)   If Borrower proposes to replace any Lender pursuant to this
Section 4.11 because the Lender seeks reimbursement under either
Section 4.9 or 4.10, then it must also replace any other Lender who seeks similar levels of reimbursement (as a percentage of such Lender's
Commitment) under such Sections.

      4.12 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Revolving Loans made by it or its participation in the Letter of Credit Obligations in excess of its Proportionate Share of payments on account of the Revolving Loans or Letter of Credit Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Revolving Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.12 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

      4.13  Calculations.  All calculations of (i) interest hereunder and
(ii) fees, including, without limitation, Unused Line Fees and Letter of Credit Fees, shall be made by the Agent, on the basis of a year of 360 days, or, if such computation would cause the interest and fees chargeable hereunder to exceed the Highest Lawful Rate, 365/366 days, in each case to the extent applicable for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or payment hereunder shall be conclusive and binding for all purposes, absent manifest error.

ARTICLE 5.  Conditions Precedent

      5.1 Conditions Precedent to Effectiveness. This amendment and restatement of the 1996 Credit Agreement shall be effective upon the satisfaction of the following conditions precedent:

      (a) Closing Documents List. The Agent and the Lenders shall have received duly executed originals of each of the agreements, opinions, reports, approvals, consents, certificates and other documents set forth on the Closing Documents List attached hereto as Schedule A.

      (b) Material Adverse Change. (i) No change, occurrence, event or development or event involving a prospective change that is reasonably likely to have a Material Adverse Effect shall have occurred and be continuing, (ii) there shall not have occurred a substantial impairment of the financial markets generally that is reasonably likely to materially and adversely affect the transactions contemplated hereby, in each case as determined by the Agent and each Lender in its sole discretion, or (iii) there shall not have occurred a change in any law or regulation (or the implementation of any law or regulation) affecting any of the Lenders that is reasonably likely to materially increase the cost and expense to such Lender of acting as a Lender hereunder.

      (c) Fees and Expenses. The Agent and each of the Lenders shall have received payment in full of those Fees and Expenses referred to in the Amendment and Restatement Fee Letter and in Article 4 hereof payable to them on or before the Effective Date (or an irrevocable authorization to pay such Fees or Expenses and other fees and expenses out of the proceeds of the initial Revolving Loans).

      (d) Consents and Approvals. Except for (i) the filing of Uniform Commercial Code financing statements, (ii) consents or authorizations which have been obtained or filings which have been made, and which in either case are in full force and effect or (iii) consents or authorizations the failure to obtain or filings the failure to make could not reasonably be expected to have a Material Adverse Effect, no consent or authorization of, permit from, filing with or other act by or in respect of, any Governmental Authority or any other Person shall be required in connection with the borrowings hereunder, the grant of the Liens pursuant to the Credit Documents, or the continuing operations of the Borrower, the enforcement of the Agent's or the Lenders' rights under the Credit Documents, or with the execution, delivery, performance, validity or enforceability of this Credit Agreement, the Revolving Notes, the other Credit Documents, the Indenture or any other documents executed in connection herewith or therewith.

      (e) Material Litigation. No material litigation shall have been instituted against the Borrower, and no material litigation shall have been instituted by any Person (including, but not limited to, the Borrower) relating to the transactions contemplated by the Credit Agreement.

      (f) Existing Indebtedness. The terms and conditions of any Indebtedness (including, without limitation, maturities, interest rates, prepayment and redemption requirements, covenants, defaults, remedies, security provisions and subordination provisions) of the Borrower to remain outstanding after the Closing Date shall be satisfactory to the Lenders in all respects, and the Lenders shall be satisfied that the Borrower is not subject to any material contractual obligations or other restrictions that would be violated by the transactions contemplated by this Credit Agreement, the other Credit Documents, the Indenture or any other documents executed in connection with the Recapitalization.

      (g) Additional Documents. The Borrower shall have executed and delivered to the Agent and the Lenders all documents which the Agent or any Lender determines are reasonably necessary to consummate the transactions contemplated hereby.

      5.2 Conditions Precedent to Effectiveness and to Each Revolving Loan and Letter of Credit. On (i) the Effective Date and (ii) the date of the making of any Revolving Loan or the issuance of any Letter of Credit, both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Agent (and each request for a borrowing of a Revolving Loan and request for a Letter of Credit, and the acceptance by the Borrower of the proceeds of such Revolving Loan or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrower that on the date of such Revolving Loan or issuance of such Letter of Credit before and after giving effect thereto and to the application of the proceeds therefrom such statements are true):

      (a) All representations and warranties contained in this Credit Agreement and the other Credit Documents shall be true and correct on and as of the date of such Notice of Borrowing or Letter of Credit Request as if then made, other than representations and warranties that relate solely to an earlier date;

      (b) No Default or Event of Default shall have occurred and be continuing, or would result from the making of the requested Revolving Loan or the issuance of the requested Letter of Credit; and

      (c) No event has occurred which has had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE 6.  Representations and Warranties

      To induce the Agent, the Syndication Agent, the Lenders and the Issuing Bank to enter into this Credit Agreement and to make available the credit facilities contemplated hereby, the Borrower, with respect to itself and each of its Subsidiaries, hereby represents and warrants to the Agent, the Syndication Agent, the Lenders and the Issuing Bank as follows:

      6.1 Organization and Qualification. The Borrower and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it presently is, or proposes to be, engaged and
(iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where it presently is, or proposes to be, engaged in business and where the failure to be so qualified and authorized could have a Material Adverse Effect. Schedule B lists all jurisdictions in which the Borrower and its Subsidiaries are qualified to do business as foreign corporations as of the Effective Date.

      6.2 Authority. The Borrower and each of its Subsidiaries has the requisite corporate power and authority to execute, deliver and perform each of the Credit Documents to which it is a party. All corporate action necessary for the execution, delivery and performance of any of the Credit Documents has been taken.

      6.3 Enforceability. This Credit Agreement and each Credit Document is the legal, valid and binding obligation of the Borrower or of any Subsidiary of the Borrower which is a party thereto, enforceable in accordance with its terms.

      6.4 No Conflict. The execution, delivery and performance of each Credit Document by the Borrower or any of its Subsidiaries are not in contravention of any Requirement of Law or any indenture, contract, lease, agreement, instrument or other commitment to which it is a party or by which it or any of its properties are bound and will not, except as contemplated herein, result in the imposition of any Liens upon any of its properties.

      6.5 Consents and Filings. No consent, authorization, permit or filing is required in connection with the execution, delivery and performance of this Credit Agreement or any Credit Document, or the continuing operations of the Borrower and its Subsidiaries, except (i) those that have been obtained or made and (ii) filings necessary to create, perfect or retain the perfection of Liens against the Collateral.

      6.6 Financial Data. The Borrower has furnished to the Lenders the following Financial Statements, which have been prepared in accordance with GAAP (except, in the case of (ii) below, with respect to footnotes) consistently applied throughout the periods involved: (i) balance sheets as of, and statements of operations, shareholder's equity and cash flows for the fiscal year ended December 28, 1996 audited by independent certified public accountants, and accompanied by an unqualified opinion thereof and (ii) an unaudited balance sheet as of, and unaudited statements of operations, shareholder's equity and cash flows for the period ending fiscal February 1996. Since the date of these Financial Statements, there have been no adverse changes in the condition, financial or otherwise, of the Borrower as shown on the balance sheet of the Borrower described above, other than changes in the ordinary course of business. In addition, the Borrower has furnished to the Lenders certain financial data which include projections. The assumptions upon which the projections were based were reasonable at the time such projections were prepared and are reasonable as of the Effective Date, and such projections were prepared by the Borrower in good faith.

      6.7 Subsidiaries. The only direct or indirect Subsidiaries of the Borrower as of the Effective Date are those listed on Schedule B. The Borrower is the record and beneficial owner of all of the shares of capital stock of each of the Subsidiaries listed on Schedule B. There are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Borrower are owned by them free and clear of any Liens.

      6.8 No Judgments or Litigation. Except as set forth on Schedule B, no judgments, orders, writs or decrees are outstanding against the Borrower or any of the Subsidiaries nor is there now pending or, to the best of the Borrower's knowledge after diligent inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower or any of the Subsidiaries. No judgments, orders, writs or decrees are outstanding against the Borrower or any of the Subsidiaries nor is there now pending or, to the best of the Borrower's knowledge after diligent inquiry, threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower or any of the Subsidiaries, in any case which could have a Material Adverse Effect.

      6.9 No Defaults. Neither the Borrower nor any of the Subsidiaries is in default under any term of any Material Contract. The Borrower knows of no dispute regarding any Material Contract.

      6.10  Labor Matters.

      (a) There are no controversies pending or, to the best of the Borrower's knowledge after diligent inquiry, threatened between the Borrower or any of the Subsidiaries and any of their respective employees which, in any case, could have a Material Adverse Effect.

      (b) Neither the Borrower nor any of the Subsidiaries is engaged in any unfair labor practice which could have a Material Adverse Effect. There is
(i) no unfair labor practice complaint pending against the Borrower or any of the Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or significant arbitration proceeding arising out of or under collective bargaining agreements is so pending against the Borrower or any of the Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against either of the Borrower or any of the Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them and
(iii) no union representation question with respect to the employees of the Borrower or any Subsidiaries and no union organizing activities.

      6.11 Compliance with Law. Neither the Borrower nor any of the Subsidiaries has violated or failed to comply with any Requirement of Law or any requirement of any self regulatory organization which could have a Material Adverse Effect.

      6.12 ERISA. None of the Borrower, any Subsidiary and any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule B. Each Plan has been and is being maintained and funded in accordance with its terms and in compliance with all provisions of ERISA and the Code applicable thereto. The Borrower, each of the Subsidiaries and each ERISA Affiliate have fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Plan, are in compliance with the currently applicable provisions of ERISA and of the Internal Revenue Code and have not incurred any liability (other than routine liability for premiums) under Title IV of ERISA. No Termination Event has occurred nor has any other event occurred that may result in a Termination Event. No event or events have occurred in connection with which the Borrower, any of the Subsidiaries, any ERISA Affiliate, any fiduciary of a Plan or any Plan, directly or indirectly, could be subject to any liability, individually or in the aggregate, under ERISA, the Internal Revenue Code or any other Requirement of Law or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order. The Borrower has delivered or caused to be delivered to the Agent:
(i) a copy of each Plan (or, where any such plan is not in writing, a complete description thereof) (and, if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of the Borrower or the Subsidiaries; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to each Plan; (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Plan; (iv) all actuarial reports prepared for the last three plan years for each Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by the Borrower or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to the Borrower or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of the Borrower or any ERISA Affiliate under any Retiree Health Plan.
      6.13 Compliance with Environmental Laws. (i) The operations of the Borrower and each of the Subsidiaries are not in violation of any applicable federal, state or local environmental, health and safety statutes, regulations, directions, ordinances, criteria and guidelines;
(ii) the Borrower has not received notice that any of the operations of the Borrower or any of the Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation, direction, ordinance, criteria or guideline; (iii) none of the operations of the Borrower or any of the Subsidiaries is the subject of any federal, state or local investigation involving allegations or potential allegations that the Borrower or any of the Subsidiaries disposed of any hazardous or toxic waste, substance or constituent or other pollutant, contaminant or substance (including, without limitation, petroleum) at any site that may require remedial action, or any federal, state or local investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any hazardous or toxic waste, substance or constituent, or other pollutant, contaminant or substance (including, without limitation, petroleum) into the environment; (iv) neither the Borrower nor any of the Subsidiaries have filed any notice under any federal, state or local law indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release or threatened release of a hazardous or toxic waste, substance or constituent, or other pollutant, contaminant or substance (including, without limitation, petroleum) into the environment; and (v) neither the Borrower nor any of the Subsidiaries has any contingent liability of which the Borrower has knowledge or reasonably should have knowledge in connection with any release or threatened release of any hazardous or toxic waste, substance or constituent, or other pollutant, contaminant or substance (including, without limitation, petroleum) into the environment, nor has the Borrower or any of the Subsidiaries received any notice, letter or other indication of potential liability arising from the disposal of any hazardous or toxic waste, substance or constituent or other pollutant, contaminant or substance (including, without limitation, petroleum) into the environment which, in any such case referred to in this Section 6.13 or in the aggregate, could have a Material Adverse Effect.

      6.14 Intellectual Property. The Borrower possesses or has the legal right to use such assets, licenses, patents, patent applications, copyrights, service marks, trademarks (including, without limitation, the "'W' and design") and trade names as are necessary or advisable to continue to conduct its present and proposed business activities and such assets, licenses, patents, patent applications, copyrights, service marks, trademarks and trade names are valid and in full force and effect.

      6.15 Licenses and Permits. The Borrower and each of the Subsidiaries have obtained and hold in full force and effect, all franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or advisable for the operation of its businesses as presently conducted and as proposed to be conducted, except those with respect to which the failure to so obtain and hold would not have a Material Adverse Effect. Neither of the Borrower nor any of the Subsidiaries is in violation of the terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval.

      6.16  Title to Property.  All Real Estate is identified on
Schedule B. The Borrower has good and marketable title in fee simple to, or a valid leasehold interest in, all its Real Estate, and good title to all its other property, and none of such property is subject to any Lien except as permitted by Section 8.8.

      6.17 Investment Company. Neither the Borrower nor any of the Subsidiaries is (i) an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended, (ii) a holding company or a Subsidiary company of a holding company, or an Affiliate of a holding company or of a Subsidiary company of a holding company, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

      6.18  Taxes and Tax Returns.

      (a) Except as set forth on Schedule B, the Borrower and the Subsidiaries (and any affiliated group of which the Borrower or any of the Subsidiaries are now or have been members) has timely filed (inclusive of any permitted extensions) with the appropriate taxing authorities all returns (including, without limitation, information returns) in respect of taxes required to be filed through the Effective Date and will timely file (inclusive of any permitted extensions) any such returns required to be filed on and after the Effective Date. The information filed is complete and accurate in all material respects. All deductions taken by the Borrower as reflected in such income tax returns have been taken in accordance with applicable laws and regulations, except deductions that may have been disallowed but are being challenged in good faith and for which adequate reserves have been made in accordance with GAAP. Except as specified in Schedule B, neither the Borrower nor any of the Subsidiaries, nor any group of which the Borrower or any of the Subsidiaries are now or were members, have requested any extension of time within which to file returns (including without limitation information returns) in respect of any taxes.

      (b) All taxes, assessments, fees and other governmental charges in respect of periods beginning prior to the Effective Date, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in Schedule B or in the Financial Statements, and neither the Borrower nor any of the Subsidiaries has any liability for taxes in excess of the amounts so paid or reserves so established.

      (c) Except as set forth in Schedule B, no deficiencies for taxes have been claimed, proposed or assessed by any taxing or other Governmental Authority against the Borrower or any of their Subsidiaries and no tax liens have been filed. Except as set forth in Schedule B, there are no pending or, to the best of the Borrower's knowledge, threatened audits, investigations or claims for or relating to any liability in respect of taxes, and there are no matters under discussion with any governmental authorities with respect to taxes which are likely to result in a material additional liability for taxes. Either the federal income tax returns of the Borrower have been audited by the Internal Revenue Service and such audits have been closed, or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension, for all years up to and including the fiscal year ended 1991. Except as set forth in Schedule B, no extension of a statute of limitations relating to taxes, assessments, fees or other governmental charges is in effect with respect to the Borrower or the Subsidiaries.

      (d) Except as set forth on Schedule B, neither the Borrower nor any of its Subsidiaries has any obligation under written tax sharing agreement or agreement regarding payments in lieu of taxes.

      6.19 Material Contracts. Schedule B contains a true, correct and complete list of all the Material Contracts currently in effect on the Effective Date. None of the Material Contracts contains any burdensome restrictions on the Borrower or any of its Subsidiaries or any of their respective properties. All of the Material Contracts are in full force and effect, and no defaults currently exist thereunder.

      6.20 Affiliate Transactions. Except as set forth on Schedule B, neither the Borrower nor any Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of the Borrower or any Subsidiary is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and (ii) upon fair and reasonable terms no less favorable to the Borrower and such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

      6.21 Accuracy and Completeness of Information. All factual information furnished by or on behalf of the Borrower or any of the Subsidiaries in writing to the Agent, any Lender or the Auditors for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time.

      6.22 Recording Taxes. All mortgage recording taxes, recording fees and other charges payable in connection with the filing and recording of the Credit Documents have either been paid in full by the Borrower or arrangements for the payment of such amounts satisfactory to the Agent shall have been made.

      6.23 Solvency. The fair saleable value of the assets of the Borrower exceeds all its probable liabilities, including those to be incurred pursuant to this Credit Agreement, the other Credit Documents, the Senior Subordinated Notes and the Indenture. The Borrower (i) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged and (ii) has not incurred, and does not believe that it will incur, after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay as such debts become due.

      6.24 No Change. There has been no development or event nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

ARTICLE 7.  Affirmative Covenants

      Until termination of this Credit Agreement and payment and satisfaction of all Obligations due hereunder:

      7.1 Financial Reporting. The Borrower shall timely deliver to each Lender the following information:

      (a) Annual Financial Statements. As soon as available, but not later than 90 days after each fiscal year end: (i) the annual audited Financial Statements of the Consolidated Entity; (ii) a comparison in reasonable detail to the prior year audited Financial Statements; (iii) the Auditors' unqualified opinion, "Management Letter" and statement indicating that the Auditors have not obtained knowledge of the existence of any Default or Event of Default during their audit; (iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Consolidated Entity for such fiscal year, prepared by the chief financial officer of the Borrower;
and (v) a compliance certificate substantially in the form of Exhibit B with an attached schedule of calculations (A) demonstrating compliance with the financial covenants set forth in Sections 8.1, 8.2 and 8.6 and (B) setting forth the Interest Coverage Ratio of the Consolidated Entity for the most recently completed four full fiscal quarters of the Consolidated Entity. To the extent that the Borrower's annual report on Form 10-K contains any of the foregoing items, the Lenders will accept the Borrower's
Form 10-K in lieu of such items.

      (b) Projections. Not later than 45 days after each fiscal year end, monthly projections of Borrower's financial condition and results of operations for the next succeeding fiscal year, together with annual projections for the next two succeeding fiscal years, in each case containing projected consolidating balance sheets, statements of operations, statements of cash flows and statements of changes in shareholders equity, together with a statement in reasonable detail setting forth the assumptions upon which such projections are based.

      (c) Quarterly Financial Statements. As soon as available, but not later than 45 days after the end of each of the first three fiscal quarters: (i) Financial Statements of the Consolidated Entity as of the fiscal quarter then ended, and for the fiscal year to date;
(ii) a comparison in reasonable detail to the Financial Statements for the corresponding periods of the prior fiscal year; (iii) the certification of the chief executive officer or chief financial officer of the Borrower that such Financial Statements have been prepared in accordance with GAAP (other than with respect to footnotes and subject to year-end audit adjustments);
(iv) a narrative discussion of the consolidated financial condition and results of operations and the consolidated liquidity and capital resources of the Consolidated Entity for such fiscal quarter and fiscal year to date, prepared by the chief financial officer of the Borrower; and
(v) a compliance certificate substantially in the form of Exhibit B with an attached schedule of calculations (A) demonstrating compliance with the financial covenants set forth in Sections 8.1, 8.2 and 8.6 and (B) setting forth the Interest Coverage Ratio of the Consolidated Entity for the most recently completed four full fiscal quarters of the Consolidated Entity.
To the extent that the Borrower's quarterly report on Form 10-Q contains any of the foregoing items, the Lenders will accept the Borrower's Form 10-
Q in lieu of such items.

      (d) Monthly Financial Statements. As soon as available, but not later than 30 days after the end of each of the fiscal months of January, February, April, May, July, August, October and November and within 45 days after the end of each of the fiscal months of March, June, September and
December: (i) a balance sheet for the Consolidated Entity as at the end of such month and for the fiscal year to date and statements of operations and cash flows for such month and for the fiscal year to date;
(ii) a comparison to the balance sheet, statement of operations and statement of cash flows for the same periods in the prior year; (iii) a certification by the chief executive officer or chief financial officer of the Borrower that such balance sheet, statement of operations and statement of cash flows have been prepared in accordance with GAAP (other than with respect to footnotes and subject to year-end audit adjustments); and (iv) a compliance certificate substantially in the form of Exhibit B with an attached schedule of calculations demonstrating compliance with the financial covenants set forth in Section 8.1, 8.2 and 8.6 and calculations evidencing (a) the Acquisition Basket as of the end of such fiscal month and (b) the Capital Asset Sale Proceeds received by the Borrower and the amount of Capital Asset Sale Proceeds designated as Transferred Sale
Proceeds, in each case during such fiscal month.

      (e)      Monthly Comparison to Prior Projections.   As soon as available,
but not later than 30 days after the end of each of the fiscal months of January, February, April, May, July, August, October and November and within 45 days after the end of each of the fiscal months of March, June, September and December, a comparison of actual results of operations, cash flow and capital expenditures for the Borrower for such month and for the period from the beginning of the current fiscal year through the end of such month with amounts previously projected for those periods (see Section 7.1(b)) and with actual results for corresponding periods in the previous fiscal year.

      (f) Tax Returns. A copy of the state and federal income tax returns of the Borrower and each of its Subsidiaries within thirty (30) days after they are filed with the appropriate taxing authorities, if and when requested by any Lender.

      (g) Public Filings. Promptly upon the earlier of the mailing or filing thereof, copies of all 10-Ks, 10-Qs, 8-Ks, proxy statements, annual reports, quarterly reports, registration statements and any other filings or other communications made by the Borrower to holders of its publicly traded securities or the Securities Exchange Commission from time to time pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

      7.2 Collateral Reporting. The Borrower shall timely deliver to the Agent the following certificates and reports:

      (a) Weekly Borrowing Base Certificates. (i) Weekly, before 12:00 noon on the second Business Day of each week, and at any other time requested by the Agent, (1) a borrowing base certificate (the "Borrowing Base Certificate"), which shall be: (A) completed substantially in the form of Exhibit C, detailing the Borrower's Eligible Accounts Receivable and
Eligible Inventory as of each Friday of the immediately preceding week (or as of such other date as the Agent may request), (B) prepared by or under the supervision of the Borrower's chief executive officer or chief financial officer and certified by such officer subject only to adjustment upon completion of the normal year-end audit of physical inventory and
(C) attached to such additional schedules and other information as the Agent may request; and (2) (X) an Accounts Receivable reconciliation report (beginning balance+sales-collections), (Y) a report detailing Inventory balances by category and (Z) an accounts payable balance and book overdraft report, in each case as of Saturday of the immediately preceding week. The Agent may, but shall not be obligated to, rely on each Borrowing Base Certificate and any other schedules or reports in determining the eligibility of Accounts and Inventory.

         (ii) Monthly, before 12:00 noon on the ninth Business Day of each fiscal month, and at any other time requested by the Agent, (1) a Borrowing Base Certificate which shall be: (A) completed substantially in the form of Exhibit C, detailing (x) the Borrower's Eligible Accounts Receivable and Eligible Inventory as of the last day of the immediately preceding fiscal month (the "Monthly Report") and (y) the Borrower's Eligible Accounts Receivable as of the previous Friday and the Borrower's Eligible Inventory as of the last day of the immediately preceding fiscal month updated to reflect the percentages set forth in the Monthly Report, (B) prepared by or under the supervision of the Borrower's chief executive officer or chief financial officer and certified by such officer subject only to adjustment upon completion of the normal year-end audit of physical inventory, and
(C) attached to such additional schedules and other information as the Agent may request (including, without limitation, an accounts receivable agings report for the prior fiscal month); and (2) (W) an Accounts Receivable summary agings report by location, (X) an Accounts Receivable summary agings report for the Borrower's top twenty customer accounts, (Y) a report of Inventory balances by location (including third-party locations) and (Z) an accounts payable agings report (when available from the Borrower's computerized recordkeeping system), in each case as of the last day of the immediately preceding fiscal month. The Agent may, but shall not be obligated to, rely on each Borrowing Base Certificate and any other schedules or reports in determining the eligibility of Accounts and Inventory.

      (b) Further Assurances. When requested by the Agent (or by a Lender through the Agent), any further information regarding the Collateral, business affairs and financial condition of the Borrower or any of its Subsidiaries.

      7.3 Notification Requirements. The Borrower shall timely give the Agent and each of the Lenders the following notices:

      (a) Notice of Defaults. Promptly, and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Borrower specifying the nature thereof and the Borrower's proposed response thereto, each in reasonable detail.

      (b) Proceedings or Adverse Changes. Promptly, and in any event within five (5) Business Days after the Borrower becomes aware of (i) any proceeding being instituted or threatened to be instituted by or against the Borrower or any of its Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (ii) any order, judgment or decree in excess of $1,000,000 being entered against the Borrower or any of its Subsidiaries or any of their respective properties or assets or (iii) any actual or prospective change, development or event which, in any such case, has had or could reasonably be expected to have a Material Adverse Effect, a written statement describing such proceeding, order, judgment, decree, change, development or event and any action being taken with respect thereto by the Borrower or any such Subsidiary.

      (c)     ERISA Notices.

         (i) within ten (10) days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, DOL or PBGC with respect thereto;

         (ii) within ten (10) days after the Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Borrower describing such transaction and the action which the Borrower or other such entities have taken, are taking or propose to take with respect thereto;

         (iii) within thirty (30) days after the filing thereof with the DOL, Internal Revenue Service or PBGC, copies of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan;

         (iv) within thirty (30) days after receipt by the Borrower, any Subsidiary or any ERISA Affiliate of each actuarial report for any Benefit Plan or Multiemployer Plan and each annual report for any Multiemployer Plan, copies of each such report;

         (v) within three (3) days after the filing thereof with the Internal Revenue Service, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Borrower, any Subsidiary or any ERISA Affiliate with respect to such request;

         (vi) within ten (10) days upon the occurrence thereof, notification of any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which the Borrower, any Subsidiary or any ERISA Affiliate was not previously contributing;

         (vii) within three (3) days after receipt by the Borrower, any Subsidiary or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

         (viii) within ten (10) days after receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

         (ix) within ten (10) days after receipt by the Borrower, any Subsidiary or any ERISA Affiliate of a notice regarding the imposition of withdrawal liability, copies of each such notice;

         (x) within ten (10) days after the Borrower, any Subsidiary or any ERISA Affiliate fail to make a required installment or any other required payment under Section 412 of the Internal Revenue Code on or before the due date for such installment or payment, a notification of such failure; and

         (xi) within three (3) days after the Borrower, any Subsidiary or any ERISA Affiliate knows (a) a Multiemployer Plan has been terminated,
   (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information.

      For purposes of this Section 7.3(c), the Borrower, any Subsidiary and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

      (d) Environmental and Health and Safety Notices; Violations of Law. Promptly, and in any event within ten (10) Business Days after receipt by the Borrower or any of its Subsidiaries of any formal or informal notice, complaint or order alleging actual or prospective violation of any environmental, health or safety Requirement of Law or any other Requirement of Law which could have a Material Adverse Effect, or alleging responsibility for a cleanup, together with a copy of such notice, complaint, or order and a written statement describing any action being taken with respect thereto by the Borrower or any such Subsidiary.
(e) Material Contracts. Promptly, and in any event within ten (10) Business Days after any Material Contract of the Borrower or any of its Subsidiaries is terminated or amended or any new Material Contract is entered into, a written statement describing such event, with copies of amendments or new contracts, and an explanation of any actions being taken with respect thereto.

      (f) Interest Rate Agreements and Lumber Hedging Agreements. The Borrower shall provide the Agent, (i) promptly, and in any event within five (5)
Business Days after a default by any party under any Interest Rate
Agreement or Lumber Hedging Agreement, with a written statement describing such default and an explanation of any actions being taken with respect thereto, and (ii) with such other information regarding any Interest Rate Agreements or Lumber Hedging Agreements as the Agent may reasonably request.

      7.4 Corporate Existence. The Borrower shall, and shall cause each of the Subsidiaries to, (i) maintain its corporate existence (except that Subsidiaries may merge with each other and with the Borrower (provided that the Borrower is the surviving entity) with the prior written consent of the Agent, maintain in full force and effect all licenses, bonds, franchises, leases, trademarks and qualifications to do business, and all patents, contracts and other rights necessary or advisable to the profitable conduct of their businesses, (ii) continue in, and limit their operations to, the same general lines of business as presently conducted by it and
(iii) comply with all Requirements of Law, except those Requirements of Law the failure to so comply with would not have a Material Adverse Effect.

      7.5 ERISA. The Borrower shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, Internal Revenue Code, and all other Requirements of Law, other than to the extent that Borrower is in good faith contesting by appropriate proceedings the validity or application of any such provision, law, rule, regulation or interpretation.

      7.6 Environmental and Other Matters. The Borrower and its Subsidiaries will conduct their businesses so as to comply in all material respects with all applicable federal, state or local environmental laws, regulations, directions, ordinances, criteria and guidelines, including, without limitation, environmental, land use, occupational safety or health laws, regulations, directions, ordinances, criteria, guidelines, requirements or permits in all jurisdictions in which any of them is or may at any time be doing business, except to the extent that the Borrower or any of the Subsidiaries are contesting, in good faith by appropriate legal proceedings, any such law, regulation, direction, ordinance, criteria, guideline, or interpretation thereof or application thereof; provided, further, that the Borrower and each of the Subsidiaries shall comply with the order of any court or other Governmental Authority relating to such laws unless the Borrower or the Subsidiaries shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution postponing enforcement or execution pending such appeal or proceedings for review. The Borrower shall promptly take all actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters. At the request of the Agent, and at the sole cost and expense of the Borrower, the Borrower shall provide the Agent with any additional information or reports relating to environmental matters and any potential related liability resulting therefrom as the Agent may reasonably request. In addition, the Borrower shall provide the Agent, at the Borrower's sole cost and expense, with copies of any environmental audits, surveys or reports conducted in connection with the purchase or sale by the Borrower of any real property.

      7.7 Insurance; Casualty Loss. The Borrower agrees to maintain, and to cause each of the Subsidiaries to maintain, public liability insurance, third party property damage insurance and casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts and covering such risks as are at all times satisfactory to the Agent in its commercially reasonable judgment. All liability policies of the Borrower and its Subsidiaries are to name the Agent as an additional insured and all casualty policies covering the Collateral are to name the Agent as the loss payee in case of loss and are to contain such other provisions as the Agent may reasonably require to fully protect the Agent's interest in the Collateral and to any payments to be made under such policies. The Borrower shall provide written notice to the Lenders of the occurrence of any of the following events within five (5) Business Days after the occurrence of such event: any asset or property owned or used by the Borrower or any of the Subsidiaries is (i) damaged or destroyed, or suffers any other loss, or (ii) condemned, confiscated or otherwise taken, in whole or in part, or the use thereof is otherwise diminished so as to render impracticable or unreasonable the use of such asset or property for the purposes to which such asset or property were used immediately prior to such condemnation, confiscation or taking, by exercise of the powers of condemnation or eminent domain or otherwise, and in either case the amount of the damage, destruction, loss or diminution in value which is in excess of $1,000,000 (collectively, a "Casualty Loss"; provided, however, that for purposes of the definition of Capital Expenditures only, "Casualty Loss" shall mean any of the foregoing regardless of the amount of the damage, destruction, loss or diminution in value). The Borrower shall diligently file and prosecute its claim or claims for any award or payment in connection with a Casualty Loss. In the event of a Casualty Loss, the Borrower shall pay to the Agent, promptly upon receipt thereof, any and all insurance proceeds and payments received by the Borrower or any of the Subsidiaries on account of damage, destruction, loss, condemnation or eminent domain proceedings. The Agent may, at its election and in its sole discretion, either (a) apply the proceeds realized from Casualty Losses to payment of accrued and unpaid interest or outstanding principal under the Revolving Loans or (b) pay such proceeds to the Borrower to be used to repair, replace or rebuild the asset or property or portion thereof that was the subject of the Casualty Loss. After the occurrence and during the continuance of an Event of Default, (i) no settlement on account of any such Casualty Loss shall be made without the consent of the Lenders and
(ii) the Agent may participate in any such proceedings and the Borrower shall deliver to the Agent such documents as may be requested by the Agent to permit such participation and shall consult with the Agent, its attorneys and agents in the making and prosecution of such claim or claims. The Borrower hereby irrevocably authorizes and appoints the Agent its attorney-in-fact, after the occurrence and continuance of an Event of Default, to collect and receive for any such award or payment and to file and prosecute such claim or claims, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest, and the Borrower shall, upon demand of the Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or payment to the Agent for the benefit of the Lenders, free and clear of any encumbrances of any kind or nature whatsoever.

      7.8 Taxes. The Borrower agrees to pay, when due, and to cause each of the Subsidiaries to pay when due, all taxes lawfully levied or assessed against the Borrower, any Subsidiary or any of the Collateral before any penalty or interest accrues thereon; provided, however, that, unless such taxes have become a federal tax or ERISA Lien on any of the assets of the Borrower or any Subsidiary, no such tax need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

      7.9 Compliance With Laws. The Borrower agrees to comply, and to cause each of the Subsidiaries to comply, with all Requirements of Law applicable to the Collateral or any part thereof, or to the operation of its business, unless (a) the Borrower contests any such Requirements of Law in a reasonable manner and in good faith or (b) any such non-compliance would not have a Material Adverse Effect.

      7.10 Use of Proceeds. The Revolving Loans made to the Borrower hereunder shall be used by the Borrower solely (i) for working capital, general business and capital expenditure requirements of the Borrower, including, without limitation, payment of Letter of Credit Obligations and
(ii) to the limited extent contemplated by Section 8.20(c) hereof. The Borrower shall not use any portion of the proceeds of any such Loans for the purpose of purchasing or carrying any "margin stock" (as defined in Regulations G and U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation G, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

      7.11 Fiscal Year. The Borrower agrees to maintain its fiscal year as a year ending on the last Saturday in December unless required by law, in which case the Borrower will give the Agent at least thirty (30) days prior written notice thereof.

      7.12 Intellectual Property. The Borrower shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of patents, copyrights, trademarks, service marks and other marks, trade names or other trade rights that are necessary for the operation of the business of the Borrower (including, without limitation, the "'W' and design" and "Wickes" trademarks).

      7.13 Maintenance of Property. The Borrower agrees to keep, and to cause each of the Subsidiaries to keep, all property useful and necessary to its respective businesses in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties.

      7.14 Books and Records; Inspections. The Borrower shall maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice, and agrees that such books and records will reflect the Lenders' interest in its Accounts. The Agent or its agents may (or, if requested by the Majority Lenders, shall) enter upon the premises of the Borrower at any time and from time to time, during normal business hours and upon reasonable notice under the circumstances, and at any time at all on and after the occurrence of a Default which continues beyond the expiration of any grace or cure period applicable thereto, and which has not otherwise been waived by the Agent, for the purposes of (i) inspecting and verifying the Collateral,
(ii) inspecting and/or copying (at the Borrower's expense) any and all records pertaining thereto, and (iii) discussing the affairs, finances and business of the Borrower with any officers, employees and directors of the Borrower or with the Auditors.

      7.15 Further Assurances. The Borrower shall take, and shall cause each of the Subsidiaries to take, all such further actions and execute all such further documents and instruments as the Agent may at any time reasonably determine in its sole discretion to be necessary or desirable to further carry out and consummate the transactions contemplated by the Credit Documents, to cause the execution, delivery and performance of the Credit Documents to be duly authorized and to perfect or protect the Liens (and the priority status thereof) of the Agent on the Collateral.


ARTICLE 8.  Negative Covenants

      Until termination of the Credit Agreement and payment and satisfaction of all Obligations due hereunder, the Borrower agrees that:

      8.1 Fixed Charge Coverage Ratio. The Consolidated Entity shall maintain during each of the following periods a ratio of Adjusted EBITDA to Fixed Charges (the "Fixed Charge Coverage Ratio) of not less than the ratio set forth below opposite such period:

Last Four Full Fiscal
Quarters ending:                      Ratio:
last day of fiscal March 1997         1.10 to 1.00
last day of fiscal June 1997          1.10 to 1.00
last day of fiscal September 1997     1.10 to 1.00
last day of fiscal December 1997      1.10 to 1.00
last day of fiscal March 1998         1.10 to 1.00
last day of fiscal June 1998          1.10 to 1.00
last day of fiscal September 1998     1.10 to 1.00
last day of fiscal December 1998      1.10 to 1.00
last day of fiscal March 1999         1.10 to 1.00
last day of fiscal June 1999          1.10 to 1.00
last day of fiscal September 1999     1.10 to 1.00
last day of fiscal December 1999      1.10 to 1.00
last day of fiscal March 2000         1.20 to 1.00
last day of fiscal June 2000          1.20 to 1.00
last day of fiscal September 2000     1.20 to 1.00
last day of fiscal December 2000      1.20 to 1.00
last day of fiscal March 2001 and     1.25 to 1.00
last day of each fiscal quarter
thereafter

; provided that, if the Consolidated Entity's Fixed Charge Coverage Ratio for any one period set forth above ending on or prior to December 31, 1999, is less than 1.10 to 1.00 but not less than 1.00 to 1.00, then no Default or Event of Default shall be deemed to have occurred hereunder solely by virtue of such ratio so long as (i) Unused Availability during the fiscal quarter succeeding such period remains at all times no less than $15,000,000 (measured on an average weekly basis) and (ii) the Consolidated Entity's Fixed Charge Coverage Ratio for such subsequent fiscal quarter is not less than 1.10 to 1.00; provided, further, that the Headquarters Lease Build-Out Expenditure shall not be included in determining compliance with this Section 8.1 so long as, if requested by the Agent, the Headquarters Lease is collaterally assigned to the Agent as additional security for the repayment of the Obligations (the "Headquarters Lease Assignment") and such assignment is duly filed and recorded in the appropriate recording office.

      8.2 Consolidated Net Worth. As of each of the following dates, the Borrower shall have an Consolidated Net Worth of not less than the amount set forth below opposite each such date:


As of last day of fiscal month:   Amount
March 1997                        $14,282,000
June 1997                         $15,739,000
September 1997                    $20,144,000
December 1997                     $21,420,000
March 1998                        $16,920,000
June 1998                         $18,831,000
September 1998 and each           The sum of (i) seventy-five
December, March, June and         percent (75%) of the
September thereafter              Borrower's cumulative Net
                                  Income for the period from
                                  December 29, 1997 to such
                                  date and (ii) the Borrower's
                                  Consolidated Net Worth as of
                                  the last day of fiscal March
                                  1997.

      8.3  [Reserved]

      8.4  [Reserved]

      8.5  [Reserved]

      8.6 Capital Expenditures. The Borrower shall not make payments for Capital Expenditures during any fiscal year in excess of $6,000,000; provided that (i) the aggregate amount of payments for Capital Expenditures permitted under Sections 8.20(b)(ii) and 8.20(c) hereof shall not be included in determining compliance with this Section 8.6 and (ii) the Headquarters Lease Build-Out Expenditure shall not be included in determining compliance with this Section 8.6 so long as, if requested by the Agent, the Headquarters Lease is collaterally assigned to the Agent as additional security for the repayment of the Obligations and such assignment is duly filed and recorded in the appropriate recording office. To the extent that the Borrower does not use all or any portion of the amounts allowed for payments for Capital Expenditures under this Section
8.6 during any fiscal year, it may be carried forward to the immediately following fiscal year and used for Capital Expenditures during such immediately following fiscal year. The Borrower shall not make any Capital Expenditures that are not directly related to the businesses conducted on the Closing Date by the Borrower.

      8.7 Additional Indebtedness. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur, create, assume or suffer to exist any Indebtedness other than:

      (a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

      (b)   Indebtedness under the Senior Subordinated Notes and the Indenture;

      (c) Indebtedness under Interest Rate Agreements and Lumber Hedging Agreements, in each case the terms and conditions of which are satisfactory to the Agent, including, with respect to each Lumber Hedging Agreement, the matching of term and notional amount thereof with an actual written price/purchase commitment entered into between Borrower and one of its customers; provided that the number of Lumber Hedging Agreements outstanding at any one time shall not exceed 120;

      (d) Indebtedness described on Schedule B and any refinancing of such Indebtedness; provided that the aggregate principal amount of such Indebtedness is not increased and such refinancing is on terms and conditions no more restrictive than the terms and conditions of the Indebtedness being refinanced; and

      (e) other Indebtedness not to exceed $5,000,000 in the aggregate outstanding at any one time, such Indebtedness to be from parties and to have terms and conditions satisfactory to the Agent.

      8.8 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, mortgage, assign, pledge, transfer, create, incur, assume, suffer to exist or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its property, assets, revenues or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for:

      (a) Liens granted to the Lenders by the Borrower pursuant to any Credit Document;

      (b)   Liens listed on Schedule B;

      (c)   Purchase Money Liens;

      (d) Pre-existing Liens on assets acquired pursuant to Section 8.20 hereof, so long as such Liens attach only to the specific assets so acquired;

      (e) Liens of warehousemen, mechanics, materialmen, workers, repairmen, common carriers, landlords and other similar Liens arising by operation of law or otherwise, not waived in connection herewith, for amounts that are not yet due and payable or which are being diligently contested in good faith by the Borrower by appropriate proceedings;

      (f) Attachment or judgment Liens individually or in the aggregate not in excess of $1,000,000 (exclusive of (i) any amounts that are duly bonded to the reasonable satisfaction of the Agent or (ii) any amount adequately covered by insurance as to which the insurance company has not disclaimed or disputed in writing its obligations for coverage);

      (g) Liens for taxes, assessments or other governmental charges not yet due and payable or which are being diligently contested in good faith by the Borrower by appropriate proceedings, provided that in any such case an adequate reserve is being maintained by the Borrower for the payment of same;

      (h) Deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance not to exceed an aggregate of $1,000,000 outstanding at any one time;

      (i) Deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds, utility payments and other obligations of like nature arising in the ordinary course of business not to exceed an aggregate of $2,000,000 outstanding at any one time;

      (j) Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any Subsidiary; and

      (k) Liens on cash or securities maintained in any Lumber Hedging Account in favor of the financial institution at which such account is maintained; provided that the amount of such cash and the market value of such securities are acceptable to the Agent; and

      (l) Extensions and renewals of the foregoing permitted Liens; provided that the aggregate amount of such extended or renewed Liens is not increased and such extended or renewed Liens are on terms and conditions no more restrictive than the terms and conditions of the Liens being extended or renewed.

      8.9 Sale of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, without the prior consent of the Agent, directly or indirectly, sell, lease, assign, transfer or otherwise dispose of any assets other than (i) Accounts sold by the Borrower pursuant to that certain Wickes Lumber Charge Plan Retail Accounts Merchant Agreement, dated April 15, 1988, as amended through the date hereof, between the Borrower and WCI Financial Corp. or any replacement agreement in form and substance reasonably satisfactory to the Agent, (ii) Inventory in the ordinary course of business, (iii) individual items of property with a fair market value of less than $500,000 in the aggregate during any fiscal year and
(iv) obsolete or worn out property disposed of in the ordinary course of business, so long as, with respect to subsections (i) through (iv) above,
(a) all such dispositions are for fair value, (b) all cash received for all such dispositions is used to repay the Revolving Loans, and (c) the aggregate consideration for such dispositions is paid in full in cash at the time of disposition, provided that, with respect to any such disposition of assets otherwise permitted hereunder (other than dispositions pursuant to subsections (i) or (ii) above), the Borrower may receive a promissory note from the purchaser thereof in an amount equal to no greater than twenty percent (20%) of the aggregate consideration for such disposition so long as (i) such promissory note has a final maturity date no greater than two years from the date of such disposition, (ii) each such promissory note is pledged to the Agent as additional security for the repayment of the Obligations, and (iii) the outstanding aggregate principal amount of all such promissory notes received by the Borrower pursuant to this Section 8.9 does not at any time exceed $1,000,000. Notwithstanding the foregoing, the Borrower may sell the Real Estate and other capital assets listed on Schedule 8.9 (subject to clauses (a) and (c) above); provided that, the Net Cash Proceeds thereof are used by the Borrower to either (i) make Permitted Acquisitions as provided in Section 8.20(c), (ii) acquire other capital assets to be used by the Borrower in the conduct of the Borrower's business as presently conducted or (iii) repay the Revolving Loans.

      8.10 Corporate Changes. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, merge, consolidate or otherwise alter or modify the Borrower's or any Subsidiary's Governing Documents (unless such alteration or modification would not have a Material Adverse Effect), corporate names, mailing addresses, principal places of business, structure, status or existence, or enter into or engage in any operation or activity materially different from that presently being conducted by the Borrower or Subsidiary; provided that, with the consent of the Agent (who shall notify each Lender), any Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or any wholly-owned Subsidiary; provided, further, that, upon 30 days prior written notice to the Agent and the prior execution, filing and delivery to the Agent of any financing statements or other instruments or documents required by the Agent to evidence such change and to ensure the continued enforceability of the Credit Documents and the continued perfection of the Agent's security interest in the Collateral, the Borrower may change its corporate name from "Wickes Lumber Company" to "Wickes Inc."

      8.11 Guaranties. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, assume, guaranty, endorse, or otherwise become liable upon the obligations of any other Person, including, without limitation, any Subsidiary or Affiliate of the Borrower, except (i) by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business,
(ii) by the giving of indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder and (iii) in connection with the incurrence of Indebtedness permitted to be incurred pursuant to
Section 8.7 hereof.

      8.12 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (a) declare or pay any dividend (other than dividends payable solely in common stock of the Borrower) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of the Borrower or any warrants, options or rights to purchase any such capital stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries except that any Subsidiary may declare and pay dividends to the Borrower or any other subsidiary; or (b) make any optional payment or prepayment on or redemption (including, without limitation, by making payments to a sinking or analogous fund) or repurchase of any Indebtedness (other than Indebtedness pursuant to this Credit Agreement); provided that any Subsidiary may make payments on account of Indebtedness owing to the Borrower or any other Subsidiary.

      8.13 Investments. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Investment in any Person, whether in cash, securities, or other property of any kind including, without limitation, any Subsidiary or Affiliate of the Borrower, other than:

      (a) Advances or loans made in the ordinary course of business to employees of the Borrower or its Subsidiaries for travel, entertainment, relocation and similar expenses not to exceed $750,000 in the aggregate outstanding at any one time;

      (b)   Existing Advances;

      (c)   Cash Equivalents;

      (d) Interest-bearing demand or time deposits (including certificates of deposit) which are insured by the Federal Deposit Insurance Corporation ("FDIC") or a similar federal insurance program; provided, however, that the Borrower may, in the ordinary course of its business, maintain in their disbursement accounts from time to time amounts in excess of then applicable FDIC or other program insurance limits;

      (e)  Promissory notes received by the Borrower as provided in Section 8.9;

      (f) Such other Investments not to exceed $2,500,000 in the aggregate as the Agent may approve in writing in its sole discretion; and

      (g)   to the extent permitted under Section 8.20(c) hereof.

      8.14  Affiliate Transactions. (a)   The Borrower shall not, and shall
not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction with (including, without limitation, the purchase, sale or exchange of property or the rendering of any service to) any Subsidiary or Affiliate of the Borrower ("Affiliate Transaction") except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business, as the case may be, and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than could be obtained in a comparable arm's-length transaction with an unaffiliated Person (the "Fairness Conditions").

      (b) Notwithstanding Section 8.14(a) above, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into Affiliate
Transactions with aggregate consideration in excess of $250,000 in any fiscal year after fiscal year 1993 unless a majority of the members of the Board of Directors of the Borrower who are not officers, employees or Affiliates of the Borrower or any of its Subsidiaries shall have determined, prior to the time the Borrower or such Subsidiary, as the case may be, enters into such Affiliate Transactions, that such Affiliate Transactions satisfy the Fairness Conditions and such determination is evidenced by a resolution of the Board of Directors; provided that, the Borrower shall not, and shall not permit any of its Subsidiaries to, enter into Affiliate Transactions with aggregate consideration in excess of $500,000 in any fiscal year after fiscal year 1993 unless, in addition to the requirements set forth above, the Borrower delivers to the Agent, at least thirty (30) days prior to the time the Borrower or such Subsidiary enters into such Affiliate Transactions, a detailed summary of all material terms, provisions and conditions thereof.

      8.15 Prohibited Transactions Under ERISA. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

      (a) Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction which could result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

      (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue Code), whether or not waived;

      (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

      (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan where such event would result in any liability of the Borrower, any Subsidiary or any ERISA Affiliate under Title IV of ERISA;

      (e) fail, or permit any ERISA Affiliate to fail, to make any required contribution or payment to any Multiemployer Plan;

      (f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

      (g) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability for the plan year such that either of the Borrower, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue
Code;

      (h) withdraw, or permit any ERISA Affiliate to withdraw, from any Multiemployer Plan where such withdrawal may result in any liability of any such entity under Title IV of ERISA; or

      (i) allow any representation made in Section 6.15 to be untrue at any time during the term of this Credit Agreement.

      8.16 Additional Bank Accounts. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, open, maintain or otherwise have any checking, savings or other accounts at any bank or other financial institution, or any other account where money is or may be deposited or maintained with any Person, other than the Disbursement Account, Lumber Hedging Accounts and the Blocked Accounts and other accounts set forth on Schedule B. Notwithstanding the foregoing, until such time as the Agent otherwise directs, the Borrower may open and maintain an additional bank account (the "Contingency Account") to be used exclusively for funding the emergency cash needs of its facilities; provided that (i) no single facility receive in excess of $1,000 from the Contingency Account in any given month and (ii) no group of Facilities receive in excess of $10,000 in the aggregate from the Contingency Account in any given month.

      8.17 Excess Cash. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, maintain in the aggregate in all of the checking, savings or other accounts (other than the Disbursement Account, the Blocked Accounts, the BT Account and the payroll accounts) of the Borrower or elsewhere, total cash balances and investments permitted by Section 8.14 hereof in excess of $150,000 at any time during which any Revolving Loans are outstanding hereunder, of which amount no more than $5,000 may be maintained in the Contingency Account at any time.

      8.18 Material Amendments of Material Contracts. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the prior written consent of the Agent, amend, modify, cancel or terminate or permit the amendment, modification, cancellation or termination of, any of the Material Contracts, unless such amendment, modification, cancellation or termination would not have a Material Adverse Effect.

      8.19 Additional Negative Pledges. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective, or permit any of the Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of the Borrower or the Subsidiaries or (ii) any contractual obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default.

               8.20  Additional Subsidiaries; Acquisitions. (a)  The
Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, form or acquire any new Subsidiaries.
      (b) The Borrower shall not, and shall not permit any of its Subsidiaries to, acquire any assets of any Person except:

         (i) The Borrower may acquire Inventory, Equipment, supplies and related items in the ordinary course of business and may make Capital Expenditures as permitted by Section 8.6 hereof; and

         (ii) with the prior written consent of the Agent and the Required Lenders, the Borrower may acquire building material centers; provided that upon the consummation of any such acquisition, the Agent must have a perfected security interest in any Accounts, Inventory and Equipment so acquired.

      (c) Notwithstanding Section 8.20(a) and 8.20(b) hereof, but subject to all of the other provisions of this Credit Agreement and the other Credit Documents (including, without limitation, Section 7.4 hereof), the Borrower may from time to time make Permitted Acquisitions with an aggregate purchase price not to exceed from the Effective Date through the Expiration Date the amount of the Acquisition Basket; provided that any such assets consisting of Accounts, Inventory, Equipment, Intangible or capital stock, notes or other securities are not subject to any Liens and are pledged to the Agent for the benefit of the Lenders and the Issuing Bank as additional security for the repayment of the Obligations. At the option of the Borrower, to the extent that assets acquired by the Borrower pursuant to this Section 8.20(c) consist of or include Eligible Accounts or Eligible Inventory (as determined by the Agent after completion of an audit satisfactory to the Agent), the dollar amount of such Eligible Accounts and Eligible Inventory (after application of applicable advance rates) may be added to the Borrowing Base (up to a maximum Borrowing Base at any time of no greater than the Total Commitments) (such added amount, the "Incremental Borrowing Base Amount") and the Incremental Borrowing Base Amount shall be subtracted from the purchase price of such assets in calculating the Borrower's compliance with the Acquisition Basket.

      8.21 Hedging Transactions. The Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any speculative hedging or similar transactions (other than Interest Rate Agreements and Lumber Hedging Agreements, to the extent otherwise permitted hereunder).

      8.22  Activities of Subsidiaries.

      (a) LTC. The Borrower shall not permit LTC to engage in any business or activity (including, without limitation, the incurrence of Indebtedness or trade liabilities) with any Person (other than the Borrower in connection with the LTC Sublicense Agreement).

      (b) GLC. The Borrower shall not permit GLC to engage in any business or activity (including, without limitation, the incurrence of any Indebtedness or the encumbrance of any of its assets) other than the operation of building material supply centers (and activities reasonably related thereto) and those activities contemplated by the Consignment Agreement.

ARTICLE 9.  Events of Default and Remedies

      9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

      (a) failure of the Borrower to pay (i) any interest, Fees, Expenses or other Obligations (other than principal) within three (3) Business Days of when due, in each case whether at stated maturity, by acceleration, or otherwise, or (ii) any principal when due, whether at stated maturity, by acceleration or otherwise;

      (b) failure of the Borrower to perform, comply with or observe any term, covenant or agreement applicable to it contained in any Pledge Agreement, the Security Agreement (other than in subsections 4(c), (f), (h), (j) and
(l) thereof) or in Sections 7.2(a), 7.3, 7.4 or 7.10 or Article 8 hereof;

      (c) any representation or warranty made or deemed to be made by the Borrower in this Credit Agreement or in any other Credit Document (and in any statement or certificate given in writing under this Credit Agreement or any other Credit Document), shall be false or misleading in any material respect when made or deemed to be made;

      (d) failure of the Borrower to comply with any provisions contained in this Credit Agreement or any other Credit Document, other than as set forth in Section 9.1(a), 9.1(b) and 9.1(c), and such failure shall continue without cure for a period of thirty (30) consecutive days after notice thereof is given to the Borrower by the Agent or the Majority Lenders;

      (e) dissolution, liquidation, winding up or cessation of the Borrower's businesses, or the failure of the Borrower to meet its debts as they mature, or the calling of one or more meetings of the Borrower's major creditors for purposes of obtaining a moratorium on payment or a compromise of the Borrower's debts;

      (f) the insolvency of any Credit Party or the commencement by or against the Borrower of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law and, in the event any such proceeding is commenced against the Borrower, such proceeding is not dismissed within thirty (30) days;

      (g)   the occurrence of a Change of Control;

      (h) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) which permits, or could permit, the acceleration of the maturity of, any note, agreement or instrument evidencing any other Indebtedness of the Borrower or any of the Subsidiaries, and the aggregate principal amount of all such Indebtedness with respect to which a default or an event of default has occurred, or the maturity of which is permitted to be accelerated, exceeds $2,500,000; or

      (i) any material covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than the Agent, the Syndication Agent or the Lenders) to any Credit Document shall deny or disaffirm its obligations under any of the Credit Documents, or any Credit Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent, the Syndication Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the obligations of any party to any Credit Document, or any court or other Governmental Authority shall issue a judgment, order, decree or ruling to the effect that any of the obligations of any party to any Credit Document are illegal, invalid or unenforceable.

      9.2 Acceleration and Cash Collateralization. Upon the occurrence and during the continuance of an Event of Default, the Agent may take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower:

      (a) Acceleration. Upon the written request of the Majority Lenders, and by delivery of written notice to the Borrower from the Agent, all Obligations shall be declared to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(f) hereof, in which case all Obligations shall automatically become immediately due and payable without the necessity of any request of the Majority Lenders or notice or other demand to the Borrower) without presentment, demand, protest or any other action or obligation of the Agent or any Lender.

      (b) Termination of Commitments. Upon the written request of the Majority Lenders, and by delivery of written notice to the Borrower from the Agent, the Commitments of all the Lenders shall be immediately terminated and, at all times thereafter, all Revolving Loans made by any Lender pursuant to this Credit Agreement shall be at such Lender's sole discretion, unless such Event of Default is waived in accordance with Section 11.10.

      (c) Cash Collateralization. On demand of the Agent or the Majority Lenders the Borrower shall immediately deposit with the Agent for each Letter of Credit then outstanding, cash or Cash Equivalents in an amount equal to 110% of the greatest amount drawable thereunder.
      9.3 Rescission of Acceleration. After acceleration of the maturity of the Revolving Loans, if the Borrower pays all accrued interest and all principal due (other than by reason of the acceleration) and all Defaults and Events of Default are otherwise waived in accordance with Section
11.10, the Majority Lenders may elect in their sole discretion, to rescind the acceleration and return any cash collateral. (This Section is intended only to bind all of the Lenders to a decision of the Majority Lenders and not to confer any right on the Borrower, even if the described conditions for the Majority Lenders' election may be met.)

      9.4 Remedies. Upon the occurrence and during the continuance of an Event of Default, the Agent may do any or all of the following:

      (a) remove all documents, instruments, files and records (including the copying of any computer records) relating to the Accounts or use (at the expense of the Borrower) such supplies or space of the Borrower at the Borrower's place of business necessary to properly administer and collect the Accounts thereon;

      (b) accelerate or extend the time of payment, compromise, issue credits, or bring suit on the Accounts (in the name of the Borrower or the Lenders) and otherwise administer and collect the Accounts;

      (c) sell, assign and deliver the Accounts and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise; and

      (d) foreclose the security interests created pursuant to the Credit Documents by any available judicial procedure, or take possession of any or all of the Collateral without judicial process and enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same.

Any Lender may bid or become a purchaser at any sale, free from any right of redemption, which right is expressly waived by the Borrower. If notice of intended disposition of any Collateral is required by law, it is agreed that five (5) Business Days notice shall constitute reasonable notification. The Borrower will assemble the Collateral and make it available to the Agent at such locations as the Agent may specify, whether at the premises of the Borrower or elsewhere, and will make available to the Agent the premises and facilities of the Borrower for the purpose of the Agent's taking possession of, removing or putting the Collateral in saleable form.

      9.5 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or the Issuing Bank may have under applicable law, upon the occurrence of any Event of Default, and whether or not any Lender or the Issuing Bank has made any demand or the Obligations of any Credit Party have matured, each Lender and the Issuing Bank shall have the right to appropriate and apply to the payment of the Obligations of such Credit Party all deposits and other obligations then or thereafter owing by such Lender or the Issuing Bank to such Credit Party. Each Lender or the Issuing Bank exercising such rights shall notify the Agent thereof and any amount received as a result of the exercise of such rights shall be shared in accordance with Section 4.12.

      9.6 License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof, if any, the Agent is hereby granted a license to use all computer software programs, data bases, processes and materials used by the Borrower in connection with its businesses or in connection with the Collateral. The Agent agrees not to use any such license prior to the occurrence of an Event of Default without giving the Borrower prior notice.

      9.7 Deficiencies; Remedies Cumulative. The cash proceeds resulting from the Agent's exercise of any of the foregoing rights shall be applied by the Agent and the Lenders in accordance with Section 2.10. The Borrower shall remain liable to the Agent and the Lenders for any deficiencies, and the Agent and the Lenders in turn agree to remit to the Borrower or its successors or assigns, any surplus resulting therefrom. The foregoing remedies are not intended to be exhaustive and the full or partial exercise of any of them shall not preclude the full or partial exercise of any other available remedy under the Credit Agreement, under any other Credit Document, at equity or at law.

ARTICLE 10.  The Agent

      10.1  Appointment of Agent.

      (a) Each Lender hereby designates BTCC as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Revolving Note or participation in any Letter of Credit by the acceptance of a Revolving Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement and the Revolving Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and Expenses received pursuant to this Credit Agreement or any other Credit Document for the benefit of the Lenders to be distributed as provided herein. The Agent may perform any of its duties hereunder by or through its agents or employees.

      (b) The provisions of this Article 10 are solely for the benefit of the Agent and the Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 10.9). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party.

      10.2 Nature of Duties of Agent. The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement and the other Credit Documents. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement or the other Credit Documents a fiduciary relationship in respect of any Lender; and nothing in this Credit Agreement or the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement or the other Credit Documents except as expressly set forth herein or therein.

      10.3  Lack of Reliance on Agent.

      (a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make
(i) its own independent investigation of the financial or other condition and affairs of each Credit Party in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Credit Party, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Revolving Loans or at any time or times thereafter.

      (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or the Revolving Notes or the financial or other condition of any Credit Party.
The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or the Revolving Notes, or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

      10.4 Certain Rights of the Agent. The Agent shall have the right to request instructions from the Majority Lenders at any time. If the Agent shall request instructions from the Majority Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Majority Lenders, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders.

      10.5 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Agent may consult with legal counsel (including counsel for the Borrower with respect to matters concerning the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

      10.6 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrower, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including all Expenses) which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

      10.7 The Agent in its Individual Capacity. With respect to its obligation to lend under this Credit Agreement, the Revolving Loans made by it and the Revolving Notes issued to it, and its participation in Letters of Credit issued hereunder, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Revolving Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders," "Majority Lenders," "holders of Revolving Notes," or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrower or any Affiliate of the Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders.

      10.8 Holders of Notes. The Agent may deem and treat the payee of any Revolving Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Revolving Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Revolving Note or of any Revolving Note or Revolving Notes issued in exchange therefor.

      10.9  Successor Agent.

      (a) The Agent may, upon five (5) Business Days' notice to the Lenders and the Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 10.9) by giving written notice thereof to the Lenders and the Borrower. Such resignation of the Agent shall also operate as a resignation of Bankers Trust Company as Issuing Bank. Upon any such resignation, the Majority Lenders shall have the right, upon five (5) days' notice and approval by the Borrower
(which approval shall not be unreasonably withheld), to appoint a successor Agent which shall also serve as successor Issuing Bank. If no successor
Agent (i) shall have been so appointed by the Majority Lenders, and
(ii) shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon five (5) days' notice, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall also serve as successor Issuing Bank.

      (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

      (c) In the event of a material breach by the Agent of its duties hereunder, the Agent may be removed by the Majority Lenders (other than the Agent in its individual capacity and without giving effect to any Revolving Loans or Commitments made by the Agent in its individual capacity) for cause and the provisions of this Section 10.9 shall apply to the appointment of a successor Agent. Removal of BT Commercial Corporation as Agent shall also operate as a removal of Bankers Trust Company as Issuing Bank.

      10.10  Collateral Matters.

      (a) Each Lender authorizes and directs the Agent to enter into the Collateral Documents for the benefit of the Lenders. Each Lender hereby agrees, and each holder of any Revolving Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Majority Lenders in accordance with the provisions of this Credit Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

      (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments of all Lenders and payment and satisfaction of all of the Obligations at any time arising under or in respect of this Credit Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent if the Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 8.9 hereof (and the Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Majority Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 10.10.

      (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Majority Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days' prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the Expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

      (d) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower or any Subsidiary or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

      10.11 Actions with Respect to Defaults. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Majority Lenders; provided that until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

      10.12 Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Borrower, any Subsidiary, the Majority Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (i) as specifically provided in this Credit Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

      10.13 Syndication Agent. The Borrower, the Agent, the Issuing Bank and each Lender acknowledge that, other than any rights expressly reserved to the Syndication Agent under this Credit Agreement, the Syndication Agent (in such capacity and not in its capacity as a Lender) has no obligations hereunder and shall not be responsible or accountable to any other party hereto for any action or failure to act hereunder.

ARTICLE 11.  Miscellaneous

      11.1 SUBMISSION TO JURISDICTION; WAIVERS. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

      (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT
THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE
STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE
SOUTHERN DISTRICT OF NEW YORK AND APPELLATE COURTS FROM ANY THEREOF;

      (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE
VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH
ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

      (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR
ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE BORROWER
AT ITS ADDRESS SET FORTH IN SECTION 11.5 OR AT SUCH OTHER ADDRESS OF WHICH
THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

      (d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO
SUE IN ANY OTHER JURISDICTION;

      (e) WAIVES THE RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT OF, AND ALL STATUTES OF LIMITATIONS WHICH MAY BE RELEVANT TO, SUCH ACTION OR PROCEEDING; AND

      (f) WAIVES DUE DILIGENCE, DEMAND, PRESENTMENT AND PROTEST AND ANY NOTICES THEREOF AS WELL AS NOTICE OF NONPAYMENT.

      11.2 JURY TRIAL. THE BORROWER, THE AGENT, THE SYNDICATION AGENT, THE ISSUING BANK AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

      11.3 GOVERNING LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS CREDIT AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

      11.4 Delays; Partial Exercise of Remedies. No delay or omission of the Agent, the Issuing Bank or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent, the Issuing Bank or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

      11.5 Notices. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail, return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Agent, the Syndication Agent or any of the Lenders, then to BT Commercial Corporation, 14 Wall Street, New York, NY 10005, Attention: Credit Department, Bruce Addison, if to the Issuing Bank, then to Bankers Trust Company, 14 Wall Street, New York, NY 10005, Attention: Bruce Addison, and if to the Borrower, then to the Borrower at 706 N. Deerpath Drive, Vernon Hills, Illinois 60061,
Attention: Chief Financial Officer, with a copy to Kirschner, Main, Graham, Tanner & Demont, One Independent Drive, Suite 2000, Jacksonville, Florida 32201, Attention: Kenneth M. Kirschner, or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, the Syndication Agent or any of the Lenders, at (212) 618-2640, and if to the Borrower at (847) 367-3750, with a copy to Kirschner, Main, Graham, Tanner & Demont at (904) 358-2199, Attention: Kenneth M. Kirschner, or, in any such case, to another location designated in accordance with this Section 11.5. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail or by overnight delivery service, when received at the above stated addresses or when delivery is refused and (ii) if sent by facsimile transmission, when receipt of such transmission is acknowledged.

      11.6  Assignability.

      (a) The Borrower shall not have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Agent and each Lender.

      (b) Any Lender may make, carry or transfer Revolving Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrower.

      (c) A Lender may, with the consent of the Agent and with the consent of the Borrower (which may not be unreasonably withheld), assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Credit Agreement and the Revolving Notes;
provided that (i) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption Agreement, together with any Revolving Note or Revolving Notes subject to such assignment and a processing and recordation fee of $2,500 and (ii) no such assignment shall be for less than $5,000,000 of a Lender's Commitment, unless it is to a then-current holder of a Revolving Note. Upon execution and delivery of the Assignment and Assumption Agreement to the Agent, from and after the date specified as the effective date in the Assignment and Assumption Agreement (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption Agreement, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption Agreement, relinquish its rights (other than any rights it may have pursuant to Section 11.8 hereof which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

      (d) By executing and delivering an Assignment and Assumption Agreement, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Revolving Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Credit Parties or the performance or observance by the Borrower or any other Credit Parties of any of its obligations under this Credit Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the Financial Statements referred to in Section 7.1 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement, (iv) such assignee will, independently and without reliance upon the Agent, such assigning
Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement,
(v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

      (e) The Agent shall maintain at its address referred to in Section 11.5 hereof a copy of each Assignment and Assumption Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Revolving Loans owing to, each Lender from time to time (the
"Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Assumption shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

      (f) Upon its receipt of an Assignment and Assumption Agreement executed by an assigning Lender, together with the Revolving Note or Revolving Notes subject to such assignment, the Agent shall, if such Assignment and Assumption Agreement has been completed and is in substantially the form of Exhibit F hereto, (i) accept such Assignment and Assumption Agreement,
(ii) record the information contained therein in the Register and
(iii) give prompt notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower shall execute and deliver to the Agent in exchange for the surrendered Revolving Note or Revolving Notes a new Revolving Note or Revolving Notes to the order of the assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Assumption Agreement and, if the assigning Lender has retained a Commitment or Commitments hereunder, a new Revolving
Note or Revolving Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Revolving Note or Revolving Notes shall re-evidence the Indebtedness outstanding under the old Revolving Note or Revolving Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Note or Revolving Notes, and shall otherwise be in substantially the form of the Revolving Note or Revolving Notes subject to such assignments.

      (g) Each Lender may sell participations (without the consent of the Agent, the Borrower or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitment, the Revolving Loans owing to it and the Revolving Note or Revolving Notes held by it); provided that (i) such Lender's obligations under this Credit Agree ment (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Revolving Note for all purposes of this Credit Agreement, (iv) the Borrower, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would
(A) extend the final maturity date or the date for the payments of any installment of fees or principal or interest of any Revolving Loans or Letter of Credit reimbursement obligations in which such participant is participating, (B) reduce the amount of any installment of principal of the Revolving Loans or Letter of Credit reimbursement obligations in which such participant is participating, (C) except as otherwise expressly provided in this Credit Agreement, reduce the interest rate applicable to the Revolving Loans or Letter of Credit reimbursement obligations in which such participant is participating, or (D) except as otherwise expressly provided in this Credit Agreement, reduce any Fees payable hereunder.

      (h) Each Lender agrees that, without the prior written consent of the Borrower and the Agent, it will not make any assignment hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Revolving Loan, Revolving Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

      (i) In connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Borrower.

      11.7 Confidentiality. Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of the Borrower (other than to its employees, auditors, or counsel, or to another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information) any information with respect to the Borrower or any of its Subsidiaries, which is furnished pursuant to this Credit Agreement and which is designated by the Borrower to the Lenders in writing as confidential, provided, that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any Requirement of Law, and (e) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Revolving Notes or Commitment or any interest therein by such Lender.

      11.8 Indemnification. The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, the Syndication Agent, the Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against (a) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to
(i) this Credit Agreement or the transactions contemplated thereby,
(ii) the issuance of the Letters of Credit, (iii) the failure of the Issuing Bank to honor a drawing under any Letter of Credit, as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, (iv) any actual or proposed use by the Borrower of the proceeds of the Revolving Loans or
(v) the Agent's, the Syndication Agent's, the Issuing Bank's or the Lenders' entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (b) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred in connection with any remedial or other action taken by the Borrower or any of the Lenders in connection with compliance by the Borrower or any of the Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines. If and to the extent that the Obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such Obligations which is permissible under applicable law. The Borrower's Obligations hereunder shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their Obligations set forth in this Credit Agreement. In addition, the Borrower shall, upon demand, pay to the Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Agent or such Lender in (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith,
(ii) in collecting the Revolving Loans, (iii) in foreclosing or otherwise collecting upon the Collateral or any part thereof and (iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

      11.9 Entire Agreement; Successors and Assigns. This Credit Agreement and the other Credit Documents constitute the entire agreement among the Borrower, the Agent, the Syndication Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Borrower and the Lenders and their respective successors and permitted assigns.

      11.10 Amendments and Waivers. No amendment or waiver of any provision of this Credit Agreement, any part of Schedule
B or Schedule C, or any other Credit Document shall be effective unless in writing and signed by the Majority Lenders (or by the Agent on their behalf), except that:

      (a) the consent of the Required Lenders is required to (i) increase the advance rates for Eligible Accounts Receivable and Eligible Inventory above the levels in effect on the Effective Date, or (ii) amend or waive Sections 8.9, 8.12 or 8.20 or amend Section 9.1 (other than Section 9.1(a) to the extent covered by Section 11.10(b)(iii) below);

      (b) the consent of all the Lenders is required to (i) increase the Commitments, (ii) reduce the principal of, or interest on, the Revolving Notes, any Letter of Credit reimbursement obligations or any Fees hereunder (other than Fees that are exclusively for the account of the Agent or the Issuing Bank), (iii) postpone any date fixed for any payment in respect of principal of, or interest on, the Revolving Notes, any Letter of Credit reimbursement obligations or any Fees hereunder, (iv) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Majority Lenders to take any action hereunder, (v) amend or waive Sections 11.10(a) or 11.10(b), or change the definitions of Majority Lenders or Required Lenders or (vi) except as otherwise expressly provided in this Credit Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Borrower permitted under this Credit Agreement, release any Liens in favor of the Lenders on a material portion of the Collateral;

      (c) the consent of the Agent or the Issuing Bank, as the case may be, shall be required for any amendment, waiver or consent affecting the rights or duties of the Agent or the Issuing Bank under any Credit Document, in addition to the consent of the Lenders otherwise required by this section; and

      (d) the Agent may, without the consent of any of the Lenders, amend Schedule C as provided in the definition of "Qualified Account Debtors."

Notwithstanding any of the foregoing to the contrary, the consent of the Borrower shall not be required for any amendment, modification or waiver of the provisions of Article 10 (other than Section 10.9) or any amendment or modification of Schedule C pursuant to Section 11.10(d) above. The Borrower and the Lenders hereby authorize the Agent to modify (i) this Credit Agreement by unilaterally amending or supplementing Annex I to reflect assignments of the Commitments and (ii) any of the Collateral Documents by unilaterally amending or supplementing any of the schedules thereto to reflect any addition to, or change in the status of, any of the Collateral expressly permitted thereunder.

      11.11 Nonliability of Agent and Lenders. The relationship between the Borrower and the Lenders, the Agent and the Syndication Agent shall be solely that of borrower and lender. None of the Agent, the Syndication Agent or any Lender shall have any fiduciary responsibilities to the Borrower. None of the Agent, the Syndication Agent or any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower's business or operations.

      11.12 Independent Nature of Lenders' Rights. The amounts payable at any time hereunder to each Lender under such Lender's Revolving Note or Notes shall be a separate and independent debt.

      11.13 Counterparts. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

      11.14 Effectiveness. This Credit Agreement shall become effective on the date on which all of the parties hereto shall have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to Section 11.5 or, in the case of the Lenders, shall have given to the Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

      11.15 Severability. In case any provision in or obligation under this Credit Agreement or the Revolving Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

      11.16 Headings Descriptive. The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

      11.17 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrower, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to the Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance and Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the Borrower.
All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other Indebtedness of the Borrower to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such Indebtedness until payment in full so that the actual rate of interest on account of all such Indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such Indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrower, the Agent and the Lenders.

      11.18 Release of Headquarters Lease Assignment. Upon a sale of the Borrower's Headquarters for Net Cash Proceeds of no less than $6,000,000 (which proceeds shall be applied as provided in Section 8.9 hereof), the Agent shall release the Headquarters Lease Assignment. For the avoidance of doubt, for purposes of determining the amount of Net Cash Proceeds received by the Borrower from the sale of the Borrower's Headquarters, the Headquarters Lease Build-Out Expenditure shall not be deemed an expense incurred in connection with such sale.

      11.19 Existing Agreements Superseded. As set forth in Section 1.4 hereof, the 1996 Credit Agreement is superseded by this Credit Agreement, which has been executed in renewal, amendment, restatement and modification, but not in extinguishment of, the obligations under the 1996 Credit Agreement.

                    [SIGNATURE PAGES FOLLOW]










































IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                         BORROWER:

                         WICKES LUMBER COMPANY,
                           a Delaware corporation


                         By:
                                                       Title:



                         AGENT:

                         BT COMMERCIAL CORPORATION,
                          As Agent


                         By:
                                                       Vice President



                         SYNDICATION AGENT:

                         NATIONSBANK OF GEORGIA, N.A.
                          As Syndication Agent


                         By:
                                                       Title:



                         ISSUING BANK:

                         BANKERS TRUST COMPANY


                         By:
                                                       Title:



                         LENDERS:

                         BT COMMERCIAL CORPORATION


                         By:
                              Vice President

                                             NATIONSBANK OF GEORGIA, N.A.


                         By:
                              Title:


                         LASALLE NATIONAL BANK


                         By:
                              Title:


                         BANKAMERICA BUSINESS CREDIT, INC.


                         By:
                              Title:


                         THE FIRST NATIONAL BANK OF BOSTON


                         By:
                              Title:


                         BTM CAPITAL CORPORATION


                         By:
                              Title:


                         THE CIT GROUP/BUSINESS CREDIT, INC.


                         By:
                              Title:


                            ANNEX I

                 LENDERS AND COMMITMENT AMOUNTS



Name and Address of Lender                  Commitment
     BT COMMERCIAL CORPORATION                  $20,000,000.00
              Domestic Lending Office:

                         BT Commercial Corporation
                         14 Wall Street
                         New York, New York 10005

              Eurodollar Lending Office:

                         BT Commercial Corporation
                         14 Wall Street
                         New York, New York 10005

     Address for Notices:

                         BT Commercial Corporation
                         14 Wall Street
                         New York, New York 10005
                         Attn:  Bruce Addison
                         Telecopy No: (212) 618-2640




                          [CONTINUED]
                            ANNEX I

                 LENDERS AND COMMITMENT AMOUNTS



Name and Address of Lender                 Commitment
  LASALLE NATIONAL BANK                     $20,000,000.00
       Domestic Lending Office:

              LaSalle National Bank
              135 S. LaSalle Street
              Suite 509
              Chicago, IL 60603

       Eurodollar Lending Office:

              LaSalle National Bank
              135 S. LaSalle Street
              Suite 509
              Chicago, IL 60603

       Address for Notices:

              LaSalle National Bank
              135 S. LaSalle Street
              Suite 509
              Chicago, IL 60603
              Attn:  Chris Clifford
              Telecopy No.: (312) 904-6450






                          [CONTINUED]
                            ANNEX I

                 LENDERS AND COMMITMENT AMOUNTS



Name and Address of Lender                      Commitment
  THE CIT GROUP/BUSINESS CREDIT, INC.            $20,000,000.00
       Domestic Lending Office:

              The CIT Group/Business Credit, Inc.
              900 Ashwood Parkway
              Atlanta, GA 30338

       Eurodollar Lending Office:

              The CIT Group/Business Credit, Inc.
              900 Ashwood Parkway
              Atlanta, GA 30338

       Address for Notices:

              The CIT Group/Business Credit, Inc.
              900 Ashwood Parkway
              Atlanta, GA 30338
              Attn: Uri Tooch
              Telecopy No.: (770) 551-7899








                          [CONTINUED]

                            ANNEX I

                 LENDERS AND COMMITMENT AMOUNTS



Name and Address of Lender                    Commitment
  BANKAMERICA BUSINESS CREDIT, INC.            $20,000,000.00
       Domestic Lending Office:

              BankAmerica Business Credit, Inc.
              40 East 52nd Street
              Second Floor
              New York, New York  10022
       Eurodollar Lending Office:

              BankAmerica Business Credit, Inc.
              40 East 52nd Street
              Second Floor
              New York, New York  10022
       Address for Notices:

              BankAmerica Business Credit, Inc.
              44 East 52nd Street
              Second Floor
              New York, New York  10022
              Attn:  Patrick J. Wilson
              Telecopy No.:  (212) 836-5167




                          [CONTINUED]
                            ANNEX I

                 LENDERS AND COMMITMENT AMOUNTS



Name and Address of Lender                 Commitment
  THE FIRST NATIONAL BANK OF BOSTON         $20,000,000.00
       Domestic Lending Office:

              First National Bank of Boston
              100 Federal Street
              Boston, MA 02110

       Eurodollar Lending Office:

              First National Bank of Boston
              100 Federal Street
              Boston, MA 02110

       Address for Notices:

              First National Bank of Boston
              100 Federal Street
              Boston, MA 02110
              Attn:  Mark Forti
              Telecopy No.:  (617) 434-6241





                          [CONTINUED]

                            ANNEX I

                 LENDERS AND COMMITMENT AMOUNTS



Name and Address of Lender                 Commitment
  NATIONSBANK OF GEORGIA, N.A.              $20,000,000.00
       Domestic Lending Office:

              NationsBank of Georgia, N.A.
              P.O. Box 3406
              Atlanta, GA 30302
                    or
              600 Peachtree Street
              13th Floor
              Atlanta, GA 30308

       Eurodollar Lending Office:

              NationsBank of Georgia, N.A.
              P.O. Box 3406
              Atlanta, GA 30302
                    or
              600 Peachtree Street
              13th Floor
              Atlanta, GA 30308

       Address for Notices:

              NationsBank of Georgia, N.A.
              P.O. Box 3406
              Atlanta, GA 30302
                    or
              600 Peachtree Street
              13th Floor
              Atlanta, GA 30308
              Attn: Robert Walker
              Telecopy No.:   (404) 607-6437





                          [CONTINUED]

                            ANNEX I

                 LENDERS AND COMMITMENT AMOUNTS



Name and Address of Lender                 Commitment
  BTM CAPITAL CORPORATION                   $10,000,000.00
       Domestic Lending Office:

              BTM Capital Corporation
              311 S. Wacker Drive
              Suite 1575
              Chicago, IL  60606

       Eurodollar Lending Office:

              BTM Capital Corporation
              311 S. Wacker Drive
              Suite 1575
              Chicago, IL  60606

       Address for Notices:

              BTM Capital Corporation
              311 S. Wacker Drive
              Suite 1575
              Chicago, IL  60606
              Attn:  James Torkelson
              Telecopy No.:  (312) 554-7551



                     Total Commitments:   $130,000,000
                           EXHIBIT A

          FORM OF AMENDED AND RESTATED REVOLVING NOTE


$_____________

FOR VALUE RECEIVED, the undersigned, WICKES LUMBER COMPANY, a Delaware corporation ("Borrower"), promises to pay to the order of [Payee Lender] (the "Lender") at c/o BT COMMERCIAL CORPORATION, as Agent for the Lenders, 14 Wall Street, New York, New York 10005, in lawful money of the United States of America and in immediately available funds, the principal amount of _________ Million Dollars ($___________), or such lesser amount as may then constitute the unpaid aggregate principal amount of the Revolving Loans on the Expiration Date.

Borrower further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the dates and at the rate specified in Article 4 of the Credit Agreement (as defined below).

If any payment on this promissory note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This promissory note is one of the Revolving Notes referred to in the Second Amended and Restated Credit Agreement, dated as of April 8, 1997 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among Borrower, the Lender, certain other financial institutions parties thereto, Bankers Trust Company, as Issuing Bank, Nationsbank of Georgia, N.A., as syndication agent and BT Commercial Corporation, as agent ("Agent"), and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. This promissory note is issued, together with other Revolving Notes, to amend and restate without interruption or novation all indebtedness evidenced by certain notes under the 1996 Credit Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Credit Agreement. The Credit Agreement, among other things, provides [after giving effect to the Assignment and Assumption Agreement executed by the Lender and [name of assigning Lender] as of date hereof]/1 for the making of Revolving Loans by the Lender to Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement which have not been waived in accordance with the terms of the Credit Agreement, the Agent shall, upon the written, telecopied or telex request of the Majority Lenders, and by delivery of written notice to Borrower from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent, the Lender or any holder of this Note to enforce its claims against Borrower: (a) declare all Obligations due hereunder to be immediately due and payable (except with respect to any Event of Default set forth in Section 9.1(f) of the Credit Agreement, in which case all Obligations due hereunder shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Lender; (b) immediately terminate the Credit Agreement and the Commitments thereunder; and at all times thereafter, all loans and advances made by the Lender pursuant to the Credit Agreement shall be at the Lender's sole discretion, unless such Event of Default is waived.

This promissory note is secured by security agreements and other collateral documents [and re-evidences the indebtedness outstanding on the date hereof with respect to the Revolving Loans which indebtedness has been assigned to the Lender pursuant to Section 11.6 of the Credit Agreement]./2

Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS PROMISSORY NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.




                                 WICKES LUMBER COMPANY


                                 By:
                                 Title:

Attest:



                           EXHIBIT B

                 FORM OF COMPLIANCE CERTIFICATE


                    [Letterhead of Borrower]

                                       ____________________, 199_


BT Commercial Corporation, as Agent
14 Wall Street
New York, NY 10005


Ladies and Gentlemen:

      I hereby certify to you as follows:

      (a) I am the duly elected [Title] of Wickes Lumber Company, a Delaware corporation ("Borrower"). Capitalized but undefined terms used in this Certificate shall have the meanings assigned to them in the Second Amended and Restated Credit Agreement (the "Credit Agreement") dated as of April 8, 1997 among the Borrower, the financial institutions parties thereto, Bankers Trust Company, as Issuing Bank, Nationsbank of Georgia, N.A., as Syndication Agent, and you, as Agent.

      (b) I have reviewed the terms of the Credit Agreement, and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower during the immediately preceding [year/quarter/month].

      (c) The review described in paragraph (b) above did not disclose the existence during or at the end of such [year/quarter/month], and I have no knowledge of the existence as of the date hereof, of any condition or event which constitutes a Default or an Event of Default, except as set forth on Attachment 1 to this Certificate/3.

      I further certify that, based on the review described in paragraph (b) above, neither the Borrower nor any of the Subsidiaries at any time during or at the end of such [year/quarter/month], except as specifically described in Attachment 2 to this Certificate/4, did any of the following:

      (d) Changed its respective corporate name, or transacted business under any trade name, style, or fictitious name, other than those previously described to you and set forth in the Credit Agreement.

      (e) Changed the location of its chief executive office, or changed the location of or disposed of any of its assets (other than pursuant to the sale of inventory in the ordinary course of its business), or established any new asset locations.

      (f)   Changed its capital structure.

      (g) Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to the Borrower during or at the end of such [year/quarter/month] decreased the terms upon which it supplies goods to the Borrower.

      (h) Permitted or suffered to exist any Liens or encumbrances on any of its properties, whether real or personal, other than as specifically permitted in the Credit Agreement.

      (i) Received any notices of any kind from any federal, state or local agency, tribunal or other authority regulating or having responsibility for any environmental matters.

      (j) Became aware of, obtained knowledge of, or received notification of, any breach or violation of any material covenant contained in any instrument or agreement in respect of indebtedness for money borrowed by the Borrower or any of the Subsidiaries.

      THE FOREGOING CERTIFICATIONS are made and delivered this _________ day of _____________, 199_.


                                 Very truly yours,

                                 WICKES LUMBER COMPANY



                                 By:
                                 Title:
                           EXHIBIT C

               FORM OF BORROWING BASE CERTIFICATE

  OFFICER'S CERTIFICATE CERTIFYING BORROWING BASE CERTIFICATE

      I, _____________________, in my capacity as _________________ of
Wickes Lumber Company, a Delaware corporation (the "Borrower"), hereby certify in connection with the Second Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of April 8, 1997, among the Borrower, BT Commercial Corporation (the "Agent"), Nationsbank of Georgia, N.A., as syndication agent, the lenders party thereto and the Issuing Bank (as defined therein) that I am the duly elected ________________ of the Borrower and that the information and each calculation set forth in the attached Borrowing Base Certificate are, to the best of my knowledge, true, correct and complete (subject to year-end audit adjustments) as of the date hereof and are calculated in accordance with the Credit Agreement. Unless otherwise defined herein, all terms used herein shall have the meanings ascribed to them in the Credit Agreement.

Executed this      day of           WICKES LUMBER COMPANY

               , 199
                                    By:
                                       Title:
                           EXHIBIT D

              FORM OF COLLATERAL ACCESS AGREEMENT

                   BT COMMERCIAL CORPORATION
                         14 Wall Street
                   New York, New York  10005


To be delivered to the Landlord
signatory below

         Re:   Financing of Wickes Lumber Company


Ladies and Gentlemen:

      We have been asked by Wickes Lumber Company (the "Company") to act as agent for a syndicate of lenders under certain revolving credit facilities provided to the Company. The revolving credit facilities are secured by certain assets of the Company, including the Company's Inventory (as defined below). We understand that the Company leases certain real property (the "Facility") from you pursuant to a lease agreement (the "Agreement").

      In connection with loans made or to be made to the Company, the lenders will be lending, in part, against the value of the Company's inventory (the "Company's Inventory"), including that portion of the Company's Inventory now or in the future located at the Facility. Therefore, we will be making customary Uniform Commercial Code filings on behalf of the lenders with respect to the Company's Inventory located at the Facility. In addition, we request your acknowledgement, and cooperation, for preserving and enforcing the lenders' security interests. In order to expedite the consummation of the proposed credit facilities, we would appreciate your signing and returning the enclosed copy of this letter to us, care of the following address:

      Latham & Watkins
      885 Third Avenue
      Suite 1000
      New York, New York 10022
      Attention:  _______________
      Telephone:  _______________

      By signing and returning the enclosed copy of this letter you confirm and acknowledge the following matters to us:

      1. You will allow us, or our auditors or our other designees, reasonable access to the Facility in order to inspect the Company's Inventory and verify the amount. In addition, if we elect to remove the Company's
Inventory from the Facility ourselves, you will grant us access to the Facility at reasonable times to do so.

      2. In the event that the Company defaults in its obligations under the Agreement and/or you terminate the Agreement for any reason, including a default by the Company, you will notify us in writing of this fact prior to your retaking possession of the Facility and you will allow us to either
(i) undertake to cure any and all defaults under the Agreement and assume the Company's obligations under the Agreement, or (ii) enter the facility in order to remove the Company's Inventory, provided that we pay you reasonable rent relating to the storage of the Company's Inventory at the Facility for the period from when we enter the Facility until we remove the Company's Inventory from the Facility. In any case, you confirm and acknowledge to us that you do not have any claim to or lien upon any of the Company's Inventory.

      We would appreciate your confirming to us your agreement to the foregoing provisions of this letter by signing and returning to us the enclosed additional copy of this letter to the address shown above.
                [THIS SPACE INTENTIONALLY BLANK]
      Although the Company is not a party to this agreement, it has signed below to indicate its acknowledgment of and agreement to the provisions of this letter.

                     Very truly yours,

                     BT COMMERCIAL CORPORATION,
                     as Agent


                     By:
                        Name:
                        Title:

ACKNOWLEDGED AND AGREED:

[LANDLORD]


By:
   Name:
   Title:

Landlord Name:

Address:


ACKNOWLEDGED AND AGREED:

WICKES LUMBER COMPANY


By:
   Name:
   Title:
                           EXHIBIT E

                  FORM OF NOTICE OF BORROWING


                                            __________ ___, 199__


BT Commercial Corporation, as Agent
14 Wall Street - Level C
New York, New York  10005

Attention:  Bruce Addison

Ladies and Gentlemen:

      The undersigned, Wickes Lumber Company, a Delaware corporation ("Borrower"), refers to the Second Amended and Restated Credit Agreement, dated as of April 8, 1997, among Borrower, certain financial institutions parties thereto, Bankers Trust Company, as Issuing Bank, Nationsbank of Georgia, N.A., as syndication agent, and BT Commercial Corporation, as agent (the "Credit Agreement"). Capitalized terms used herein shall have the meanings given in the Credit Agreement.

      The Borrower hereby gives you irrevocable notice of its request for a borrowing under the Credit Agreement (the "Proposed Borrowing") as follows:


               (i) The requested date of the Proposed Borrowing is ____________, 199__.

               (ii) The Type of Loans comprising the Proposed Borrowing are:

                              Prime Rate Loans in the amount of
                  $________________.

                              Eurodollar Rate Loans in the amount of
                  $________________.

               (iii) The aggregate amount of the Proposed Borrowing is
            $______________.

               (iv) The account at which proceeds of the Proposed Borrowing are to be made available is as follows:


      The undersigned hereby certifies that, except as described in Attachment 1 hereto in connection with a Proposed Borrowing of Agent Advances under Section 2.2(b)(ii), the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

         (A) the representations and warranties contained in the Credit Agreement and in each other document executed in connection therewith are true and correct in all material respects before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

         (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default;

         (C) no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect;

         (D) all of the other conditions to the Proposed Borrowing set forth in Article 5 of the Credit Agreement have been fulfilled; and

         (E) the Proposed Borrowing satisfies all limitations set forth in the Credit Agreement (including, without limitation, availability under the Borrowing Base).

         If notice of this Proposed Borrowing has been given previously by telephone, this notice should be considered a written confirmation.

                              WICKES LUMBER COMPANY


                              By:
                                  Name:
                                  Title:

                           EXHIBIT F

                            FORM OF
              ASSIGNMENT AND ASSUMPTION AGREEMENT


      This ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment and Assumption") is to be effectuated by the completion and execution of the Assignment Execution Form attached hereto. A copy of the terms of the Assignment and Assumption does not need to be physically attached to the Assignment Execution Form, but rather these terms are incorporated therein by reference. Terms defined in the Assignment Execution Form (or in the Credit Agreement described therein) are used herein as therein defined.

      The Assignor and the Assignee agree as follows:

   1. Assignment; Effect of Certain Dates.

      For value received, without recourse, representation or warranty (except as expressly set forth herein) the Assignor sells and assigns to the Assignee, and the Assignee purchases and assumes from the Assignor, all of the Assignor's right, title and interest in and to, and all of the Assignor's obligations with respect to, the Assigned Share under the Credit Agreement. On the date the Agent has confirmed by telecopy to the Assignor that the Agent has received a fully completed Assignment Execution Form signed by the Assignor and the Assignee (the "Contract Date"), the obligations of the Assignor and the Assignee hereunder shall be irrevocable as between themselves unless and until a party whose consent hereto is required by the Credit Agreement (a "Required Party") gives written notice (as provided in this paragraph) to the Assignor that such Required Party's consent will not be given. Upon its receipt of a fully completed Assignment Execution Form signed by the Assignor and the Assignee, the Agent will send a copy of such Assignment Execution Form to each Required Party, and will request each Required Party either (i) to execute the Assignment Execution Form and redeliver it to the Agent or (ii) to notify the Agent in writing that it will not execute the Assignment Execution Form, in either case prior to 12:00 noon (New York City time) on the Business Day which is two Business Days prior to the Settlement Date (as defined in Section 9 hereof). Any Required Party which has not delivered to the Agent an executed Assignment Execution Form by such time will be deemed not to have consented to the Assignment Execution Form and this Assignment and Assumption will thereupon be null and void; in addition, the Agent will promptly notify the Assignor and the Assignee if it has received a notice from a Required Party that such Required Party's consent will not be given, and this Assignment and Assumption will thereafter be null and void. Once a Required Party has evidenced its consent by delivery to the Agent of its executed Assignment Execution Form, such consent may not be withdrawn, and upon execution and delivery by all Required Parties, it is irrevocably agreed that this Assignment and Assumption will become effective on the Settlement Date and the Agent will change its books and records to reflect this Assignment and Assumption. No (i) failure of any party to settle on the Settlement Date any amount owed hereunder,
(ii) dispute respecting settlement, or (iii) bankruptcy, insolvency or other condition whatsoever respecting any person shall in any way impair, reduce or otherwise affect the transfer of the Assigned Share to the Assignee, and the release of the Assignor, as contemplated by this Assignment and Assumption.

      2. Rights and Obligations of Assignee; Release of Assignor.

      From and after the Settlement Date, the Assignee shall be entitled to all rights, powers and privileges of, and shall perform all of the duties and obligations of, the Assignor under the Credit Agreement and all related documents, to the extent of the Assigned Share, including without limitation (i) the right to receive all payments in respect of the Assigned Share which are unpaid on the Settlement Date or become payable from and after the Settlement Date, whether on account of principal, interest, fees, indemnities, increased costs, additional amounts or otherwise, (ii) the right to vote and to instruct the Agent under the Credit Agreement to the extent of the Assigned Share, (iii) the right to set off and to appropriate and apply deposits of the Borrower (and any other obligor) as set forth in the Credit Agreement or any related document, (iv) the right to receive notices, requests, demands and other communications from the Agent, the Borrower and/or any other party required to give notices, requests, demands or other communications, (v) the obligation to fund all payments required to be made by a lender holding the Assigned Share [and (vi) the obligation to provide to the Agent any withholding tax forms and other information prescribed by the Internal Revenue Service of the United States certifying as to the Assignee's status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]/5 The Assignor will deliver to the Assignee any notice of borrowing received by the Assignor on or after the Contract Date but before the Settlement Date if the borrowing date specified in such notice is on or after the Settlement Date. From and after the Settlement Date, the Assignor shall be released from all duties and obligations under the Credit Agreement and all related documents to the extent of the Assigned Share.

   3. Representations and Warranties of Assignor.

      The Assignor (a) represents and warrants that it is the legal and beneficial owner of the Assigned Share, and that such Assigned Share is free and clear of any adverse claim; and (b) except for the representations and warranties in subclause (a) above and in Section 4 below, makes no representation or warranty and assumes no responsibility whatsoever regarding the assignment affected hereby, including, without limitation, with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto, or the financial condition of the Borrower, any guarantor or any other person, or the performance or observance by the Borrower or any guarantor or any other party of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

      4. Mutual Representations and Warranties.

      Each of the Assignor and the Assignee represents and warrants to the other party as of the Contract Date and the Settlement Date as follows:

               (a) it is duly organized and validly existing and has full power and authority, and has taken or will take all action necessary, to execute and deliver the Assignment Execution Form and to fulfill its obligations under, and to consummate the transactions contemplated by, this Assignment and Assumption;

               (b) the making and performance by it of this Assignment and Assumption do not and will not violate any law or regulation of the jurisdiction of its incorporation or any other law or regulation applicable to it; provided that neither party makes any representation or warranty respecting the Securities Act of 1933, as amended;

               (c) the Assignment Execution Form has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by (i) bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally and
            (ii) general equitable principles; and

               (d) all approvals, authorizations or other actions by, or filings with, any governmental authority, if any, necessary for the validity or enforceability of its obligations under this Assignment and Assumption have been obtained or taken, as the case may be.

   5. Representations and Warranties of Assignee.

               (a) The Assignee (i) confirms that it has received a copy of the Credit Agreement, any amendments or waivers thereto and other instruments or documents furnished pursuant thereto, and any related documents, which have in each case been requested by it, together with copies of any financial statements requested by it, and that it has, independently and without reliance on the Assignor, the Agent or any other lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption; (ii) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and any other instruments or documents furnished pursuant thereto, and any related documents;
            (iii) represents that it is eligible to become an assignee of the Assigned Share pursuant to the terms, if any, of the Credit Agreement which limit assignees to persons having specified characteristics or falling within certain classes; and
            (iv) appoints the Agent to act in the capacity set forth in the Credit Agreement.

               (b) If the Assignee is a person subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Assignee represents and warrants that the execution, delivery and performance of this Assignment and Assumption, and the purchase of the Assigned Share, will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), other than a prohibited transaction which is covered by a currently effective class exemption granted by the U.S. Department of Labor pursuant to Section 408(a) of ERISA and Section 4975(c)(2) of the Code.

      6. Single Net Payment.

      Unless the Assignor and Assignee agree otherwise, on the Settlement Date a single, net, final payment shall be made, which shall be in an amount mutually agreed upon by the Assignor and the Assignee, taking into account the then outstanding principal amount, if any, of the Assigned Share, any fees payable to or by the Assignee, and all accrued fees, interest and other amounts payable under the Credit Agreement or any related documents.

      7. Governing Law.

      THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

      8. Counterparts; Amendments; Binding Effect.

      The Assignment Execution Form may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. The terms hereof may not be amended or modified except in a writing executed by the Assignor, the Assignee and, in the case of any change other than a change in the Settlement Date, all Required Parties. Any change in the Settlement Date to an earlier date than that specified on the Assignment Execution Form shall require the consent of the Agent and any Required Party which has not previously consented to the Assignment Execution Form. The terms hereof shall bind and inure to the benefit of and be enforceable by the parties executing (or deemed to have consented to) the Assignment Execution Form and their respective successors and permitted assigns.

   9. Schedule of Dates.

      Unless otherwise agreed to by the parties and specified on the Assignment Execution Form, the following schedule will apply, as appropriate:

                      Consent of Borrower
                      and/or Other Parties   Consent of Agent
                           Required           Only Required

   Contract Date      Date Agent            Date Agent
                      acknowledges receipt  acknowledges receipt
                      (by facsimile         (by facsimile
                      transmission) of      transmission) of
                      executed Assignment   executed Assignment
                      Execution Form by     Execution Form by
                      both Assignor and     both Assignor and
                      Assignee              Assignee

   Settlement Date    5 Business Days       3 Business Days
                      after Contract Date   after Contract Date

The Settlement Date specified in the Assignment Execution Form may not be earlier than the Settlement Date set forth in the Schedule above unless the Required Parties and the Agent consent in writing to such earlier date.

         10.   Waiver of Jury Trial.

      THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ASSIGNMENT AND ASSUMPTION, OR THE ACTIONS OF EITHER OF THEM IN THE PERFORMANCE OR ENFORCEMENT THEREOF.

   11.   Effectiveness of Notices.

      Notices required to be given and other documents required to be delivered pursuant to the terms hereof shall be deemed given or delivered when actually received unless sent by facsimile transmission, in which case such notice or other document shall be deemed given or delivered when sent (as established by sender's facsimile transmission machine print-out or similar mechanical record).

              [ASSIGNMENT EXECUTION FORM FOLLOWS]
                   ASSIGNMENT EXECUTION FORM

      This Assignment Execution Form incorporates by reference all of the terms and conditions of the Assignment and Assumption Agreement which is attached as an Exhibit to the Credit Agreement described below. By executing this Assignment Execution Form, and pursuant to the terms of such Assignment and Assumption Agreement, the Assignor sells and assigns to the Assignee, and the Assignee purchases and assumes from the Assignor, in each case without recourse, representation or warranty (except as set forth in the Assignment and Assumption Agreement), all of the Assignor's right, title and interest in and to, and all of the Assignor's obligations with respect to, the Assigned Share (as calculated herein), and the Assignor is released from such obligations. The terms of the Assignment and Assumption Agreement do not need to be physically attached to this Assignment Execution Form.

   1. Credit Agreement:

      Title:
      Date:
      Name of Borrower(s):
      Name of Agent:
         (If more than one Agent, use name of Administrative Agent.)

   2. Name of Assignor:



   3. Name of Assignee:



   4. Contract Date:  __________, 199__.  ____________ Agent's Confirmation
of Receipt.
         (The Agent must enter the date of delivery to it of this Assignment Execution Form, executed by Assignor and Assignee, and MUST INITIAL AND RETURN A COPY OF THIS PAGE TO ASSIGNOR.)

   5. Settlement Date:  __________, 199__.
         (Select the date payment is to be made; unless a different date is written here, the Settlement Date will be 3 Business Days (5 Business Days if Borrower and/or other parties' consent is required) after the Contract Date.) The Settlement Date may not be earlier than the date specified in the preceding sentence unless the Required Parties and the Agent consent in writing to such earlier date.)





      6. Assigned Share:

a. Total Credit
Agreement
Commitment for
All Lenders as of
Contract Date
                                               $

b. Assigned Share
   (9 decimal
places)                                                        %

c. Amount of
Assigned Share of
Total Commitments
   (a ' b = c)
                                               $

d. Total Credit
Agreement Amounts
Outstanding for
All Lenders as of
Contract Date
                                               $

e. Outstanding
Amount of
Assigned
Revolving Loans                                $
   (d ' b = e)

      8. Sales Price of Assigned Share: See Schedule I (Schedule I may be omitted when form is sent to the Agent and the Required Parties.)

Consent to/Acknowledged by
as of _______________, 19__:       NAME OF ASSIGNOR


BT COMMERCIAL CORPORATION          By:
as Agent                            Name:
                                    Title:

                                   Address for Notices:
By:
Name:
Title:
                                   Telephone No:
Address for Notices:               Fax No:
14 Wall Street
New York, New York  10005          Payment Instructions:
Attention:

Telephone No:  (212) ________
Fax No:  (212) ________




Consent to/Acknowledged by
as of _______________, 19__:       NAME OF ASSIGNEE


WICKES LUMBER COMPANY,             By:
as Borrower                         Name:
                                    Title:

                                   Address for Notices:

By:
Name:
Title:                             Telephone No:
                                   Fax No:
Address for Notices:
706 N. Deerpath Drive              Lending Office:
Vernon Hills, Illinois  60061
Telephone No:  (708) 367-3400
Fax No:  (708) 367-3750


                                   Payment Instructions:




                           Schedule I
                     Attached to Assignment
                    Execution Form executed
            by _______________________, as Assignor
            and _______________________, as Assignee


Principal Amount to be paid for Assigned Share   $_______________

Portion of Interest to be retained by Assignor        _____ of 1%
                                                        per annum

Portion of _______________ Fee to be retained
by Assignor                                           _____ of 1%
                                                        per annum

Upfront Fee to be paid to Assignee               $_______________

Recordation Fee to be paid by Assignee           $_______________


Any portion of interest or fees retained by the Assignor will be payable by the Assignee to the Assignor on the day on which the applicable interest and fees are paid under the Credit Agreement. The Assignee shall not be relieved of its obligation to pay such amounts if the Assignee transfers the Assigned Share to another party unless the Assignor executes an agreement specifically releasing the Assignee from its obligations hereunder.
                           EXHIBIT G

                 FORM OF NOTICE OF CONTINUATION



                                            __________ ___, 199__


BT Commercial Corporation, as Agent
14 Wall Street - Level C
New York, New York  10005

Attention:

Ladies and Gentlemen:

      The undersigned, Wickes Lumber Company, a Delaware corporation ("Borrower"), refers to the Second Amended and Restated Credit Agreement, dated as of April 8, 1997, among Borrower, certain financial institutions parties thereto, Bankers Trust Company, as Issuing Bank, Nationsbank of Georgia, N.A., as syndication agent, and BT Commercial Corporation, as agent (the "Credit Agreement"). Capitalized terms used herein shall have the meanings given in the Credit Agreement.

      The Borrower hereby gives you irrevocable notice that it requests a Continuation of Eurodollar Rate Loans under the Credit Agreement (the "Proposed Continuation") as follows:

      (i) The amount of Eurodollar Rate Loans, the last day of each current Interest Period and proposed new Interest Period for each Eurodollar Rate Loan covered by this request are as follows:


                       Date of Proposed              Proposed New
Amount of Loan            Conversion                Interest Period
--------------         ----------------             ---------------






      (ii) The aggregate amount of Eurodollar Rate Loans subject to such Continuation is $_________________.


      The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed
Continuation:

      (A) the representations and warranties contained in the Credit Agreement and in each other document executed in connection therewith are true and correct in all material respects before and after giving effect to the Proposed Continuation, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

      (B) no event has occurred and is continuing, or would result from such Proposed Continuation, which constitutes a Default or an Event of Default;

      (C) no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect; and

      (D) the Proposed Continuation satisfies all conditions and limitations set forth in the Credit Agreement (including, without limitation, availability under the Borrowing Base).


      If notice of this Proposed Continuation has been given previously by telephone, then this notice should be considered a written confirmation.


                        WICKES LUMBER COMPANY



                        By:
                            Name:
                            Title:

                           EXHIBIT H

                  FORM OF NOTICE OF CONVERSION



                                            __________ ___, 199__


BT Commercial Corporation, as Agent
14 Wall Street - Level C
New York, New York  10005

Attention:

Ladies and Gentlemen:

      The undersigned, Wickes Lumber Company, a Delaware corporation ("Borrower"), refers to the Second Amended and Restated Credit Agreement, dated as of April 8, 1997, among Borrower, certain financial institutions parties thereto, Bankers Trust Company, as Issuing Bank, Nationsbank of Georgia, N.A., as syndication agent, and BT Commercial Corporation, as agent (the "Credit Agreement"). Capitalized terms used herein shall have the meanings given such terms in the Credit Agreement.

      The Borrower hereby gives you irrevocable notice that it requests a Conversion of Revolving Loans of one Type into Revolving Loans of another Type under the Credit Agreement (a "Proposed Conversion") as follows:


Conversion of Eurodollar Rate Loans to Prime Rate Loans

   The amount of Revolving Loans and the last day of the current Interest Period for Eurodollar Rate Loans for which Borrower requests Conversion to Prime Rate Loans are as follows:

Amount of Loan             End of Current Interest Period




Conversion of Prime Rate Loans to Eurodollar Rate Loans

   The amount of Revolving Loans, the date of the Proposed Conversion, and the proposed Interest Period for each Prime Rate Loan for which the Borrower requests Conversion to a Eurodollar Rate Loan are as follows:

                        Date of Proposed        Proposed New
Amount of Loan             Conversion         Interest Period
--------------          ----------------      ---------------



      The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed
Borrowing:

      (A) the representations and warranties contained in the Credit Agreement and in each other document executed in connection therewith are true and correct in all material respects before and after giving effect to the Proposed Conversion, as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

      (B) no event has occurred and is continuing, or would result from such Proposed Conversion, which constitutes a Default or an Event of Default; and

      (C) no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect;

      (D) the Proposed Conversion satisfies all conditions and limitations set forth in the Credit Agreement.

      If notice of this Proposed Conversion has been given previously by telephone, then this notice should be considered a written confirmation.

                        WICKES LUMBER COMPANY



                        By:
                            Name:
                            Title:

                           EXHIBIT I

                     FORM OF BAILEE NOTICE

                      __________ __, 199_

[name of bailee]
[address]

RE;  Notification of Security Interest in Bailed Goods

Dear ____________:

      This notice is made with reference to bailed goods in your possession subject to a bill of lading between __________________ and _________________ dated _______________ and covering the following goods:
_________________________________________________________ (the
"Agreement").  A copy of the Agreement is attached hereto.

      Please be advised that a security interest in the goods covered by the Agreement was granted by the undersigned to BT Commercial Corporation, as agent, 14 Wall Street, New York, New York 10005, as secured party, who now enjoys a security interest in these goods and all the rights, remedies, and obligations of a secured party.

      Notification is hereby given pursuant to Section 9-304(3) of the Uniform Commercial Code of the above-named party's security interest in these goods, and, in accordance with Section 9-305 of the Uniform Commercial Code, you are to hold these goods for the benefit of the named secured party, who shall henceforth be deemed to be in possession and control of these goods which may not be released {except on the direction and consent of the above-named secured party [with respect to deliveries of goods in a jurisdiction in which the above-named secured party does not have a perfected security interest in such goods by virtue of the filing of a financing statement in such jurisdiction]} {upon delivery of the goods to the undersigned as provided in the Agreement [with respect to deliveries of goods in a jurisdiction in which the above-named secured party has a perfected security interest in such goods by virtue of the filing of a financing statement in such jurisdiction]}.
      All charges and expenses incident to the transport, storage and care of these goods remain in full force and effect and continue to be the obligation of the undersigned. They will continue to be paid in a timely manner as provided in the Agreement.

               Sincerely,

               WICKES LUMBER COMPANY


               By:
               Title:
                                    Address: 706 N. Deerpath Drive
                                          Vernon Hills, Illinois 60661
                           SCHEDULE C


                       Qualified Builders
                                                     SCHEDULE 8.9

         Permitted Real Estate and Related Asset Sales
_______________________________
1. To be used for replacement Revolving Notes.

2. To be used for replacement Revolving Notes.

3. Attachment 1 must describe in detail the nature of the condition or event, the period during which it has existed and the action the Borrower proposes to take or has taken with respect thereto.

4. Attachment 2 must describe in detail the exceptions, if any, to the statements contained in paragraphs (d) through (j) of the Certificate.

5. If the Assignee is organized under the laws of a jurisdiction outside the United States.